Cypress Environmental Partners, L.P. 10-Q

EXHIBIT 10.1

Strictly Private and Confidential

EXECUTION VERSION

Amendment No. 2 to Credit Agreement

AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of August 13, 2021 (this “Amendment”), to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as amended by that certain Amendment No. 1 to Credit Agreement dated as of March 2, 2021, and as otherwise amended, restated, supplemented, and modified from time to time, the “Credit Agreement”) among CYPRESS ENVIRONMENTAL PARTNERS, L.P., a limited partnership organized under the Laws of the State of Delaware (the “Borrowers’ Agent”), TULSA INSPECTION RESOURCES – CANADA ULC (the “Canadian Borrower”) and together with the Borrowers’ Agent and each Additional Borrower (each a “Borrower” and collectively, the “Borrowers”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”) as collateral agent (together with any successor collateral agent appointed pursuant to Section 10.9 in such capacity the “Collateral Agent”) and as Lender, Issuing Bank, Swing Line Lender (all as defined below), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”), and the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (the “Lenders”).

RECITALS

WHEREAS, the Borrowers have requested certain amendments to the Credit Agreement; and

WHEREAS, the Lenders have agreed to amend the Credit Agreement solely upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.            Defined Terms. Unless otherwise noted herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to them in the Credit Agreement.

2.            Amendments to the Credit Agreement. The Credit Agreement is hereby amended to incorporate the changes indicated in the marked copy of the Credit Agreement attached hereto as Exhibit A, with the text that is double-underlined being added where indicated and the text that is stricken through being deleted where indicated.

3.            Effectiveness of Amendments. This Amendment shall become effective upon the first date written above (the “Amendment Date”) on which each of the following conditions has been satisfied:

(a)            Amendment. The Collateral Agent shall have received this Amendment executed and delivered by a duly authorized officer of each Loan Party party hereto and duly executed counterparts to this Amendment from each Lender party hereto.

(b)            Fees and Expenses. The Loan Parties shall pay to the Administrative Agent for the benefit of the Lenders all upfront and other agreed fees related to the amendment and all other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties under the Credit Agreement.

(c)            Other Documents. The Financing Party shall have received any other documents and certificates reasonably requested by it or its counsel in connection with this Amendment.

4.            Representations and Warranties; No Default. To induce the Lenders to enter into this Amendment, each Loan Party that is a party hereto (by delivery of its respective counterpart to this Amendment) hereby (i) represents and warrants to the Administrative Agent, the Collateral Agent, and the Lenders that after giving effect to this Amendment, its representations and warranties contained in the Credit Agreement and other Loan Documents are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); (ii) represents and warrants to the Administrative Agent, the Collateral Agent, and the Lenders that it (x) has the requisite power and authority to make, deliver and perform this Amendment; (y) has taken all necessary corporate, limited liability company, limited partnership or other action to authorize its execution, delivery and performance of this Amendment and (z) has duly executed and delivered this Amendment, and (iii) certifies that no Default or Event of Default has occurred and is continuing under the Credit Agreement (after giving effect to this Amendment) or will result from the making of this Amendment.

5.            Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose, except as expressly set forth herein, or a consent to any further or future action on the part of any Loan Party that would require the waiver or consent of the Lenders. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

6.            GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK.

7.            Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart hereof by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

8.            Headings. Section or other headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

9.            Guarantor Acknowledgement. Each Guarantor party hereto hereby (i) consents to the modifications of the Credit Agreement contemplated by this Amendment and (ii) acknowledges and agrees that its guaranty pursuant the Guaranty is, and shall remain, in full force and effect after giving effect to this Amendment.

10.              Lender Acknowledgement. Each undersigned Lender, by its signature hereto, hereby authorizes and directs DBTCA, in its capacity as Administrative Agent, and DBNY, in its capacity as Collateral Agent, to execute this Amendment.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

CYPRESS ENVIRONMENTAL PARTNERS, L.P., as Borrowers’ Agent and as a Borrower

By:	Cypress Environmental Partners GP, LLC, its general partner

By:	/s/ Jeffrey Herbers
Name: Jeffrey Herbers
Title: Vice President and Chief Financial Officer

TULSA INSPECTION RESOURCES – CANADA ULC, as the Canadian Borrower

By:	Tulsa Inspection Resources, LLC, its sole member
By:	Cypress Environmental Partners GP, LLC, its sole member

By:	/s/ Jeffrey Herbers
Name: Jeffrey Herbers
Title: Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to A&R Credit Agreement - Cypress]

GUARANTORS:

CYPRESS BROWN INTEGRITY, LLC
TULSA INSPECTION RESOURCES, LLC

By:	Cypress Environmental Partners, LLC,
its manager

By:	/s/ Jeffrey Herbers
Name: Jeffrey Herbers
Title: Vice President and Chief Financial Officer

CYPRESS ENERGY PARTNERS – BAKKEN, LLC
CYPRESS ENERGY PARTNERS – MORK SWD, LLC
CYPRESS ENERGY PARTNERS – MOUNTRAIL SWD, LLC
CYPRESS ENERGY PARTNERS – WILLIAMS SWD, LLC
CYPRESS ENERGY PARTNERS – 1804 SWD, LLC
CYPRESS ENERGY PARTNERS – GRASSY BUTTE SWD, LLC
CYPRESS ENERGY PARTNERS – GREEN RIVER SWD, LLC
CYPRESS ENERGY PARTNERS – MANNING SWD, LLC
CYPRESS ENERGY PARTNERS – TIOGA SWD, LLC

By:	Cypress Environmental Services, LLC,
its sole member
By:	Cypress Environmental Partners, LLC,
its sole member

By:	/s/ Jeffrey Herbers
Name: Jeffrey Herbers
Title: Vice President and Chief Financial Officer

CYPRESS ENVIRONMENTAL SERVICES, LLC

By:	Cypress Environmental Partners, LLC,
its sole member

By:	/s/ Jeffrey Herbers
Name: Jeffrey Herbers
Title: Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to A&R Credit Agreement - Cypress]

CYPRESS ENVIRONMENTAL PARTNERS, LLC

By:	Cypress Environmental Partners, LP,
its sole member

By:	/s/ Jeffrey Herbers
Name: Jeffrey Herbers
Title: Vice President and Chief Financial Officer

TULSA INSPECTION RESOURCES – PUC, LLC
By:	Tulsa Inspection Resources, LLC,
its sole member
By:	Cypress Environmental Partners, LLC,
its manager

By:	/s/ Jeffrey Herbers
Name: Jeffrey Herbers
Title: Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to A&R Credit Agreement - Cypress]

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Lender, Swing Line Lender, Issuing Bank, and Collateral Agent

By:	/s/ Laureline de Lichana
Name: Laureline de Lichana
Title: Director

By:	/s/ Tenzing Gurung
Name: Tenzing Gurung
Title: Analyst

[Signature Page to Amendment No. 2 to A&R Credit Agreement - Cypress]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Laureline de Lichana
Name: Laureline de Lichana
Title: Director

By:	/s/ Maryam Kouhgoli
Name: Maryam Kouhgoli
Title: Director

[Signature Page to Amendment No. 2 to A&R Credit Agreement - Cypress]

MABREY BANK,
as a Lender

By:	/s/ C.T. Young
Name: C.T. Young
Title: Senior Vice President

[Signature Page to Amendment No. 2 to A&R Credit Agreement - Cypress]

FIRST OKLAHOMA BANK,
as a Lender

By:	/s/ Peter K. Dickinson
Name: Peter K. Dickinson
Title: Executive Vice President – Senior Lender

[Signature Page to Amendment No. 2 to A&R Credit Agreement - Cypress]

VAST BANK, N.A., d/b/a Valley National Bank,
as a Lender

By:	/s/ Allen Hoerman
Name: Allen Hoerman
Title: Senior Vice President

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 29, 2018

by and among

CYPRESS ENVIRONMENTAL PARTNERS, L.P.,

as Borrowers’ Agent and a Borrower,

TULSA INSPECTION RESOURCES – CANADA ULC,
as the Canadian Borrower,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Lender, Issuing Bank, Swing Line Lender,
and Collateral Agent,

THE OTHER LENDERS PARTY HERETO AND
EACH ADDITIONAL LENDER THAT BECOMES
A SIGNATORY HERETO FROM TIME TO TIME,
as Lenders,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Lead Arranger and Bookrunner

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms.	1
1.2	Other Definitional Provisions.	35
1.3	Rounding.	35
1.4	Borrowers’ Agent.	35

SECTION 2.	AMOUNT AND TERMS OF THE LOANS and commitmentS	36

2.1	Revolving Facility Loans.	36
2.2	Swing Line Loans.	36
2.3	[Reserved].	37
2.4	Procedure for Borrowing Loans.	37
2.5	Refunding of Swing Line Loans	38
2.6	Commitment Fees.	39

SECTION 3.	LETTERS OF CREDIt	39

3.1	Letters of Credit.	39
3.2	Procedure for the Issuance and Amendments of Letters of Credit.	39
3.3	General Terms of Letters of Credit.	41
3.4	Fees, Commissions and Other Charges.	42
3.5	L/C Participations.	43
3.6	Reimbursement Obligations of the Borrowers.	44
3.7	Obligations Absolute.	45
3.8	Role of the Issuing Lenders.	46
3.9	Letter of Credit Request.	46
3.10	Existing Letters of Credit.	47

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT	47

4.1	Termination or Reduction of Commitments.	47
4.2	Interest Rates and Payment Dates.	47
4.3	Conversion and Continuation Options.	48
4.4	Minimum Amounts of Tranches; Maximum Number of Tranches.	48
4.5	Repayment of Loans; Evidence of Debt.	48
4.6	Optional Prepayments.	49
4.7	Mandatory Prepayments.	50
4.8	Computation of Interest and Fees.	51
4.9	Pro Rata Treatment and Payments.	51
4.10	Requirements of Law.	52
4.11	Taxes.	54
4.12	Lending Offices.	57

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4.13	Credit Utilization Reporting.	57
4.14	Indemnity.	58
4.15	Benchmark Transition.	58
4.16	Illegality.	60
4.17	Replacement of Lenders.	60
4.18	Defaulting Lender.	61

SECTION 5.	REPRESENTATIONS AND WARRANTIES	63

5.1	Financial Condition.	63
5.2	No Change.	63
5.3	Existence; Compliance with Law.	63
5.4	Power; Authorization; Enforceable Obligations.	63
5.5	No Legal Bar.	64
5.6	No Material Litigation.	64
5.7	No Default.	64
5.8	Ownership of Property; Liens.	64
5.9	Intellectual Property.	64
5.10	No Burdensome Restrictions.	65
5.11	Taxes.	65
5.12	Federal Regulations.	65
5.13	ERISA.	65
5.14	Investment Company Act; Other Regulations.	66
5.15	Subsidiaries.	66
5.16	Security Documents.	66
5.17	Accuracy and Completeness of Information.	66
5.18	Labor Relations.	67
5.19	Insurance.	67
5.20	Solvency.	67
5.21	Use of Letters of Credit and Proceeds of Loans.	67
5.22	Environmental Matters.	68
5.23	Foreign Corrupt Practices Act.	69
5.24	Sanctions Laws.	69
5.25	EEA Financial Institutions.	69

SECTION 6.	CONDITIONS PRECEDENT	69

6.1	Conditions Precedent to Restatement Effective Date.	69
6.2	Conditions to Each Credit Extension.	72

SECTION 7.	AFFIRMATIVE COVENANTS	73

7.1	Financial Statements.	74
7.2	Certificates; Other Information.	75
7.3	Payment of Obligations.	76
7.4	Conduct of Business and Maintenance of Existence.	76
7.5	Maintenance of Property; Insurance.	77
7.6	Inspection of Property; Books and Records; Discussions.	77
7.7	Notices.	77
7.8	Environmental Laws.	78

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7.9	[Reserved].	78
7.10	Collections of Accounts Receivable.	78
7.11	Taxes.	79
7.12	Additional Collateral; Further Actions.	79
7.13	Use of Proceeds.	81
7.14	Cash Management.	81
7.15	Hedging Strategy; Net Open Positions.	81

SECTION 8.	NEGATIVE COVENANTS	81

8.1	Financial Condition Covenants.	81
8.2	Limitation on Indebtedness.	82
8.3	Limitation on Liens.	83
8.4	Limitation on Fundamental Changes.	85
8.5	Restricted Payments.	85
8.6	Limitation on Dispositions.	86
8.7	Limitation on Investments, Loans and Advances.	87
8.8	Limitation on Transactions with Affiliates.	87
8.9	Accounting Changes.	88
8.10	Limitation on Negative Pledge Clauses.	88
8.11	Limitation on Lines of Business.	88
8.12	Governing Documents.	88
8.13	Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person.	88

SECTION 9.	EVENTS OF DEFAULT	89

9.1	Events of Default.	89

SECTION 10.	THE AGENTs	91

10.1	Appointment.	91
10.2	Delegation of Duties.	92
10.3	Exculpatory Provisions.	92
10.4	Reliance by Agents.	92
10.5	Notice of Default.	93
10.6	Non-Reliance on Agents and Other Lenders.	93
10.7	Indemnification.	93
10.8	Agents in Their Individual Capacity.	94
10.9	Successor Agents.	94
10.10	Collateral Matters.	95
10.11	Force Majeure.	95

SECTION 11.	MISCELLANEOUS	95

11.1	Amendments and Waivers.	95
11.2	Notices.	96
11.3	No Waiver; Cumulative Remedies.	98
11.4	Survival of Representations and Warranties.	98

 -iii-

11.5	Release of Collateral and Guarantee Obligations.	98
11.6	Payment of Costs and Expenses.	99
11.7	Successors and Assigns; Participations and Assignments.	100
11.8	Adjustments; Set-off.	103
11.9	Counterparts.	103
11.10	Severability.	104
11.11	Integration.	104
11.12	Governing Law.	104
11.13	Submission to Jurisdiction.	104
11.14	Acknowledgements.	104
11.15	Waivers of Jury Trial.	105
11.16	Confidentiality.	105
11.17	Specified Laws.	106
11.18	Additional Borrowers.	106
11.19	Joint and Several Liability.	107
11.20	Contribution and Indemnification among the Borrowers.	108
11.21	Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization.	108
11.22	Limitation on Obligations of Borrower Parties.	109
11.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	110
11.24	Effect of Amendment and Restatement.	110

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SCHEDULES

Schedule 1.0	Lenders, Commitments, and Applicable Lending Offices
Schedule 1.0(A)	Departing Lenders
Schedule 1.1(A)	[Reserved]
Schedule 1.1(B)	Cash Management Banks
Schedule 1.1(C)	[Reserved]
Schedule 1.1(D)	Existing Letters of Credit
Schedule 1.1(E)	Mortgaged Property
Schedule 2.2(A)	Wire Instructions for Loans

Schedule 5.4	Consents and Authorizations
Schedule 5.9	Intellectual Property
Schedule 5.15	Subsidiaries
Schedule 5.16	Filing Jurisdictions
Schedule 5.22	Environmental Matters
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.7	Investments
Schedule 8.8	Transactions with Affiliates

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Guarantee Agreement
Exhibit D	Forms of Section 4.11 Certificate
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	[Reserved]
Exhibit H	Form of Opinion of Latham & Watkins
Exhibit I	Cash Collateral Documentation
Exhibit J	[Reserved]
Exhibit K	Form of Compliance Certificate
Exhibit L	[Reserved]
Exhibit M	Form of Perfection Certificate
Exhibit N	Form of Borrower’s Certificate
Exhibit O	Hedging Agreement Qualification Notification
Exhibit P	Form of Additional Borrower Joinder

ANNEXES

Annex I-A	Form of Borrowing Notice
Annex I-B	Form of Letter of Credit Request
Annex II	Form of Continuation/Conversion Notice
Annex III	Form of Notice of Prepayment

 -v-

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 29, 2018, among CYPRESS ENVIRONMENTAL PARTNERS, L.P., a limited partnership organized under the Laws of the State of Delaware (the “Borrowers’ Agent”), TULSA INSPECTION RESOURCES – CANADA ULC (the “Canadian Borrower”) and together with the Borrowers’ Agent and each Additional Borrower (each a “Borrower” and collectively, the “Borrowers”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”) as collateral agent (together with any successor collateral agent appointed pursuant to Section 10.9, in such capacity the “Collateral Agent”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (together with any successor administrative agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”) and as Lender, Issuing Bank, Swing Line Lender (all as defined below), and the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders (the “Lenders”).

RECITALS

WHEREAS, the Borrowers have heretofore entered into that certain Credit Agreement dated as of December 24, 2013 (as amended by Amendment No. 1 dated as of October 21, 2014, Amendment No. 2 dated as of May 4, 2015, and as otherwise amended, supplemented and modified from time to time prior to the Restatement Effective Date, the “Existing Credit Agreement”), by and among the Borrowers, certain affiliates of the Borrowers, the lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and the Collateral Agent;

WHEREAS, the Borrowers have requested that (i) the Existing Credit Agreement be amended and restated in its entirety, (ii) the Lenders extend credit in the form of the Loans to finance the mutual and collective business enterprise of the Borrowers and their Subsidiaries on the terms and conditions set forth herein, and (iii) the Issuing Banks issue Letters of Credit on the terms and conditions set forth herein; and

WHEREAS, the Lenders are willing to make advances and issue or participate in Letters of Credit, in each case, on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.	DEFINITIONS

1.1              Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Account Control Agreements”: with respect to any Deposit Account, Commodity Account or Securities Account of a Loan Party, an account control agreement in form and substance reasonably acceptable to the applicable Loan Party and the Collateral Agent.

“Account Debtor”: a Person who is obligated to a Loan Party under an Account Receivable of a Loan Party.

“Account Receivable”: an Account or Payment Intangible of a Loan Party.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Additional Borrower”: as defined in Section 11.18.

“Additional Indebtedness Incurrence Date”: the first date to occur after the Restatement Effective Date on which the Specified Permitted Debt Maximum is met.

“Administrative Agent”: as defined in the introductory paragraph of this Agreement.

“Advisor Services”: means the scope of services determined by the Administrative Agent from time to time in consultation with the Financial Advisor, which services shall include, without limitation: (i) the evaluation of the operations and business strategy of the Loan Parties, (ii) the review, assessment, and ongoing monitoring of the Loan Parties’ current financial condition, business plan, budgets, cash flow forecasts (including the 13-Week Forecasts), liquidity forecasts and other projections as well as the capital structure and debt capacity of the Loan Parties, (iii) assisting the Loan Parties and lending group with the evaluation and negotiation of potential amendments, waivers, and/or forbearance agreements related to the Credit Agreement, (iv) the review, analyzing and monitoring the sale or transfer of all or any portion of the assets of the Loan Parties, and (v) providing the Loan Parties and the lending group with periodic reports on progress, including summaries of observations and recommendations and performance of such other services as requested by the Loan Parties and the Administrative Agent (on behalf of the Lenders).

“Affiliate”: as to any Person, any other Person (other than a Subsidiary), which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 10.3.

“Agents”: the Administrative Agent and the Collateral Agent, and “Agent” means each of them, as the context requires.

“Agreement”: this Credit Agreement.

“Annual Budget”: a consolidated budget of the Loan Parties with respect to a Fiscal Year of the Loan Parties prepared by the Borrowers, which includes (i) a projected consolidated cash flow statement and profit and loss account of financial position of the Loan Parties as of the end of such Fiscal Year, and (ii) a summary of material underlying assumptions applicable to such projections.

“Applicable Commitment Fee Rate”: on any date with respect to any commitment fee, the rate per annum equal to 0.50%.

“Applicable L/C Fee Rate”: on any date with respect to any Letter of Credit, a rate per annum equal to the Applicable Margin then in effect for Letters of Credit as set forth in the definition of “Applicable Margin.”

“Applicable Lending Office”: for each Lender and for each Type of Loan, and/or participation in any Reimbursement Obligation, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto) for such Type of Loan and/or participation in any Reimbursement Obligation (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans and/or participation in any Reimbursement Obligation of such Type are to be made and maintained.

“Applicable Margin”: on any day with respect to each Revolving Facility Loan or Swing Line Loan, the rate per annum set forth in the table below for such Type of Loan opposite the applicable Leverage Ratio for the immediately preceding fiscal quarter:

	Leverage Ratio	Applicable Margin (Eurodollar Loans)	Applicable Margin (Base Rate Loans)	Applicable Margin (Letters of Credit)
Level I	≤ 2.00	3.00%	2.00%	3.00%
Level II	> 2.00 and ≤ 3.00	3.50%	2.50%	3.50%
Level III	> 3.00 and ≤ 4.00	4.25%	3.25%	4.25%
Level IV	> 4.00	4.75%	3.75%	4.75%

For the purposes of this definition, (i) Leverage Ratio shall be determined by the Collateral Agent based upon the most recent financial statements delivered pursuant to Section 7.1 and such determination shall be provided to the Administrative Agent, (ii) each change in the Applicable Margin resulting from a change in Leverage Ratio determined from such financial statements shall be effective immediately upon delivery of such financial statements and (iii) Level III shall be deemed to be applicable from the Restatement Effective Date and continuing until the most recent financial statements delivered pursuant to Section 7.1; provided that Level IV shall be deemed to be applicable if the Borrowers fail to deliver any of the financial statements required to be delivered by it pursuant to Section 7.1 unless the Collateral Agent or the Required Lenders shall have determined that the resulting increase in the Applicable Margin is not appropriate, during the period from the expiration of the time for delivery thereof until such financial statements are delivered.

“Applicable Sub-Limit”: each of the following:

(a)            with respect to Swing Line Loans, the Swing Line Loan Sub-Limit; and

(b)            with respect to Letters of Credit, the Letter of Credit Sub-Limit.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate or Subsidiary of such investment advisor.

“AR/AP Report” as defined in Section 7.2(h).

“Assignee”: as defined in Section 11.7(c).

“Assignment and Acceptance”: as defined in Section 11.7(c).

“Auto-Renewal Letter of Credit”: as defined in Section 3.3(c).

“Available Revolving Facility Commitment”: at any time as to any Revolving Facility Lender, an amount equal to the excess, if any, of (i) the amount of such Revolving Facility Lender’s Revolving Facility Commitment at such time over (ii) such Revolving Facility Lender’s Revolving Facility Extensions of Credit outstanding at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section titled “Benchmark Replacement Setting.”

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate or Subsidiary of such Lender.

“Base Rate”: for any day, the rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, (b) the Prime Rate in effect on such day (rounded upward, if necessary, to the next 1/100 of 1.00%) and (c) the one-month Eurodollar Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. For purposes hereof: “Prime Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent or an Affiliate thereof from time to time and, if requested, provided to a Borrower prior to the delivery of the relevant Borrowing Notice. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the day such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate becomes effective, respectively.

“Base Rate Loans”: Loans the rate of interest of which is based upon a Base Rate.

“Benchmark” means, initially, Eurodollar Base Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Eurodollar Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section titled “Benchmark Replacement Setting.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent;

(a)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)	the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)	for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)	in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative;

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Benefited Lender”: as defined in Section 11.8(a).

“Bid Summary Report” as defined in Section 7.2(i).

“Board”: the U.S. Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the introductory paragraph of this Agreement.

“Borrower Parties”: collectively, the Borrowers’ Agent, the Canadian Borrower and any Additional Borrowers.

“Borrowers’ Agent”: as defined in the introductory paragraph of this Agreement.

“Borrowing Date”: any Business Day specified (i) in a Borrowing Notice as a date on which a Loan requested by the Borrowers’ Agent is to be made or (ii) in a Letter of Credit Request as a date on which a Letter of Credit requested by the Borrowers’ Agent is to be issued, amended or renewed.

“Borrowing Notice”: as defined in Section 2.4(a).

“Business”: as defined in Section 5.22(b).

“Business Day”: (i) for all purposes other than as covered by clause (ii) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close, and, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which dealings in United States Dollar deposits are carried out in the London interbank market.

“Canadian Borrower”: means Tulsa Inspection Resources – Canada ULC, an Alberta unlimited liability corporation.

“Canadian Security Agreement”: that certain General Security Agreement dated as of the Closing Date executed by Tulsa Inspection Resources – Canada ULC, Tulsa Inspection Resources – Acquisition ULC, and Foley Inspection Services ULC in favor of the Collateral Agent for the benefit of the Secured Parties.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: with respect to any Letter of Credit, cash or deposit account balances denominated in United States Dollars that have been pledged and deposited with or delivered to the Collateral Agent for the ratable benefit of the Secured Parties as collateral for the Obligations, including the repayment of such Letter of Credit.

“Cash Collateralize”, “Cash Collateralized”, “Cash Collateralization”: with respect to any Letter of Credit, to pledge and deposit as collateral for the Obligations Cash Collateral in an amount equal to 105% of the undrawn face amount of such Letter of Credit plus unpaid fees associated with such Letter of Credit (including any letter of credit commissions) then due and payable or to be owed with respect to such Letter of Credit for the period from the time such Cash Collateral is deposited as collateral until the expiration date of such Letter of Credit, pursuant to documentation substantially in the form of Exhibit I or such other substantially similar form reasonably satisfactory to the Collateral Agent.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, Canada, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition, (d) obligations of any U.S. state or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s and (e) investments in money market funds, mutual funds or other pooled investment vehicles, in each case acceptable to the Collateral Agent in its reasonable discretion, the assets of which consist solely of the foregoing.

“Cash Management Account”: a Deposit Account or Securities Account maintained with any Cash Management Bank.

“Cash Management Bank”: BOKF, NA d/b/a Bank of Oklahoma, the banks listed on Schedule 1.1(B) and any other bank from time to time designated by the Borrowers’ Agent as a bank at which the Borrowers or any of their respective Subsidiaries maintains any Controlled Accounts, which are reasonably acceptable to the Collateral Agent.

“Cash Management Bank Agreement”: any account agreement, account control agreement or other agreement governing the relationship between a Cash Management Bank and a Borrower with respect to a Cash Management Account.

“CF Inspection Operating Agreement”: means the Amended and Restated Operating Agreement for CF Inspection Management, LLC, a Wyoming limited liability company, effective as of August 5, 2013.

“CEP”: Cypress Environmental Partners, LLC, a Delaware limited liability company.

“Change of Control”: the occurrence of any of the following events:

(a)       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting Capital Stock of the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)       the General Partner shall cease to own and control, of record and beneficially, 100% of the general partnership interests of the Borrowers’ Agent free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3 (as if Section 8.3 were applicable);

(c)       with respect to CEP, so long as it is not a Subsidiary of the Borrowers’ Agent, the Permitted Investors shall cease to own and control, of record and beneficially, directly or indirectly, more than 50% of the total voting power of all classes of Capital Stock of it entitled to vote generally in the election of directors free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3; and

(d)       the Borrowers’ Agent shall cease to own and control, of record and beneficially, 100% of the limited liability membership interests of CEP free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3.

“Closing Date”: December 24, 2013.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property and interests in property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the introductory paragraph of this Agreement.

“Commodity Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Commodity Contract”: (a) a Physical Commodity Contract, (b) any Commodity OTC Agreement or (c) a contract for the storage or transportation of any physical Eligible Commodity.

“Commodity OTC Agreement”: (i) any forward commodity contracts (excluding any Forward Contract which is a Physical Commodity Contract), swaps, options, collars, caps, or floor transactions, in each case based on Eligible Commodities and (ii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with a Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes a Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 7.2(a).

“Confidential Information”: as defined in Section 11.16.

“Consolidated Capital”: as of the date of determination, the aggregate value of the capital accounts of the partners of the Borrowers’ Agent as shown on the Borrowers’ Agent consolidated balance sheet contained in the most recent financial statements delivered pursuant to Section 7.1.

“Consolidated EBITDA”: for any period, for the Loan Parties on a consolidated basis, Consolidated Net Income of the Loan Parties for such period,

plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) income tax expense, (ii) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including under this Agreement), (iii) depreciation and amortization expense; (iv) extraordinary or nonrecurring losses, expenses and charges, (v) fees and expenses incurred during such period in connection with this Agreement, the initial public offering of the Borrowers’ Agent and any actual issuance of any Indebtedness or Capital Stock, or any actual acquisitions, investments, asset sales or divestitures permitted hereunder, and (vi) all non-cash losses, charges and expenses, including any asset impairments, write-offs or write-downs; provided that in the case of each of clause (iv), (v) and (vi) such amounts are acceptable to the Lead Arranger; and

minus without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and credits, (b) any extraordinary income or gains, (c) income tax credits (to the extent not netted from income tax expense) and (d) any other non-cash income.

For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each a “Reference Period”) pursuant to any determination of Leverage Ratio, or Consolidated Interest Expense, as applicable, (i) if at any time during such Reference Period any Loan Party shall have had a Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period a Loan Party shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Reference Period; provided that (x) for any Permitted Acquisition with at least six (6) months of historical operating data, the pro forma calculations will utilize the historical operating data (annualized as necessary) plus an allowance at the discretion of the Required Lenders (to the extent the Borrowers’ Agent can substantiate the amounts requested as an allowance based on the operation of such acquired assets or Person by the Loan Parties) that shall not exceed 15% of such historical data, and (y) for any Permitted Acquisition with less than six (6) months of historical operating data, the pro forma calculations will utilize a combination of historical operating data annualized and adjustments mutually agreed between the Borrowers’ Agent and the Required Lenders, and (iii) if during such Reference Period a Loan Party shall have made a Permitted Business Expansion, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Business Expansion occurred on the first day of such Reference Period; provided that for any Permitted Business Expansion, the pro forma calculations will utilize forecasts mutually agreed between the Borrowers’ Agent and the Collateral Agent, subject to a deduction of up to 10% of such forecasted income per month at the discretion of the Required Lenders for any completion delays and; provided further that aggregate contribution from Material Business Expansions shall not exceed 15% of Consolidated EBITDA for any Reference Period.

“Consolidated Interest Coverage Expense”: as of the last day of any fiscal quarter for the Loan Parties on a consolidated basis, an amount equal to, without duplication, (a) an amount equal to the product of (i) the Consolidated Total Indebtedness as of such date and (ii) the weighted average rate of interest applicable to such Consolidated Total Indebtedness for the trailing twelve-month period, plus (b) the portion of rent expense of the Loan Parties with respect to such period attributable to interest under Financing Leases and Synthetic Leases whether or not treated as interest in accordance with GAAP, plus (c) the net amount payable under interest rate Financial Hedging Agreements accrued during such period (whether or not actually paid during such period) minus (d) the net amount receivable under interest rate Financial Hedging Agreements accrued during such period (whether or not actually received during such period).

“Consolidated Interest Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) the then applicable Consolidated Interest Coverage Expense.

“Consolidated Interest Expense”: for any period for the Loan Parties on a consolidated basis, an amount equal to, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Loan Parties in connection with borrowed money (including capitalized interest and letter of credit fees) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding amortized non-cash financing costs), plus (b) the portion of rent expense of the Loan Parties with respect to such period attributable to interest under Financing Leases and Synthetic Leases whether or not treated as interest in accordance with GAAP, plus (c) the net amount payable under interest rate Financial Hedging Agreements accrued during such period (whether or not actually paid during such period) minus (d) the net amount receivable under interest rate Financial Hedging Agreements accrued during such period (whether or not actually received during such period).

“Consolidated Net Income”: for any period, the net income (or loss) of the Loan Parties for any period (or portion thereof), determined on a consolidated basis, in accordance with GAAP consistently applied as of such date.

“Consolidated Total Assets”: as of any date of determination thereof, total assets of the Loan Parties and their respective Subsidiaries calculated, determined on a consolidated basis, in each case, in accordance with GAAP consistently applied as of such date.

“Consolidated Total Indebtedness”: as of any date, all Indebtedness of the Loan Parties and their respective Subsidiaries at such date determined on a consolidated basis, in each case, in accordance with GAAP; provided that such Indebtedness shall exclude all Excluded Lease Liabilities.

“Continuation/Conversion Notice”: as defined in Section 4.3(a)

“Continue”, “Continuation” and “Continued”: the continuation of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account”: each Pledged Account that is subject to an Account Control Agreement.

“Convert”, “Conversion” and “Converted”: a conversion of Base Rate Loans into Eurodollar Loans, or a conversion of Eurodollar Loans into Base Rate Loans.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Utilization Summary”: as defined in Section 4.13.

“Cypress Brown Integrity Operating Agreement”: means the First Amended and Restated Company Agreement of Cypress Brown Integrity, LLC, a Texas limited liability company, dated as of May 6, 2015 as amended by the certain First Amendment to the First Amended and Restated Company Agreement of Cypress Brown Integrity, LLC dated as of January 23, 2020.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“DBNY”: as defined in the introductory paragraph of this Agreement.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: at any time, any Lender that (a) within two (2) Business Days of when due, has failed to fund any portion of any Revolving Facility Loan, Swing Line Loan, Refunded Swing Line Loan, Swing Line Participation Amount or L/C Participation Obligation (or any participation in the foregoing) to, as applicable, the Borrowers’ Agent, the Administrative Agent, the Swing Line Lender or any Issuing Lender required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in writing) has not been satisfied; or (b) notified the Borrowers’ Agent, the Administrative Agent, any Issuing Lender, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in writing) cannot be satisfied) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit; or (c) failed, within two (2) Business Day after request by the Administrative Agent or the Borrowers’ Agent, to confirm that it will comply with the terms of this Agreement relating to any of its obligations to fund prospective Revolving Facility Loans, Swing Line Loans, Refunded Swing Line Loans, Swing Line Participation Amounts or L/C Participation Obligations; or (d) otherwise failed to pay over to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; or (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Departing Lender”: each lender under the Credit Agreement that does not have a Revolving Facility Commitment hereunder and is identified on the Departing Lender Schedule.

“Departing Lender Schedule”: Schedule identifying each Departing Lender attached hereto as Schedule 1.0(A).

“Deposit Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Disclosing Party”: as defined in Section 11.16(b).

“Disclosure Letter”: a letter dated as of the Closing Date from the Borrowers’ Agent to the Collateral Agent (to be shared with the Administrative Agent and the Lenders) disclosing with respect to each Loan Party as of the Closing Date (i) all obligations, liabilities and commitments referenced in Section 5.1(d) and (ii) the insurance maintained by the Loan Parties, and (iii) the corporate structure of the Loan Parties.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(1)	a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review; and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Dispositions Status Report” as defined in Section 7.2(j).

“EBITDA”: with respect to any Person, the calculation of the net income of such Person consistent with the definition of “Consolidated EBITDA”.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Commodities”: collectively, crude oil, intermediaries, distillates, liquefied petroleum gases, natural gas, natural gas liquids, refined petroleum products or any blend thereof, and transportation fuels.

“Employee Benefit Plans”: any benefit plan or arrangements in respect of any employees or past employees operated by any Loan Party or in which any Loan Party participates and which provides benefits on retirement or voluntary withdrawal from or involuntary termination of employment, including, without limitation, termination indemnity payments and post-retirement medical benefits.

“Environmental Laws”: any and all federal, state or local statutes, orders, regulations or other Law having the force and effect of law, including common law, guidelines, decrees, orders, injunctions, rules, judgments, consents, directives, instructions, standards, judicial or administrative decisions or other requirements by Governmental Authority having the force and effect of law, including judicial interpretation of any of the foregoing concerning the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on any Loan Party in the relevant jurisdiction in which such Loan Party has been or is operating (including by the export of its products or its waste to that jurisdiction). Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the defined term “Laws” and the usage of such term (including as used in the defined term “Requirement of Law”) herein and in each other Loan Document shall not include any of the items in the definition of the term “Laws” to the extent they both (i) concern the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) and (ii) do not have the force and effect of law.

“Environmental Permits”: any permit, license, registration, consent, approval and other authorization from a Governmental Authority required under any Environmental Law for the operation of the business, including facilities and equipment, of any Loan Party conducted on, at the Properties.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the London Interbank offered rate for United States dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) that appears on the display page on Reuters Reference LIBOR 01 (or any successor or substitute page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period. In the event that such rate does not appear on Reuters Reference LIBOR 01 (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Collateral Agent or, in the absence of such availability, by reference to the rate at which the Collateral Agent is offered United States Dollar deposits at or about 11:00 a.m. (New York City time), two (2) Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period; provided that if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 -  Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9.1 for which all applicable requirements for the giving of notice, the lapse of time, or both, have been satisfied.

“Excess Cash” means any cash or Cash Equivalents of the Loan Parties (other than Cash Collateral) in excess of the Excess Cash Threshold in the aggregate at any time, net of and reduced by (without duplication) (i) any cash or Cash Equivalents set aside to pay in the ordinary course of business in an amount up to the amount then due and owing to third parties and for which Loan Parties have issued checks or initiated wires or ACH transfers in order to pay (or will, within five (5) Business Days, issue checks or initiate wires or ACH transfers), (ii) any cash contained in any escrow accounts, payroll accounts, withholding tax, trust, or fiduciary accounts, or employee wage and benefits accounts, (iii) any cash or Cash Equivalents constituting purchase price deposits held in escrow by or on behalf of any third party pursuant to a binding and enforceable purchase and sale agreement with such third party containing customary provisions regarding the payment and refunding of such deposits, (iv) any cash or Cash Equivalents to be used by any Loan Party within five (5) Business Days to pay the purchase price for property to be acquired by such Loan Party pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment of such purchase price in the ordinary course of business; provided that cash and Cash Equivalents excluded pursuant to this clause (iv) shall not be excluded for more than ten (10) consecutive days at any time and (v) without duplication of amounts described in clause (i), cash or Cash Equivalents in an amount up to the aggregate amount of outstanding checks or initiated wires or ACH transfers issued by Loan Parties that have not yet been subtracted from the balance of the relevant accounts of such Loan Parties.

“Excess Cash Threshold” means $~~10,000,000~~7,500,000.

“Excess WC Borrowing” as defined in Section 6.2(e).

“Excluded Accounts”: collectively, Deposit Accounts of any Grantor solely to the extent that the balance of such Deposit Account is less than $250,000; provided that the aggregate amount on deposit in all Excluded Accounts shall not, at any time exceed, $~~2,500,000~~500,000.

“Excluded Lease Liabilities”: any liability of a Loan Party that would not have been treated as debt of such Loan Party prior to FASB Accounting Standards Update on Leases (topic 842).

“Excluded Obligations”: the obligations of the Loan Parties described as “Excluded Obligations” in the Disclosure Letter for which the applicable Loan Party has received credit support in the form of (a) an irrevocable letter of credit naming the Collateral Agent (or such other Person acceptable to the Collateral Agent) as “beneficiary” thereof, which letter of credit shall (i) be in form and substance reasonably acceptable to the Collateral Agent, (ii) be issued by a bank that is Investment Grade, and (iii) not terminate earlier than fifteen (15) days after the expected payment date of such Excluded Obligation; provided, that, upon the request of the Collateral Agent during the continuance of an Event of Default, with respect to each letter of credit described in this clause (a), the applicable Loan Party shall (A) assign the proceeds of such letter of credit to the Collateral Agent (or such other Person acceptable to the Collateral Agent), (B) cause the issuing bank of such letter of credit to consent to such assignment and (C) cause any such letter of credit issued to be advised by the Collateral Agent or (b) cash in an amount equal to such Excluded Obligations which is deposited in a Deposit Account that is a Controlled Account subject to the exclusive control of the Collateral Agent.

“Excluded Subsidiary”: any (a) Exempt CFC and (b) any Immaterial Subsidiary.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Executive Order”: as defined in Section 5.24.

“Exempt CFC”: any “controlled foreign corporation” (as defined in Section 957 of the Code) of which a Borrower or a Subsidiary of a Borrower is a “United States shareholder” (within the meaning of Section 951 of the Code).

“Existing Credit Agreement”: has the meaning assigned to such term in the recitals hereto.

“Existing Letter of Credit”: each letter of credit issued by an Issuing Lender prior to the Restatement Effective Date and listed on Schedule 1.1(D) hereto.

“Extensions of Credit”: at any date, as to any Revolving Facility Lender, the amount of its Revolving Facility Extensions of Credit at such time.

“Facility”: the Revolving Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“FCPA”: as defined in Section 5.23.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain letter agreement dated as of February 18, 2021 between DBNY and CEP, pursuant to which CEP agreed to pay (i) certain upfront fees to participating lenders in connection with each lenders allocated commitments and (ii) certain agency and arrangements fees to DBNY, in each case, as of the First Amendment Effective Date.

“Financial Advisor”: as defined in Section 7.16.

“Financial Hedging Agreement”: any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including, without limitation, any derivative relating to interest rate or currency rate risk, in each case which is not a Commodity OTC Agreement.

“Financial Review Report” as defined in Section 7.2(k).

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided, however, that operating leases (whether entered into before or after the Closing Date) that are recharacterized as Financing Leases due to a change in GAAP after the Closing Date shall not be treated as Financing Leases for any purpose under this Agreement, but shall instead be treated as they would have been in accordance with GAAP as in effect on the Closing Date and prior to such change(s) as set forth in Section 1.2.

“First Amendment Effective Date” March 2, 2021

“First Purchaser Lien”: a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of Oklahoma, Kansas, Mississippi, Wyoming, New Mexico, or North Dakota, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“Fiscal Year”: the fiscal year of the Borrowers’ Agent, which consists of a twelve (12) month period beginning on each January 1 and ending on each December 31.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“Forward Contract”: as of any date of determination, a Commodity Contract with a delivery date or, with respect to a Commodity OTC Agreement, price settlement date, one day or later after such date of determination.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner”: Cypress Environmental Partners GP, LLC, a Delaware limited liability company.

“Governing Documents”: with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws; (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement; (c) a limited liability company, its certificate of formation and operating agreement; and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial or other political subdivision thereof and any agency, authority, instrumentality, court, central bank or other similar entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor”: any Person executing and delivering a Security Document, or becoming party to a Security Document (by supplement or otherwise) pursuant to documentation acceptable to the Collateral Agent and otherwise pursuant to this Agreement.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1)  for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers’ Agent in good faith. Guaranteed Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Loan Party or in connection with judgments that have not resulted in a Default or an Event of Default.

“Guarantors”: the parties party to the Guaranty in the capacity as “guarantors” thereunder as of the Restatement Effective Date and, after the Restatement Effective Date, each other Person executing and delivering the Guaranty, or becoming a party to the Guaranty (by supplement or otherwise), pursuant to this Agreement.

“Guaranty”: the Guarantee Agreement dated as of the Closing Date executed and delivered by the Loan Parties (other than the Borrowers), substantially in the form of Exhibit C.

“Hedging Agreement Qualification Notification”: a notification in substantially in the form of Exhibit O.

“Immaterial Subsidiary”: any Subsidiary of any Loan Party designated as such by the Borrowers’ Agent; provided that, (i) the total assets of all Immaterial Subsidiaries, determined in accordance with GAAP as of the date of the most recent financial statements delivered pursuant to Section 7.1, shall not exceed five percent (5%) of the Consolidated Total Assets of the Loan Parties and their Subsidiaries based upon the most recent financial statements delivered pursuant to Section  7.1, (ii) the EBITDA of all Immaterial Subsidiaries, calculated on a pro forma basis as if all such Immaterial Subsidiaries were Loan Parties for the purpose of such calculation, shall not exceed, as of any date of determination, 5% of the EBITDA of all Loan Parties and (iii) such Subsidiary does not hold any license, authorization, permit or other approval issued by any Governmental Authority that is required for the operations of any Loan Party.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) unsecured cash purchase price adjustments or cash earnouts in connection with Permitted Acquisitions that are reasonably acceptable in each case to the Lead Arranger until such time as the amount payable pursuant to such purchase price adjustment or earnout becomes a liability on the balance sheet of such Person in accordance with GAAP), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all reimbursement obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 9.1(e) only, all obligations of such Person in respect of Commodity OTC Agreements and Financial Hedging Agreements; provided that “Indebtedness” shall not include any Excluded Obligations. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien, and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Commodity OTC Agreement or Financial Hedging Agreement.

“Indemnified Liabilities”: as defined in Section 11.6.

“Indemnitee”: as defined in Section 11.6.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 5.9.

“Interest Payment Date”: (a) with respect to any Base Rate Loan, (i) prior to the Revolving Facility Maturity Date, the last Business Day of each month and (ii) the Revolving Facility Maturity Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period with respect thereto and, with respect to any Eurodollar Loan having an Interest Period of six (6) months, the last day of such Interest Period and the date which is three (3) months after the start of such Interest Period and (c) with respect to any Loan (other than as provided in the first sentence of Section 4.9(b)), the date of any repayment or prepayment of principal made in respect thereof.

“Interest Period”: with respect to any Eurodollar Loan:

(i)            initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the Borrowers’ Agent of such Eurodollar Loan in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and

(ii)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the Borrowers’ Agent in its Continuation/Conversion Notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that:

(A)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)          any Interest Period with respect to any Loan that would otherwise extend beyond the Revolving Facility Commitment Termination Date, shall end on the Revolving Facility Commitment Termination Date; and

(C)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month.

“Investment”: any advance, loan or extension of credit (other than trade receivables incurred in the ordinary course of the applicable Person’s business and payable in accordance with customary market practices) or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.

“Investment Grade”: with respect to any Person, the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is BBB- or higher by S&P or Baa3 or higher by Moody’s.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP98”: as defined in Section 3.3(g).

“Issuance Cap”: with respect to the obligation of an Issuing Lender to issue any Letter of Credit pursuant to Section 3.1 or 3.2, the aggregate amount of outstanding L/C Obligations attributable to Letters of Credit issued by such Issuing Lender (in its capacity as an Issuing Lender) as set forth below or as otherwise agreed to between the Borrower’s Agent and such Lender:

Issuing Lender	Issuance Cap
DBNY	$15,000,000

“Issuing Lenders”: DBNY and each other Revolving Facility Lender from time to time designated by the Borrowers’ Agent (and agreed to by such Lender) as a Issuing Lender with the prior consent of the Collateral Agent (such consent not to be unreasonably withheld, conditioned or delayed), each in its capacity as issuer of any Letter of Credit.

“L/C Fee Payment Date”: (a) on the fifteenth day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and (b) the expiration date of the last outstanding Post-Termination LOC. With respect to an L/C Fee Payment Date defined by (i) clause (a), the relevant payment period shall run through the end of the relevant preceding calendar quarter, and (ii) clause (b), the relevant payment period shall run through the expiration date.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed or converted to a Revolving Facility Loan pursuant to Section 3.6.

“L/C Participants”: with respect to any Letter of Credit, all of the Revolving Facility Lenders other than the relevant Issuing Lender thereof.

“L/C Participation Obligations”: the obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.6.

“L/C Reimbursement Loan”: as defined in Section 3.6(c).

“Laws”: collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger”: Deutsche Bank AG, New York Branch.

“Lender Party”: each Agent and each Lender.

“Lenders”: as defined in the introductory paragraph to this Agreement and, as the context requires, includes, the Issuing Lenders, and the Swing Line Lender. As of the Restatement Effective Date, each Lender is specified on Schedule 1.0. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit”: as defined in Section 3.1.

“Letter of Credit Request”: a request by the Borrowers’ Agent for a new Letter of Credit or an amendment to an existing Letter of Credit, in each case pursuant to Section 3.2 and substantially in the form of Annex I-B or other form reasonably satisfactory to the relevant Issuing Lender and the Administrative Agent.

“Letter of Credit Sub-Limit”: $15,000,000 at any time outstanding.

“Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in order to perfect any of the foregoing; provided that “Lien” shall refer to neither (a) any interest or title of a lessor under any leases or subleases entered into by the Loan Parties in the ordinary course of business nor (b) licenses, sub-licenses, leases or sub-leases granted to third parties in the ordinary course of business consistent with past practices.

“Loan”: any loan made pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, any Letter of Credit Requests, the Perfection Certificate, the Guaranty, the Security Documents, the Fee Letter, the Disclosure Letter, and all certificates and agreements now or hereafter executed and delivered to the Administrative Agent or the Collateral Agent in connection with or pursuant to any of the foregoing, and all amendments, modifications, and renewals of the foregoing.

“Loan Parties”: each Borrower and each Guarantor.

“Material Adverse Effect”: a development or an event that has resulted in a material adverse change in (a) the operations, business, assets, properties, or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents, or (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Loan Parties in excess of $2,000,000.

“Material Real Estate”: all real property at any time owned or leased (as lessee or sublessee) by any of the Loan Parties with a value in excess of $500,000; provided that any real property consisting solely of an office lease shall not be required to be “Material Real Estate.”

“Materials of Environmental Concern”: any gasoline, natural gas or petroleum (including crude oil or any fraction or derivative thereof) or petroleum products or any other pollutant, contaminant, dangerous goods, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law or Environmental Permit, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maturity Date”: the Revolving Facility Maturity Date.

~~“Maximum Leverage Ratio”: at any time~~

~~Fiscal Quarter End Date~~	~~Maximum Leverage Ratio~~
~~December 31, 2020~~	~~6.00 to 1.00~~
~~March 31, 2021~~	~~6.00 to 1.00~~
~~June 30, 2021~~	~~5.30 to 1.00~~
~~September 30, 2021~~	~~4.50 to 1.00~~
~~December 31, 2021 and thereafter~~	~~4.00 to 1.00~~

~~“Minimum Consolidated Interest Coverage Ratio”: 3.0:1.0.~~

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage and Security Agreement”: each Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, in form and substance satisfactory to the Collateral Agent (in its reasonable discretion), with respect to each of the Mortgaged Properties located in the United States.

“Mortgaged Properties”: each property listed on Schedule 1.1(F) and any other properties as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has hereafter been granted a Lien pursuant to one or more Mortgage and Security Agreements.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Cash Proceeds”: (a) with respect to any Disposition of any property or assets by any Person or any Recovery Event with respect to any asset of any Person, the aggregate amount of cash received from time to time by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom (i) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions and reasonable related expenses that, in each case, are incurred in connection with such event and are actually paid to or earned by a Person that is not a Subsidiary or Affiliate of any of the Loan Parties or any of their Subsidiaries or Affiliates, (ii) reasonable reserves for liabilities, indemnities, escrows and purchase price adjustments in connection with any such Disposition or Recovery Event and (iii) the amount of taxes payable by such Person (or, in the case of a Person that is a disregarded entity for U.S. federal income tax purposes, by the owner of such Person, in the case of a Person that is a partnership for U.S. federal income tax purposes, by the owners of such Person, or in the case of a Person that is a member of a consolidated or unitary tax group, by such group, in each case, only to the extent the payor of such taxes is a Borrower or a direct or indirect Subsidiary of a Borrower) in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority during the year that such event occurred or the next succeeding year; provided that if, at the time any of the liabilities, indemnities, escrows or purchase price adjustments referred to in clause (ii) and/or taxes referred to in clause (iii) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement and (iv) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loans) permitted under this Agreement and secured by such asset; and

(b) in connection with any Specified Permitted Debt Issuance, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Open Position”: with respect to any Eligible Commodity, the absolute value of the number of barrels (or alternative quantifiable units) of such Eligible Commodity obtained by subtracting (a) the sum of (i) the number of barrels (or alternative quantifiable units) of such Eligible Commodity that the Loan Parties have committed to buy, or can be required to buy, or will receive under a Commodity Contract, on a future date at a fixed price; and (ii) the number of barrels (or alternative quantifiable units) of such Eligible Commodity that the Loan Parties have in inventory from (b) the number of barrels (or alternative quantifiable units) of such Eligible Commodity that the Loan Parties have committed to sell, or can be required to sell, or will deliver under a Commodity Contract, on a future date at a fixed price.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”: as defined in Section 4.11(a).

“Non-Exempt Agent”: as defined in Section 4.11(e).

“Non-Exempt Lender”: as defined in Section 4.11(e).

“Non-Renewal Notice Date”: as defined in Section 3.3(c).

“Note” and “Notes”: as defined in Section 4.5(e).

“Notice of Prepayment”: as defined in Section 4.6.

“NYFRB’s Website” means the website of the NYFRB as hht://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of any of the Loan Parties to the Secured Parties and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Letter of Credit, any Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank, or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents or other agreement or instrument evidencing such obligations or liabilities) or otherwise; provided that for purposes of determining any Guarantee Obligations of any Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor, provided further that, (i) obligations of any Loan Party owed to a Qualified Counterparty under any Commodity OTC Agreement, Financial Hedging Agreement or any Cash Management Bank Agreement (such obligations, the “Hedging and Bank Product Obligations”), shall be secured pursuant to the Security Documents and guaranteed pursuant to the Guaranty only to the extent that, and for so long as, those obligations and liabilities of the Loan Parties listed above not consisting of Hedging and Bank Product Obligations (the “Other Obligations”) are so secured and guaranteed, unless the Other Obligations cease to be so secured and guaranteed either (A) as a result of the Collateral Agent’s undertaking an Enforcement Action (as defined in the Security Agreement) or (B) following an Insolvency Proceeding (as defined in the Security Agreement) with respect to any Loan Party, in which cases the Hedging and Bank Product Obligations shall continue to be secured pursuant to the Security Documents and guaranteed pursuant to the Guaranty and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of any Hedging and Bank Product Obligations. The Hedging and Bank Product Obligations shall be subordinated to the other obligations pursuant to the terms of the Security Agreement.

“OFAC”: is defined in Section 5.24.

“Other Connection Taxes”: with respect to any Lender or any Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: as defined in Section 4.11(b).

“Participant” and “Participants”: as defined in Section 11.7(b).

“Participation”: as defined in Section 11.7(b).

“Payment Intangible”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfected First Lien”: any perfected, first priority Lien or security interest (or its substantial equivalent under applicable Laws) granted by a Loan Party pursuant to a Security Document in favor of the Collateral Agent, for the ratable benefit of the Secured Parties.

“Perfection Certificate”: the Perfection Certificate dated as of the Closing Date executed and delivered by the Loan Parties, substantially in the form of Exhibit M.

“Performance Letter of Credit”: a standby Letter of Credit issued to support bonding, swap transaction, performance, transportation and tariff requirements of the Borrowers and their Subsidiaries (other than the obligation to pay for the purchase of Eligible Commodities).

“Permitted Acquisition”: an Acquisition in one or a series of related transactions by the Loan Parties, by purchase, merger or otherwise; provided that (i) at the time any Loan Party signs any binding obligation with respect to any proposed Acquisition and as of the Permitted Acquisition Determination Date, the Leverage Ratio would not exceed 3.00 to 1.00 on a pro forma basis after giving effect to such Acquisition, and (ii) such transaction or series of related transactions is not otherwise prohibited by this Agreement and each of the following conditions are satisfied (as determined by the Lead Arranger in its reasonable discretion):

(a)       the Loan Parties comply with the requirements of Section 7.12 of this Agreement in connection with such Permitted Acquisition;

(b)       the assets acquired or the assets of the Person so acquired are free and clear of all Liens other than Liens permitted under Section 8.3;

(c)       any such Person acquired is organized in the United States and Canada;

(d)       the acquired assets, or the assets of the Person so acquired, are located in the United States or Canada and substantially all of such assets are energy related, or oil field service or pipeline service related, and produce “qualifying income” as such term is defined in Section 7704(d) of the Code;

(e)       [reserved];

(f)       the Lenders shall have received at least five (5) Business Days (or such lesser period as is acceptable to the Lead Arranger) prior to the applicable Permitted Acquisition Determination Date, (A) a certificate executed by a Responsible Person of the Loan Parties setting forth calculations demonstrating that immediately after giving effect to such Permitted Acquisition, the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 8.1, and (B) if an adjustment is being made to Consolidated EBITDA in connection with such Acquisition, a copy of the acquisition model prepared by the Borrowers’ Agent; provided, however, the Borrowers’ Agent will additionally deliver (i) to the extent available, annual financial statements (including audited financial statements) for the business to be acquired prepared by the seller for the three year period prior to the Permitted Acquisition Determination Date, and (ii) to the extent available, financial statements for the most recent interim period prior to the Permitted Acquisition Determination Date;

(g)       no Loan Party shall, in connection with any such transaction or series of related transactions, assume or remain liable with respect to any Indebtedness of the applicable sellers or the business, Person or assets acquired except to the extent permitted under Section 8.2;

(h)       all transactions in connection therewith shall be consummated in accordance with all applicable Laws in all material respects;

(i)        the Administrative Agent shall have received such further due diligence information as it or any Lender through it may reasonably request, including information regarding any Accounts and Inventory to be acquired in such transaction or series of related transactions;

(j)        no Default or Event of Default then exists or would result therefrom;

(k)       the Acquisition is consensual and has been approved by the board of directors or other governing body of the Person so acquired; and

(m)      the Acquisition has been approved by the Required Lenders, which approval shall be in the sole discretion of such Lenders.

“Permitted Acquisition Determination Date”: the date of closing by any Loan Party of any Permitted Acquisition.

“Permitted Available Cash Restricted Payments”: distributions of Available Cash (as defined in the Borrowers’ Agent Governing Documents).

“Permitted Business Expansion”: an expansion of the Loan Parties’ business through the construction or acquisition of fixed or capital assets that involves a capital investment of $2,000,000 or more provided each of the following conditions are met:

(a)        the assets of such expansion are acquired and owned by such Loan Party free and clear of all Liens other than Liens permitted under Section 8.3 and (ii) pledged as Collateral pursuant to the terms of the Loan Documents, and the Collateral Agent is granted a first priority, perfected Lien therein (subject, as to priority, only to Liens permitted under Section 8.3(a) and (b));

(b)        substantially all of the acquired assets are energy related, oil field service or pipeline service related, and produce “qualifying income” as such term is defined in Section 7704(d) of the Code;

(c)        [reserved];

(d)        the Lead Arranger shall have received at least five (5) Business Days (or such lesser amount as is acceptable to the Lead Arranger) prior notice of the proposed expansion, which notice shall include the following in connection with any project: (i) a description of the project and a summary financial analysis supporting the decision to undertake an expansion of the Loan Parties’ business through construction of fixed or capital assets, and (ii) a certificate executed by a Responsible Person of the Loan Parties setting forth calculations demonstrating (A) that immediately after giving effect to such Permitted Business Expansion, the Loan Parties are in pro forma compliance with the financial covenants set forth Section 8.1, and (B) the EBITDA attributable to the contracts to be acquired in connection with such project;

(e)        no Loan Party, in connection with any such expansion, incurs or assumes any Indebtedness (other than Indebtedness permitted under this Agreement);

(f)        all transactions in connection therewith shall be consummated in accordance with all applicable Laws in all material respects; and

(g)        no Default or Event of Default then exists or would result therefrom.

“Permitted Cash Management Liens”: (a) Liens with respect to (i) all amounts due to the Cash Management Bank, in respect of customary fees and expenses for the routine maintenance and operation of any Cash Management Account, (ii) the face amount of any checks which have been credited to any Cash Management Account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such Cash Management Account, (b) any other Liens permitted under the Account Control Agreement for a Cash Management Account, (c) Liens created by the Security Documents and the other Loan Documents, (d) inchoate tax Liens, (e) Liens arising from unauthorized Uniform Commercial Code financing statements, and (f) Liens on currency, Cash Equivalents, commodities or Commodities Contracts of the Loan Parties deposited in, or credited to, any Controlled Account that are subject to an Account Control Agreement; provided that, such Liens are specifically permitted by such Account Control Agreement or arise by operation of Law.

“Permitted Investors”: Charles C. Stephenson, Jr. and Peter C. Boylan III, together with their respective spouses, children, grandchildren and heirs (and any trusts or family partnerships of which any of the foregoing (or any combination thereof) constitute at least 50.1% of the then-current beneficiaries).

“Permitted Non-Compete Indebtedness”: Indebtedness consisting of deferred purchase price, seller notes, and other obligations owing to the sellers or related parties in connection with a Permitted Acquisition that are acceptable to the Collateral Agent in its reasonable discretion (exercised in good faith).

“Permitted Refinancing Indebtedness”: as defined in Section 8.2(c).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Physical Commodity Contract”: a contract for the purchase, sale, transfer or exchange of any physical Eligible Commodity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any of the Loan Parties or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which any Loan Party or Commonly Controlled Entity has actual or continent liability.

“Platform”: as defined in Section 11.2(d).

“Pledged Accounts”: all Commodity Accounts, Deposit Accounts (other than Excluded Accounts) and Securities Accounts of any Grantor.

“Post-Termination LOC”: as defined in Section 3.5(c).

“Properties”: as defined in Section 5.22(a).

“Property”: means any interest in any kind of asset, whether real, personal or mixed, or tangible or intangible.

“Qualified Cash Management Bank”: any Cash Management Bank that, at the time a Cash Management Bank Agreement was entered into between a Loan Party and such Cash Management Bank, was a Lender (or an Affiliate thereof).

“Qualified Counterparty”: any counterparty to any Financial Hedging Agreement or Commodity OTC Agreement entered into between a Loan Party and a Person that at the time such Financial Hedging Agreement or Commodity OTC Agreement was entered into, was a Lender (or an Affiliate thereof); provided, that such counterparty (other than any counterparty that is the Collateral Agent) shall be a “Qualified Counterparty” with respect to any Financial Hedging Agreement or Commodity OTC Agreement solely to the extent such counterparty has delivered a Hedging Agreement Qualification Notification to the Administrative Agent.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party resulting in Net Cash Proceeds to the applicable Loan Party in excess of $5,000,000.

“Reference Period”: has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Eurodollar Base Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refunded Swing Line Loan”: as defined in Section 2.5.

“Register”: as defined in Section 11.7(d).

“Regulation U”: Regulation U of the Board.

“Reimbursement Date”: as defined in Section 3.6(b).

“Reimbursement Obligations”: the obligation of the Borrowers to reimburse any Issuing Lender pursuant to Section 3.6(a) for Unreimbursed Amounts.

“Reinvestment Notice”: a written notice executed by a Responsible Person of the Borrowers’ Agent stating that no Event of Default has occurred and is continuing and that the relevant Borrower or Loan Party either (i) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Recovery Event, or (ii) has replaced, repaired or upgraded the asset subject to such Recovery Event prior to such Person’s receipt of the Net Cash Proceeds thereof and the amount expended therefor.

“Related Person”: with respect to any Person, each officer, employee, director, trustee, agent, advisor, affiliate, partner and controlling person of such Person.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Representatives”: as defined in Section 11.16.

“Required Lenders”: at any time, Lenders that (i) have more than 66 2/3% of the Revolving Facility Credit Exposure Percentages at such time, and (ii) number not fewer than three so long as there are not fewer than six Non-Defaulting Lenders at such time; provided, that the Revolving Facility Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Revolving Facility Credit Exposure Percentages in determining the Required Lenders.

“Requirement of Law”: as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Person”: with respect to any Loan Party, the chief executive officer, chief financial officer, president, chairman, chief accounting officer, chief risk officer, senior vice-president, executive vice-president, vice-president of finance or treasurer of such Loan Party.

“Restatement Effective Date”: May 29, 2018.

“Restricted Payments”: as defined in Section 8.5.

“Restricted Person”: is defined in Section 5.24.

“Revolving Facility”: the Revolving Facility Commitments and the Revolving Facility Extensions of Credit thereunder.

“Revolving Facility Commitment”: at any time, as to any Revolving Facility Lender, the obligation of such Revolving Facility Lender to make Revolving Facility Loans to the Borrowers pursuant to Section 2.1, to participate in Swing Line Loans, and Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Facility Lender’s name on Schedule 1.0 under the caption “Revolving Facility Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Revolving Facility Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Restatement Effective Date, the aggregate amount of the Revolving Facility Commitment is $75,000,000.

“Revolving Facility Commitment Percentage”: as to any Revolving Facility Lender at any time, the percentage which such Revolving Facility Lender’s Revolving Facility Commitment then constitutes of Total Revolving Facility Commitments (or, at any time after the Revolving Facility Commitments shall have expired or been terminated, such Revolving Facility Lenders’ Revolving Facility Credit Exposure Percentage).

“Revolving Facility Commitment Period”: the period from and including the Restatement Effective Date to but not including the Revolving Facility Commitment Termination Date or such earlier date on which the Total Revolving Facility Commitments terminate as provided herein.

“Revolving Facility Commitment Termination Date”: May 31, 2022.

“Revolving Facility Credit Exposure”: as to any Revolving Facility Lender at any time, the Available Revolving Facility Commitment of such Revolving Facility Lender at such time plus the amount of the Revolving Facility Extensions of Credit of such Revolving Facility Lender at such time.

“Revolving Facility Credit Exposure Percentage”: as to any Revolving Facility Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time and the denominator of which is the Total Revolving Facility Credit Exposures.

“Revolving Facility Extensions of Credit”: at any date, as to any Revolving Facility Lender at any time, the aggregate outstanding principal amount of Revolving Facility Loans, Swing Line Loans, and Refunded Swing Line Loans made by such Revolving Facility Lender plus (without duplication) the amount of the undivided interest of such Revolving Facility Lender in any then-outstanding L/C Obligations and Swing Line Loans.

“Revolving Facility Lender”: each Lender having a Revolving Facility Commitment (or, after the termination of the Revolving Facility Commitments, each Lender holding Revolving Facility Extensions of Credit), and, as the context requires, includes the Issuing Lenders. As of the Restatement Effective Date, each Revolving Facility Lender is specified on Schedule 1.0.

“Revolving Facility Loans”: as defined in Section 2.1(a).

“Revolving Facility Maturity Date”: with respect to any Revolving Facility Loan, the earliest to occur of (i) the date on which the Revolving Facility Loans become due and payable pursuant to Section 9 or the Total Revolving Facility Commitments terminate pursuant to Section 4.1 and (ii) the Revolving Facility Commitment Termination Date.

“S&P”: Standard and Poor’s Ratings Group, or any successor to its rating agency business.

“Sanctions”: as defined in Section 5.24.

“Section 4.11 Certificate”: as defined in Section 4.11(e).

“Secured Parties”: collectively, the Agents, the Lenders (including, without limitation, any Issuing Lender in its capacity as Issuing Lender, and the Swing Line Lender in its capacity as Swing Line Lender), any Qualified Cash Management Bank, any Qualified Counterparty and, in each instance, their respective successors and permitted assigns.

“Securities Account”: as defined in Section 8-501 of the New York Uniform Commercial Code.

“Security Agreement”: the Security Agreement dated as of the Closing Date executed and delivered by the Loan Parties, substantially in the form of Exhibit B.

“Security Documents”: the collective reference to the Account Control Agreements, the Security Agreement, the Canadian Security Agreement, the Mortgage and Security Agreement and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Series A Required Cash Distributions”: means, while the Series A Preferred Units remain outstanding, a cash distribution on each Series A Preferred Unit not to exceed: (i) with respect to any fiscal quarter, an amount equal to 0.625% of the Series A Purchase Price, and (ii) with respect to any calendar year, 2.5% of the Series A Purchase Price.

“Series A Preferred Units”: means the 5,769,231 Series A Preferred Units issued by the Borrowers’ Agent to the Series A Purchaser in a closing on May 29, 2018 for a per unit purchase price equal to the Series A Purchase Price.

“Series A Purchase Price”: means a price per Series A Preferred Unit equal to $7.54.

“Series A Purchaser”: Stephenson Equity, Co. No. 3, a Texas general partnership.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Laws”: (i) any Sanctions and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

“Specified Permitted Debt Incurrence”: means the incurrence of Indebtedness under Section 8.2(j).

“Specified Permitted Debt Maximum”: means the incurrence of Specified Permitted Debt Incurrence in excess of $50,000 at any one time outstanding, whether such Indebtedness is incurred in one transaction or a series of transactions and, for the avoidance of doubt, under any individual section referenced above or all of the foregoing sections referenced above combined.

“Specified Permitted Dispositions”: the sale to a Person other than a Loan Party of each of the following (i) the North Dakota salt water disposal wells and associated infrastructure, and (ii) the 51% of Capital Stock held by the Borrowers’ Agent in Cypress Brown Integrity, LLC.

“Subsidiary”: with respect to any Person (the “parent”) at any date, any corporation, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership or other entity of which Capital Stock representing more than 50% of the Capital Stock having ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such parent. Unless otherwise qualified, all references to “Subsidiary” or to “Subsidiaries” in this Agreement or any other Loan Document shall refer to a Subsidiary or Subsidiaries of the Borrowers’ Agent. As of the Restatement Effective Date, the Borrowers’ Agent’s Subsidiaries are listed on Schedule 5.15, as amended.

“Swing Line Lender”: DBNY, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loan Expiration Date”: as defined in Section 2.5(a).

“Swing Line Loan Sub-Limit”: $5,000,000 at any time outstanding.

“Swing Line Loans”: as defined in Section 2.2(a).

“Swing Line Participation Amount”: as defined in Section 2.5(b).

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in accordance with GAAP.

“Taxes”: as defined in Section 4.11(a).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“13-Week Forecast” as defined in Section 7.2(g).

“Total Revolving Facility Commitments”: at any time, an amount equal to the sum of the Revolving Facility Commitment of each Revolving Facility Lender.

“Total Revolving Facility Credit Exposures”: at any time, the Available Revolving Facility Commitment of all Revolving Facility Lenders at such time plus the amount of the Revolving Facility Extensions of Credit of all Revolving Facility Lender at such time.

“Total Revolving Facility Extensions of Credit”: at any time, an amount equal to the sum of (a) the aggregate unpaid principal amount of Revolving Facility Loans, and Swing Line Loans outstanding at such time, plus (b) the aggregate amount of L/C Obligations outstanding at such time.

“Trade Letter of Credit”: a commercial or standby Letter of Credit supporting the purchase of Eligible Commodities.

“Trading Business”: with respect to each Lender, the day-to-day activities of such Lender or a division, Subsidiary or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of commodities, including, without limitation, Eligible Commodities, and any related derivative transactions.

“Tranche”: Eurodollar Loans, the then-current Interest Periods of which all begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 11.7(f).

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCP 600”: as defined in Section 3.3(g).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“Unreimbursed Amount”: as defined in Section 3.6(a).

“Upfront Fee”: the fee to be provided based on each Lender’s Commitment amount as of the First Amendment Effective Date as more specifically described in the Fee Letter.

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Write-Down and Conversion Powers”: means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2              Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)               As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers and their Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If any Loan Party is required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Leverage Ratio or the Interest Coverage Ratio, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Leverage Ratio or the Interest Coverage Ratio, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c)                The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d)               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.3              Rounding. Any financial ratios required to be maintained by the Borrowers and/or the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4              Borrowers’ Agent. Each of the Loan Parties hereby authorizes the Borrowers’ Agent and each of the Responsible Persons of the Borrowers’ Agent to act as agent for all of the Loan Parties, and to execute and deliver on behalf of any Loan Party such notices, requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Loan Parties hereunder. Each Loan Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by Borrowers’ Agent or any Responsible Person of Borrowers’ Agent and any such actions taken by Borrowers’ Agent or any Responsible Person of Borrowers’ Agent shall bind each Loan Party. Notwithstanding this Section 1.4 or any other provision of Section 2, 3 or 4 of this Agreement, any request for the making, continuing or Conversion of a Loan to, or the issuance of a Letter of Credit for the benefit of, a Canadian Borrower shall be submitted by the Canadian Borrower directly on its own behalf, and not by the Borrowers’ Agent acting as an agent on its behalf.

SECTION 2.         AMOUNT AND TERMS OF THE LOANS and commitmentS

2.1              Revolving Facility Loans. (a)  Subject to the terms and conditions hereof, each Revolving Facility Lender severally agrees to make revolving credit loans under the Revolving Facility (the “Revolving Facility Loans”) to any Borrower in an amount requested by the Borrowers’ Agent on behalf of such Borrower from time to time during the Revolving Facility Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Facility Lender’s then-outstanding Extensions of Credit, does not exceed such Lender’s Revolving Facility Commitment at such time; provided that after giving effect to any Revolving Facility Loan requested by the Borrowers’ Agent on behalf of any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Revolving Facility Commitment Period, each Borrower may borrow, prepay the Revolving Facility Loans in whole or in part, and reborrow Revolving Facility Loans, all in accordance with the terms and conditions hereof.

(b)               Revolving Facility Loans may be denominated only in United States Dollars and may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the Borrowers’ Agent shall notify the Administrative Agent in accordance with Sections 2.4 and 4.3. No Revolving Facility Loan shall be made as a Eurodollar Loan after the day that is one (1) month prior to the Revolving Facility Commitment Termination Date.

2.2              Swing Line Loans. (a) Subject to the terms and conditions hereof, the Swing Line Lender shall make a portion of the credit under the Revolving Facility Commitments available to the Borrowers by making swing line loans (individually, a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to any Borrower in an amount requested by the Borrowers’ Agent on behalf of such Borrower from time to time during the Revolving Facility Commitment Period in an aggregate principal amount for all Borrowers at any one time outstanding not to exceed the Swing Line Loan Sub-Limit then in effect; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time (including any such new Swing Line Loans), when aggregated with the Swing Line Lender’s Revolving Facility Commitment Percentage of the Total Revolving Facility Extensions of Credit, may exceed such Swing Line Lender’s Revolving Facility Commitment then in effect and (ii) neither the Borrowers’ Agent nor any Borrower shall request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Facility Commitments would be less than zero; provided further that after giving effect to any Swing Line Loan requested by the Borrowers’ Agent, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Revolving Facility Commitment Period, each Borrower may use that portion of the Revolving Facility that is subject to the Swing Line Loan Sub-Limit by borrowing, repaying and reborrowing such portion, all in accordance with the terms and conditions hereof.

(b)               Swing Line Loans shall be Base Rate Loans.

2.3              [Reserved].

2.4              Procedure for Borrowing Loans. (a)  Each Borrower may request a Loan at any time and from time to time during the Revolving Facility Commitment Period on any Business Day; provided that the Borrowers’ Agent shall give the Administrative Agent, irrevocable notice (which notice must be received by the Administrative Agent, (x) prior to 12:30 p.m. (New York City time), (A) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Loan is to be initially a Eurodollar Loan, or (B) one Business Day prior to the requested Borrowing Date, otherwise, and (y) in the case of a Swing Line Loan, prior to 12:00 pm (noon) (New York City time) on the requested Borrowing Date, in each case, in the form attached hereto as Annex I-A (the “Borrowing Notice”), specifying:

(i)         whether the borrowing is to be Revolving Facility Loan or a Swing Line Loan;

(ii)       the amount to be borrowed;

(iii)     the requested Borrowing Date;

(iv)     in the case of a Revolving Facility Loan, whether the borrowing is to be a Base Rate Loan, a Eurodollar Loan or a combination thereof; and

(v)       in the case of a Revolving Facility Loan, if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor;

(b)               Each borrowing of Revolving Facility Loans and Swing Line Loans shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Facility Commitments applicable to such Loans of all Lenders of such Loans are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c)                Upon receipt of any notice from the Borrowers’ Agent pursuant to Section 2.4(a) with respect to a requested borrowing of Revolving Facility Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof. Subject to the satisfaction or waiver of the conditions contained in Section 6.2, each Revolving Facility Lender shall make the amount of its Revolving Facility Commitment Percentage of each such borrowing of Revolving Facility Loans, available to the Administrative Agent for the account of the applicable Borrower at the Administrative Agent’s office specified in Section 11.2 prior to 2:30 p.m. (New York City time) on the Borrowing Date requested by the Borrowers’ Agent in funds immediately available to the Administrative Agent. Each Loan so requested will then promptly, and not later than 3:30 p.m. (New York City time), be made available on the Borrowing Date to the relevant Borrower by the Administrative Agent by wire transfer to the account of the relevant Borrower set forth on Schedule 2.2(A) or to such other account as may be specified by the Borrowers’ Agent in like funds as received by the Administrative Agent.

(d)               Upon receipt of any notice from the Borrowers’ Agent pursuant to Section 2.4(a) with respect to a requested borrowing of a Swing Line Loan, the Swing Line Lender will make the amount of the requested Swing Line Loan available to the applicable Borrower within three (3) hours of receipt of the Borrowing Notice therefor on the Borrowing Date by wire transfer to the account of the relevant Borrower set forth on Schedule 2.2(A) or such other account as may be specified by the Borrowers’ Agent.

2.5              Refunding of Swing Line Loans. (a)  Each Borrower unconditionally promises to pay each Swing Line Loan on or before 1:00 p.m. (New York City time) on the tenth (10th) day following the making of such Swing Line Loan, including by arranging to refinance such Swing Line Loan with a Revolving Facility Loan in accordance with procedures specified herein; provided that if such tenth day is not a Business Day, payment shall be due on the next succeeding Business Day (such date the “Swing Line Loan Expiration Date”). If the Administrative Agent shall not have received full repayment in cash of any Swing Line Loan on or before 1:00 p.m. (New York City time) on the Swing Line Loan Expiration Date, the Swing Line Lender may, not later than 3:00 p.m. (New York City time), on such day, request on behalf of such Borrower (and each Borrower hereby irrevocably authorize the Swing Line Lender to act on its behalf solely in this regard), that each Revolving Facility Lender, including the Swing Line Lender, make a Revolving Facility Loan (which initially shall be a Base Rate Loan) in an amount equal to such Revolving Facility Lender’s Revolving Facility Commitment Percentage of the outstanding amount of such Swing Line Loan (a “Refunded Swing Line Loan”). In accordance with Section 2.4(c), unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures of clause (b) of this Section 2.5 shall apply), each Revolving Facility Lender shall make the proceeds of its Revolving Facility Loan available to the Swing Line Lender for the account of the Swing Line Lender at the Swing Line Lender’s Applicable Lending Office for Base Rate Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Revolving Facility Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(b)               If for any reason any Swing Line Loan cannot be refinanced by a Revolving Facility Loan in accordance with paragraph (a) of this Section 2.5, the Swing Line Lender irrevocably agrees to grant to each Revolving Facility Lender, and, to induce the Swing Line Lender to make Swing Line Loans hereunder, each Revolving Facility Lender irrevocably agrees to accept and purchase from the Swing Line Lender, on the terms and conditions hereinafter stated, for such Revolving Facility Lender’s own account and risk on the date such Revolving Facility Loan was to have been made, an undivided participation interest in the then-outstanding Swing Line Loans in an amount equal to its Revolving Facility Commitment Percentage of such Swing Line Loans that were to have been repaid with such Revolving Facility Loans (the “Swing Line Participation Amount”). Each Revolving Facility Lender shall pay to the Administrative Agent for the account of the Swing Line Lender in immediately available funds such Revolving Facility Lender’s Swing Line Participation Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the Swing Line Lender in like funds received.

(c)                If any Revolving Facility Lender failed to timely pay to the Administrative Agent all or a portion of its Swing Line Participation Amount required to be paid pursuant to Section 2.5(b), such overdue amounts shall bear interest payable by such Revolving Facility Lender at the rate per annum applicable to Base Rate Loans hereunder until such overdue amounts are paid in full.

(d)               Each Revolving Facility Lender’s obligation to make Revolving Facility Loans referred to in Section 2.5(a) and to purchase participation interests pursuant to Section 2.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the Swing Line Lender, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to the applicable extension of credit set forth in Section 6, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement or any Loan Document by any Loan Party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)                Whenever, at any time after the Swing Line Lender has received from any Revolving Facility Lender its Swing Line Participation Amount, the Swing Line Lender receives any payment on account thereof (whether directly from a Borrower, the Borrowers’ Agent or otherwise, including proceeds of collateral applied thereto by the Swing Line Lender) or any payment of interest on account thereof, the Swing Line Lender shall distribute to such Revolving Facility Lender its Revolving Facility Commitment Percentage of such payments and promptly notify the Administrative Agent in writing thereof; provided, however, that in the event that any such payment received by the Swing Line Lender shall be required to be returned by the Swing Line Lender, such Revolving Facility Lender shall return to the Swing Line Lender the portion thereof previously distributed by the Swing Line Lender to it in like funds received and promptly notify the Administrative Agent in writing thereof. The Administrative Agent may conclusively rely on such written notices as evidence of such distribution to the extent that such distributions were not made through the Administrative Agent.

2.6              Commitment Fees. Subject to Section 4.18(b)(i), the Borrowers agree to pay to the Administrative Agent for the account of each Revolving Facility Lender under the Revolving Facility a commitment fee for the period from and including the first day of the Revolving Facility Commitment Period to but not including the applicable Revolving Facility Commitment Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Facility Commitment of such Revolving Facility Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth (15th) day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and on the applicable Revolving Facility Commitment Termination Date or such earlier date as the Total Revolving Facility Commitments shall terminate as provided herein, commencing on the first of such date to occur after the date hereof.

SECTION 3.         LETTERS OF CREDIt

3.1              Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender severally agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower for use by any Borrower or any other Loan Party from time to time during the Revolving Facility Commitment Period; provided that after giving effect to any Letter of Credit requested by the Borrowers’ Agent on behalf of a Borrower:

(i)         each of the conditions set forth in Section 6.2 shall be satisfied or waived; and

(ii)       Section 3.3 shall not be contravened by any Loan Party at any time.

3.2              Procedure for the Issuance and Amendments of Letters of Credit.

(a)                Procedure for the Issuance of Letters of Credit. The Borrowers’ Agent may from time to time request the issuance of a Letter of Credit from an Issuing Lender by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request (consistent with requests made by such Issuing Lender from other similarly situated account parties). Such Letter of Credit Request shall specify:

(i)         the maximum amount of such Letter of Credit and the account party therefor;

(ii)       whether such Letter of Credit is a Performance Letter of Credit or a Trade Letter of Credit;

(iii)     the requested date on which such Letter of Credit is to be issued;

(iv)     the purpose and nature of the proposed Letter of Credit;

(v)       the name and address of the beneficiary of such Letter of Credit;

(vi)     the expiration or termination date of the Letter of Credit;

(vii)   the documents to be presented by such beneficiary in the case of a drawing or demand for payment thereunder;

(viii) the delivery instructions for such Letter of Credit, and

(ix)     the applicable Borrower on whose behalf such requested Letter of Credit is to be issued.

Notwithstanding anything herein to the contrary, no Issuing Lender shall be obligated to issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate outstanding L/C Obligations attributed to Letters of Credit issued by such Issuing Lender exceeds such Issuing Lender’s Issuance Cap.

If requested by the Issuing Lender, the Borrowers’ Agent also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. To the extent that any material provision of any such application is inconsistent with the provisions of this Section 3 or adds events of default, grants of security, or remedies not already contained in the Loan Documents, the provisions of this Section 3 and this Agreement shall apply and such provision shall not be given effect.

(b)               Procedure for Amendments of Letters of Credit. The Borrowers’ Agent may from time to time request an amendment (including any extension) to any outstanding Letter of Credit by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request which shall specify:

(i)       the Letter of Credit to be amended;

(ii)       the requested date of the proposed amendment;

(iii)       the nature of the proposed amendment; and

(iv)       the delivery instructions for such amendment.

Notwithstanding anything herein to the contrary, no Issuing Lender shall be obligated to extend any Letter of Credit if, after giving effect to the extension of such Letter of Credit, the aggregate outstanding L/C Obligations attributed to Letters of Credit issued by such Issuing Lender exceeds such Issuing Lender’s Issuance Cap.

(c)                Timing of Letter of Credit Requests. A Letter of Credit Request must be received by the applicable Issuing Lender and the Administrative Agent by no later than 12:00 p.m. (New York City time), on the Business Day before the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Issuing Lender thereof and the Borrowers’ Agent. Upon the issuance of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the Revolving Facility Lenders shall be entitled to assume that the Letter of Credit Request and certificates, documents and other papers and information reasonably requested by the Issuing Lender in connection therewith were completed and delivered to the satisfaction of such Issuing Lender.

(d)               Validation Procedure. Upon receipt of a Letter of Credit Request by an Issuing Lender, such Issuing Lender will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and, if not, such Issuing Lender will provide the Administrative Agent, with a copy thereof. Upon receipt by such Issuing Lender of confirmation from the Administrative Agent that the requested Letter of Credit or amendment is permitted in accordance with the terms of this Section 3.2, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.

3.3              General Terms of Letters of Credit. (a)  Each Letter of Credit is to be denominated only in United States Dollars.

(b)               Each Letter of Credit shall, subject to Section 3.3(d), expire no later than one year after the date of issuance (or extension); provided that (i) at any time, the aggregate face of amount of all Letters of Credit issued with an expiration date after the Revolving Facility Commitment Termination Date shall not exceed the Letter of Credit Sub-Limit; (ii) all Letters of Credit with an expiration date after the Revolving Facility Commitment Termination Date shall be returned and cancelled (with the beneficiary’s consent) or Cash Collateralized at least fifteen (15) Business Days prior to the Revolving Facility Commitment Termination Date applicable thereto and (iii) no such Letter of Credit may be issued with an expiration date after the date that is nine months after the Revolving Facility Commitment Termination Date.

(c)                Upon request by the Borrowers’ Agent in the applicable Letter of Credit Request, the relevant Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”). Unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the Borrowers’ Agent shall make a specific request to such Issuing Lender for any renewal of an Auto-Renewal Letter of Credit, such prior notice to be delivered to the applicable Issuing Lender and the Administrative Agent no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Renewal Notice Date”); provided that unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the Borrowers’ Agent shall provide to the applicable Issuing Lender and the Administrative Agent written notice of its intent to not renew such an Auto-Renewal Letter of Credit no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Non-Renewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued (or is permitted to be outstanding hereunder in the case of an outstanding Letter of Credit that is an Auto-Renewal Letter of Credit), the Lenders shall be deemed to have authorized (but the Lenders may not require) such Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than nine (9) months after the Revolving Facility Commitment Termination Date; provided, however, that no Issuing Lender shall permit any renewal of an Auto-Renewal Letter of Credit if (A) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 3.3 or 6.2 or otherwise), (B) after giving effect to any such renewal, the earlier of the (x) expiration date of such Auto-Renewal Letter of Credit and (y) the next occurring Non-Renewal Notice Date of such Auto-Renewal Letter of Credit would occur after the Revolving Facility Commitment Termination Date, or (C) it has received notice in writing on or before the date that is two (2) Business Days before the Renewal Notice Date from the Administrative Agent, any Lender or the Borrowers’ Agent that one or more of the applicable conditions specified in Section 3.3 or 6.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, no Issuing Lender shall have any obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if any of the applicable conditions specified in Section 6.2 is not then satisfied.

(d)               If any Issuing Lender shall issue, extend or amend any Letter of Credit without obtaining prior confirmation of the Administrative Agent (as provided in Section 3.3(d)), or if any Issuing Lender shall permit the extension or renewal of an Auto-Renewal Letter of Credit without giving timely prior notice to the Administrative Agent, or when such extension or renewal is not permitted hereunder (as provided in sub-section (c) above), such Letter of Credit (A) shall for all purposes be deemed to have been issued by such Issuing Lender solely for its own account and risk and (B) shall not be considered a Letter of Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment, extension or renewal, as the case may be, unless the Required Lenders expressly consent thereto; provided, however, that to be considered a Letter of Credit outstanding under this Agreement, the consent of all Lenders shall be required to the extent that any such issuance, amendment, extension or renewal is not then permitted hereunder by reason of the provisions of this Section 3.3.

(e)                Notwithstanding anything herein to the contrary, an Issuing Lender is under no obligation to issue or provide any Letter of Credit (including any renewal of an Auto-Renewal Letter of Credit) or renew, extend or amend any Letter of Credit unless consented to by such Issuing Lender and the Collateral Agent, if:

(i)         Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, renewing, extending or amending such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, renewal, extension or amending of a Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (in the case of an amendment of a Letter of Credit, for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which such Issuing Lender in good faith deems material to it; or

(ii)       such Letter of Credit or the requested amendment is not in form and substance reasonably acceptable to such Issuing Lender thereof or the issuance of such Letter of Credit shall violate any applicable policies of such Issuing Lender.

(f)                Within one (1) Business Day after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof will also deliver to the Borrowers’ Agent and the Administrative Agent, a true and complete copy of such Letter of Credit or amendment.

(g)                Each Letter of Credit shall be subject to the International Standby Practices (“ISP98”) International Chamber of Commerce Publication No. 590 or Uniform Customs and Practice for Documentary Credits No. 600 (“UCP 600”), as applicable, and to the extent not inconsistent with ISP 98 or UCP 600, the Laws of the State of New York.

3.4              Fees, Commissions and Other Charges.

(a)                Letter of Credit Fee. The Borrowers shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants a letter of credit commission, with respect to each outstanding Letter of Credit, in an amount equal to the Applicable L/C Fee Rate times the average daily maximum amount of such Letter of Credit; provided that such letter of credit commission shall not be in an amount less than $1,500 for the period during which such Letter of Credit is outstanding, and, in each case, such commission shall be payable to the L/C Participants and the Issuing Lender of such Letter of Credit to be shared ratably among them in accordance with the average daily amount of their respective Revolving Facility Commitment Percentages. Such commission shall be payable quarterly in arrears on each L/C Fee Payment Date.

(b)               Fronting Fee. In addition to the fees and commissions in Sections 3.4(a) and (c), the Borrowers shall pay each relevant Issuing Lender an amount equal to 0.20% per annum times the face amount of each Letter of Credit issued by such Issuing Lender. Such fee shall be nonrefundable and shall be payable quarterly in arrears on each L/C Fee Payment Date.

(c)                Other Charges. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse each Issuing Lender of any Letter of Credit for such normal and customary costs, expenses and fees as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending, processing, negotiating or otherwise administering any Letter of Credit. The applicable Borrower shall pay each relevant Issuing Lender of any Letter of Credit (i) a fee of no less than $1,500 for any issuance of a Letter of Credit by such Issuing Lender and (ii) a fee of $500 for any amendment of a Letter of Credit issued by such Issuing Lender (which fees shall be in addition to any fee payable under the preceding sentence for such issuance or amendment).

(d)               Distribution of Fees. The Administrative Agent shall, within two (2) Business Days following its receipt thereof, distribute to the relevant Issuing Lenders and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.4.

3.5              L/C Participations. (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest in such Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Revolving Facility Commitment Percentage.

(b)               Each L/C Participant’s obligation to accept and purchase for such L/C Participant’s own account and risk, an undivided participation interest in an Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Revolving Facility Commitment Percentage thereof shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against any Issuing Lender, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c)                The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.5 shall survive the Revolving Facility Commitment Termination Date with respect to Letters of Credit which have been Cash Collateralized pursuant to Section 3.3(b) until the earliest of (i) the expiration date for such Letters of Credit and all drawings thereunder having been repaid in full, (ii) the date the entire amount available under such Letters of Credit are drawn and such drawings are repaid and no further drawings are permitted under such Letters of Credit, and (iii) the date that is nine (9) months after the Revolving Facility Commitment Termination Date applicable to such Letters of Credit; provided that notwithstanding any other provision of this Section 3.5(c), with respect to any Letter of Credit having an expiration date following the Revolving Facility Commitment Termination Date applicable thereto (such a Letter of Credit, a “Post-Termination LOC”), in no event shall the obligations of the L/C Participants to purchase participations in the obligations of an Issuing Lender under a Post-Termination LOC pursuant to Section 3.5(a) expire or terminate prior to the Business Day following the expiration, cancellation or termination of the last remaining outstanding Post-Termination LOC and the payment in full of all drawings, if any, thereunder.

(d)               If for any reason any Unreimbursed Amount cannot be refinanced by an L/C Reimbursement Loan in accordance with Section 3.6(c), each L/C Participant shall, on or before the deadline for such Revolving Facility Loan to have been made, pay to the Administrative Agent for the account of the applicable Issuing Lender in immediately available funds such L/C Participant’s Revolving Facility Commitment Percentage of such Unreimbursed Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the applicable Issuing Lender in like funds received.

(e)                If any L/C Participant fails to timely pay to the Administrative Agent all or a portion of its Revolving Facility Commitment Percentage of any Unreimbursed Amount required to be paid pursuant to Section 3.5(d), such overdue amounts shall bear interest payable by such L/C Participant at the rate per annum applicable to Base Rate Loans hereunder until such overdue amounts are paid in full.

(f)                Whenever, at any time after any Issuing Lender has received from any L/C Participant its Revolving Facility Commitment Percentage of any Unreimbursed Amount, such Issuing Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender shall distribute to such L/C Participant its Revolving Facility Commitment Percentage of such payments and promptly notify the Administrative Agent in writing thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it in like funds received and promptly notify the Administrative Agent in writing thereof. The Administrative Agent may conclusively rely on such written notices as evidence of such distribution to the extent that such distributions were not made through the Administrative Agent.

3.6              Reimbursement Obligations of the Borrowers. (a)  Upon receipt by the relevant Issuing Lender from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, such Issuing Lender shall promptly notify the Borrowers’ Agent and the Administrative Agent thereof. If the Borrowers’ Agent receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit prior to 1:00 p.m. (New York City time), on any Business Day, the Borrowers shall reimburse such Issuing Lender on such Business Day for the Unreimbursed Amount of such Letter of Credit. If the Borrowers’ Agent receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit at or after 1:00 p.m. (New York City time), on any Business Day, the Borrowers shall so reimburse such Issuing Lender on the Business Day immediately following the Business Day upon which such notice was received by the Borrowers’ Agent. Such reimbursement shall be made directly to such Issuing Lender in an amount in United Stated Dollars equal to (i) the amount so paid and (ii) any Non-Excluded Taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender at its Applicable Lending Office in immediately available funds (such amount that has not been reimbursed by the Borrowers being, the “Unreimbursed Amount”).

(b)               If the Borrowers fail to fully reimburse any Issuing Lender pursuant to Section 3.6(a) at the time and on the due date specified in such Section (the “Reimbursement Date”), such Issuing Lender shall so notify the Administrative Agent (with a copy to the Borrowers’ Agent), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount. On the next Business Day following receipt of such notice from such Issuing Lender, the Administrative Agent shall notify each L/C Participant of the Reimbursement Date, the Unreimbursed Amount, and the amount of such L/C Participant’s Revolving Facility Commitment Percentage thereof.

(c)                If there shall be any Unreimbursed Amounts owing to any Issuing Lender on or after such Unreimbursed Amounts were due pursuant to Section 3.6(a), the relevant Issuing Lender may request on behalf of the Borrowers (which hereby irrevocably authorize such Issuing Lender to act on their behalf solely in this regard), that each Revolving Facility Lender make a Revolving Facility Loan (which initially shall be a Base Rate Loan) in an amount equal to such Revolving Facility Lender’s Revolving Facility Commitment Percentage of the outstanding amount of such Unreimbursed Amount (an “L/C Reimbursement Loan”). In accordance with Section 2.4(c), unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures set forth in Section 3.5 shall apply), each Revolving Facility Lender shall make the proceeds of its Revolving Facility Loan available to the Administrative Agent prior to 11:00 a.m. (New York City time) in funds immediately available on the second Business Day following the date such request is made. The proceeds of such Revolving Facility Loans shall be immediately applied to repay the applicable Issuing Lender.

(d)               With respect to Unreimbursed Amounts that are not paid on the date due, interest shall be payable on any and all Unreimbursed Amounts from the date such amounts become payable (whether at stated maturity, by acceleration, demand or otherwise) until payment in full (either in cash or upon the making of a Revolving Facility Loan) at the applicable rate which would be payable on any outstanding Revolving Facility Loans which were then overdue pursuant to Section 4.2(c).

3.7              Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute, irrevocable and unconditional and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse the applicable Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.8              Role of the Issuing Lenders. (a)  The responsibility of any Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of such Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In addition, each Lender and each Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender of such Letter of Credit shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(b)               No Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approved of the Required Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.

(c)                Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lenders shall be liable or responsible for any of the matters described in Section 3.7; provided, however, that anything in such Section or elsewhere herein to the contrary notwithstanding, a Borrower may have a claim against any Issuing Lender and such Issuing Lender may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proved were caused by such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.9              Letter of Credit Request. To the extent that any material provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.10          Existing Letters of Credit. On the Restatement Effective Date, without further action by any party hereto, subject to the terms of this Section 3.10, (a) each Existing Letter of Credit shall become a Letter of Credit hereunder and subject to the terms hereof and (b) each Issuing Lender that has issued an Existing Letter of Credit shall be deemed to have granted each L/C Participant, and each L/C Participant shall be deemed to have acquired from such Issuing Lender, on the terms and conditions of Section 3.5 hereof, for such L/C Participant’s own account and risk, an undivided participation interest in such Issuing Lender’s obligations and rights under each such Existing Letter of Credit equal to such L/C Participant’s Revolving Facility Commitment Percentage of (x) the outstanding amount available to be drawn under such Existing Letter of Credit and (y) the aggregate amount of any outstanding reimbursement obligations in respect thereof.

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1              Termination or Reduction of Commitments. (a)  The Commitments may be voluntarily terminated by the Borrowers’ Agent as provided in Section 4.1(a)(i) and shall be subject to a mandatory termination as provided in Section 4.1(a)(ii).

(i)         The Borrowers’ Agent shall have the right, from time to time upon not less than five (5) Business Days’ notice to the Administrative Agent, to terminate the Revolving Facility Commitments or, from time to time, to reduce the Revolving Facility Commitments on a ratable basis in accordance with Section 4.9; provided that no such termination or reduction of the Revolving Facility Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans and Cash Collateralization of the Letters of Credit made on or before the effective date thereof the Total Revolving Facility Extensions of Credit would exceed the Total Revolving Facility Commitments. Any such reduction shall be in an amount equal to $500,000 or a whole multiple thereof and shall reduce permanently and ratably the applicable relevant Commitment then in effect.

(ii)       With respect to any mandatory prepayment made pursuant to Section 4.7(c), the Commitments shall be automatically reduced as of the date of such mandatory prepayment in an amount equal to 100% of such mandatory prepayment, which Commitment reduction shall be applied on a ratable basis in accordance with Section 4.9.

(b)               [Reserved]:

4.2              Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Eurodollar Loan determined for such day plus the Applicable Margin.

(b)               Each Base Rate Loan (including Swing Line Loans) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)                (i) Upon the occurrence of any Event of Default and during its continuance, all outstanding Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2.00%, and (z) in the case of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder, such amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2.00%, in each case, from the date of such nonpayment until such amount is paid in full (after as well as before judgment). Accrued interest on any Loan (or any portion thereof) shall be paid upon repayment of such Loan (or portion thereof, whether at stated maturity, by acceleration or otherwise) as provided in Section 4.9(b) and any principal and interest on any Loan or Reimbursement Obligation not paid when due shall be payable on demand.

(d)               Interest shall be payable in arrears on each Interest Payment Date or on the applicable date with respect to interest payable pursuant to Section 4.2(c) above.

4.3              Conversion and Continuation Options. (a)  The Borrowers’ Agent may elect from time to time to Convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election in the form attached hereto as Annex II (the “Continuation/Conversion Notice”), such Continuation/Conversion Notice specifying the amount and the date such Conversion is to be made; provided that any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers’ Agent may elect from time to time to Convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time) at its New York office, three (3) Business Days before the date of such election. Any such notice of Conversion to Eurodollar Loans shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans or Base Rate Loans may be Converted as provided herein; provided that (i) no Base Rate Loan may be Converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have reasonably determined that such a Conversion is not appropriate and (ii) no Base Rate Loan may be Converted into a Eurodollar Loan after the date that is one (1) month prior to the Revolving Facility Commitment Termination Date.

(b)               Any Eurodollar Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers’ Agent giving the Administrative Agent irrevocable notice (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time), at its New York office, in each case, three (3) Business Days before the date such Eurodollar Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans. If the Borrowers’ Agent fails to give timely notice requesting a Continuation, then the applicable Loans shall be Converted to Base Rate Loans. Any automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.

(c)                During the existence of an Event of Default, no Loan may be requested as, Converted to or Continued as Eurodollar Loans if the Required Lenders have reasonably determined that such a request, Conversion or Continuation is not appropriate.

4.4              Minimum Amounts of Tranches; Maximum Number of Tranches. (a)  All borrowings, Conversions and Continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b)               No more than fifteen (15) Tranches of Eurodollar Loans shall be outstanding at any one time.

4.5              Repayment of Loans; Evidence of Debt. (a)  Each Borrower unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender or to the relevant Issuing Lender, as applicable, the then unpaid principal amount of each Revolving Facility Loan on the Maturity Date therefor. Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans and Reimbursement Obligations of such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.

(b)               Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of each Borrower to such Lender resulting from each Loan or other Extension of Credit of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                The Administrative Agent, on behalf of the Borrowers, shall maintain the Register required by Section 11.7(d), and shall include a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan and a copy of the Note, if any, evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest or fee due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of such Lender’s share of any Unreimbursed Amount and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d)               The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans and other extensions of credit hereunder made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(e)                Any Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note evidencing the Revolving Facility Loans or the Swing Line Loans, as applicable, of such Lender, substantially in the form of Exhibit A-1 or A-2, as applicable, with appropriate insertions as to date and principal amount (individually, a “Note” and, collectively, the “Notes”).

4.6              Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon notice from the Borrowers’ Agent in the form attached hereto as Annex III (the “Notice of Prepayment”) delivered to the Administrative Agent (x) no later than 1:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed prepayment date in the case of Eurodollar Loans, (y) no later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Base Rate Loans, and (z) not later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Swing Line Loans, in each case, which notice shall specify (x) the date and amount of prepayment, (y) which Loans shall be prepaid and (z) whether the prepayment is of Base Rate Loans, Eurodollar Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or the Borrowers’ Agent revokes any notice of prepayment previously delivered pursuant to this Section 4.6 after the date/time specified above, such Borrower shall also pay any amounts owing pursuant to Section 4.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14. Partial prepayments pursuant to this Section 4.6 shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. If any Borrower shall make any prepayment of a Swing Line Loan after 1:00 p.m. (New York City time) on the Swing Line Loan Expiration Date and the Swing Line Lender shall have requested from the Lenders Refunded Swing Line Loans in accordance with Section 2.5(a) on account of such Swing Line Loan, the Administrative Agent shall apply such prepayment in the following order: first, to any other Swing Line Loans of the Borrowers outstanding at such time, and second, to any outstanding Revolving Facility Loans that are Base Rate Loans of such Borrower. If the amount of such prepayment is greater than the outstanding amount of such Swing Line Loans and such Revolving Facility Loans that are Base Rate Loans at the time such prepayment is made, the Administrative Agent shall promptly remit the excess to the applicable Borrower.

4.7              Mandatory Prepayments. (a)  With respect to any Specified Permitted Disposition and any Specified Permitted Debt Issuance, 100% of the Net Cash Proceeds received for such sale shall be applied to repay Revolving Facility Extensions of Credit in accordance with Section 4.9.

(b)               If on any date the Total Revolving Facility Extensions of Credit shall exceed the Total Revolving Facility Commitments, and/or (ii) any extension of credit under this Agreement shall result in any Applicable Sub-Limit being exceeded, then (A) the Borrowers’ Agent shall specify, at its sole discretion, one or more Loans of a Borrower or Borrowers to be prepaid and such Borrower or Borrowers shall prepay such Loans and (B) if no Loans are then outstanding, the Borrowers shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit by an amount sufficient to eliminate such excess, no later than three (3) Business Days immediately following such date.

(c)                Unless the Required Lenders shall otherwise agree, if on any date occurring on or after the First Amendment Effective Date, the Net Cash Proceeds received by the Loan Parties (individually by any Loan Party or collectively by any group of Loan Parties and whether pursuant to one transaction or a series of transactions) and not yet applied to the repayment or cash collateralization of the Obligations under this Agreement, exceeds at any time $500,000 in the aggregate, 100% of such Net Cash Proceeds shall be applied, not later than the third Business Day after such threshold has been exceeded, first, to the prepayment of then-outstanding Loans (including all principal and accrued and unpaid interest and fees related thereto) under this Agreement and second, to the cash collateralization of all outstanding L/C Obligations, in each case, in accordance with Section 4.9; provided that the aggregate amount of Net Cash Proceeds received by the Loan Parties at any time shall exclude the Net Cash Proceeds received as a result of a Recovery Event (i) if with respect to such Recovery Event, not later than three (3) Business Days after receipt of the Net Cash Proceeds arising from such Recovery Event, the Administrative Agent shall have received a Reinvestment Notice with respect to such Recovery Event, and (ii) only so long as, with respect to such Recovery Event (x) the applicable Loan Party shall continue diligently to replace, repair or upgrade the assets subject to the Recovery Event, and (y) the one-year anniversary of the Reinvestment Notice delivered to the Administrative Agent with respect to such Recovery Event has not occurred. If at any time with respect to a Recovery Event, the conditions set out in clauses (i) and (ii) in the proviso of the immediately preceding sentence are not satisfied, the Net Cash Proceeds of such Recovery Event that were excluded pursuant to the prior sentence shall immediately be applied first, to the prepayment of then-outstanding Loans (including all principal and accrued and unpaid interest and fees related thereto) under this Agreement, and second, to the cash collateralization of all outstanding L/C Obligations, in each case, in accordance with Section 4.9.

(d)               The Borrowers’ Agent shall notify the Administrative Agent by written notice of any prepayment due hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 1:00 p.m. (New York City time), three (3) Business Days before the date of the prepayment, (ii) in the case of prepayment of a Base Rate Loan, not later than 1:00 p.m. (New York City time) on the date of the prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 1:00 p.m. (New York City time) on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the required amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of an extension of credit shall be applied ratably to the Loans included in the prepaid extension of credit and otherwise in accordance with this Section 4.7(d). Prepayments shall be accompanied by accrued interest to the extent required by Section 4.2.

(e)                Any prepayment of Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.9.

(f)                For the avoidance of doubt, no amounts prepaid under this Section 4.7 shall permanently reduce any Commitments.

(g)                At any time after the First Amendment Effective Date while there are any outstanding Revolving Facility Extensions of Credit, if ~~(i)~~ the aggregate Excess Cash of the Loan Parties exceeds the Excess Cash Threshold for five (5) consecutive Business Days ~~and (ii) the Leverage Ratio as last determined is greater than 3.00 to 1.00~~, then the Borrowers’ Agent shall, no later than the second Business Day following such fifth consecutive Business Day, make a prepayment to the Administrative Agent for the benefit of the Lenders equal to the excess of the Excess Cash over the Excess Cash Threshold as of such fifth consecutive Business Day, which prepayment shall be applied in accordance with Section 4.9.

(h)               With respect to any Excess WC Borrowing, if the actual working capital obligation of any working capital obligation used to support such Excess WC Borrowing proves to be less than the projected obligation, the Borrowers’ Agent shall cause such excess amount to be repaid within three Business Days of the incurrence of the actual obligation; provided that such excess amount shall not be required to be repaid until the aggregate amounts of accrued and unpaid prepayments under this Section 4.7(h) is at least $10,000 so long as all such excess amounts are held on deposit in a Pledged Account until the prepayment is due.

4.8              Computation of Interest and Fees. (a)  All fees and interest on Base Rate Loans that are calculated using clause (c) of the definition of “Base Rate” and Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Base Rate Loans (other than Base Rate Loans that are calculated using clause (c) of the definition of “Base Rate”) shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the Lenders of each determination of each Eurodollar Rate for any Eurodollar Loans outstanding. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the Lenders of the effective date and the amount of each such change in interest rate.

(b)               Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers’ Agent, deliver to the Borrowers’ Agent a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.2(a).

4.9              Pro Rata Treatment and Payments. (a)  Other than as expressly set forth herein, each borrowing by any Borrower from the Lenders hereunder and any reduction of the Commitments under any Facility shall be made pro rata according to the respective Revolving Facility Commitment Percentages, as applicable, of the Lenders under such Facility. Other than as expressly set forth herein, each payment (including each prepayment) by any Borrower on account of principal of and interest and fees on the Loans and Reimbursement Obligations under any Facility shall be made pro rata according to the respective outstanding principal amounts of the Loans and Reimbursement Obligations under such Facility, respectively, then held by the Lenders.

(b)               All payments (including prepayments) to be made by the Borrowers hereunder on account of principal of Loans (other than Base Rate Loans on any day other than the Maturity Date of such Loans) shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent for the account of the applicable Lenders at the Administrative Agent’s office specified in Section 11.2 in United States Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the appropriate Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)                Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.9 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans on demand from the Borrowers (without duplication of the interest otherwise applicable thereto).

(d)               Subject to Section 4.18, the application of any payment of Loans (including optional and mandatory prepayments), along with the application of any proceeds obtained upon the exercise of remedies by the Agents for the Lenders hereunder or under any Loan Document, shall be made to each Lender based upon its Revolving Facility Commitment Percentage, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Eurodollar Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

4.10          Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Administrative Agent with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)         does or shall subject any Lender or the Administrative Agent to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any other Loan Document, any Loan or any Letter of Credit made by it, or change the basis of taxation of payments to such Lender or the Administrative Agent in respect thereof (provided, however, that the foregoing shall not apply to (x) any U.S. federal withholding Tax or Other Taxes, as to which Section 4.11 shall govern, or (y) any Tax imposed on or measured by a Lender’s or the Administrative Agent’s net income (to the extent it does not change the basis of taxation), including without limitation any changes in the rate of net income Taxes (or franchise Taxes in lieu thereof) imposed on a Lender or the Administrative Agent, as applicable);

(ii)       does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii)     does or shall impose on such Lender or the Administrative Agent any other condition, cost or expense (provided, however, that the foregoing shall not apply to (x) any U.S. federal withholding Tax or Other Taxes, as to which Section 4.11 shall govern, or (y) any Tax imposed on or measured by a Lender’s net income (to the extent it does not change the basis of taxation), including any changes in the rate of net income Taxes (or franchise Taxes in lieu thereof) imposed on a Lender); and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent of making, Converting into, Continuing or maintaining this Agreement or any other Loan Document, any Loan or issuing, providing and maintaining any Letter of Credit or holding an interest in any Issuing Lender’s obligations thereunder, or to reduce any amount receivable by the Lender or the Administrative Agent in respect thereof, then the Lender or the Administrative Agent shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking Loans or issuing Letters of Credit if, in the judgment of such Lender or the Administrative Agent, as applicable, such designation (x) would eliminate or reduce amounts payable pursuant to this Section 4.10 or eliminate the need to provide the notice specified in clause (c) of this Section 4.10 and (y) would not subject such Lender or the Administrative Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Administrative Agent; then, in any such case, and to the extent that such cost is not fully compensated for by an adjustment to the Eurodollar Rate, the Base Rate or any fee on a Letter of Credit or mitigated pursuant to a change in such Lender’s Applicable Lending Office, the Borrowers shall promptly, after receiving notice as specified in clause (c) of this Section 4.10, pay such Lender or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable on a net after-Tax basis

(b)               If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction on a net after-Tax basis.

(c)                If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the Borrowers’ Agent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. No Lender shall be entitled to claim any additional amounts pursuant to Section 4.10(a) and (b) for circumstances which occurred more than 180 days prior to the date such Lender makes a request for payment hereunder; provided that, if the event giving rise to such increased cost or reduction is retroactive, then the 180-day period shall be extended to include the period of retroactive effect.

(d)               It is agreed and understood that, for all purposes under this Agreement (including for purposes of this Section 4.10 and Section 4.11) that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith on in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption or change in a Requirement of Law made subsequent to the date hereof, regardless of the date enacted, adopted, implemented or issued.

4.11          Taxes. (a)  Any and all payments by or on behalf of each Loan Party or any Agent under or in respect of this Agreement or any other Loan Documents to which such Loan Party is a party shall, unless otherwise required by law, be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”). If any Loan Party or the Agent shall be required under any Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement, the Loans, the Letters of Credit or any of the other Loan Documents to any Agent or Lender (including for purposes of this Section 4.11 and Section 4.10 any assignee, successor or participant), as determined in good faith by the applicable Loan Party or Agent, (i) such Loan Party or Agent shall make all such deductions and withholdings in respect of Taxes, (ii) such Loan Party or Agent shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) in the case of any Non-Excluded Taxes, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party or Agent has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.11) such Lender or Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made or required in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, (i) in the case of a Lender or Agent, Taxes that are imposed on it by the jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent is organized or has its applicable lending office, unless such Taxes are imposed solely as a result of such Lender or Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement, the Loans, the Letters of Credit or any of the other Loan Documents, in which case such Taxes will be treated as Non-Excluded Taxes, (ii) net income, franchise or branch profit taxes imposed on a Lender or an Agent (A) by the jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent is organized or has its principal office or applicable lending office or (B) that are Other Connection Taxes, (iii) any U.S. federal withholding Tax imposed on any payment under the law as of the Restatement Effective Date, (iv) any Tax imposed on a Transferee (other than an assignee pursuant to a request by the Borrowers’ Agent under Section 4.17) or successor Agent to the extent that, under applicable Law in effect on the date of the transfer to such Transferee or such successor Agent, the amount of such Tax exceeds the Non-Excluded Taxes, if any, that were imposed on payments to the transferring Lender or predecessor Agent, or (v) any U.S. federal withholding Tax imposed under FATCA. For the avoidance of doubt, the exclusions described in the preceding sentence will apply to the same effect to direct or indirect beneficial owners of a Lender that is fiscally transparent.

(b)               In addition, each Loan Party hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)                Each Loan Party hereby agrees to indemnify each Lender that is not fiscally transparent and, in the case of a Lender that is fiscally transparent, its direct or indirect beneficial owners for which such Loan Party has received proof of such ownership and entitlement to the benefits of this Section 4.11 (subject to the same conditions for, and exclusions from indemnification as are applicable to a Lender that is not fiscally transparent), and each Agent for, and to hold each harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.11 imposed on or paid by such Lender or Agent, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Loan Parties provided for in this Section 4.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 4.11(c) shall be paid within ten (10) days from the date on which the Lender or Agent makes written demand therefor.

(d)               Within thirty (30) days after the date of any payment of Taxes, the applicable Loan Party (or any Person making such payment on behalf of the Loan Parties) shall furnish to Lender and/or Agent for its own account a certified copy of the original official receipt evidencing payment thereof or, if unavailable, such evidence as is reasonably satisfactory to such Lender or Agent. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                For purposes of this Section 4.11(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. Each Lender (including for avoidance of doubt any assignee, successor or participant) or Agent (including for the avoidance of doubt any successor) (i) that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated”, “Inc.”, “Corporation”, “Corp.”, “P.C.”, “N.A.”, “National Association”, “insurance company”, or “assurance company” (in the case of a Lender, a “Non-Exempt Lender”) and (in the case of an Agent, a “Non-Exempt Agent”) shall at or prior to the Restatement Effective Date, or in the case of a Transferee of a Lender or a successor to an Agent, on or prior to the date such Person becomes a Transferee or Agent, deliver or cause to be delivered to each of the Administrative Agent and the Borrowers’ Agent original copies of the following properly completed and duly executed documents:

(i)         in the case of a Non-Exempt Lender or Non-Exempt Agent that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)       in the case of a Non-Exempt Lender or Non-Exempt Agent that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of the applicable Exhibit D-1, D-2, D-3 or D-4 (a “Section 4.11 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)     in the case of a Non-Exempt Lender or Non-Exempt Agent that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv)     in the case of a Non-Exempt Lender or Non-Exempt Agent that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 4.11 Certificate; or

(v)       in the case of a Non-Exempt Lender or Non-Exempt Agent that (A) is treated as a partnership or other non-corporate entity and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the Non-Exempt Lender or Non-Exempt Agent is not a withholding foreign partnership or withholding foreign trust, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 4.11(e) if each such beneficial owner were a Lender; or

(vi)     in the case of a Non-Exempt Lender or Non-Exempt Agent that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section 4.11(e) if such beneficial owner were the Lender; or

(vii)   in the case of a Non-Exempt Lender or Non-Exempt Agent that (A) is not a United States person and (B) is acting in the capacity of an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by such person pursuant to this Section 4.11(e) if each such person were a Lender.

Each Lender that is not a Non-Exempt Lender or Non-Exempt Agent shall, at or prior to the Restatement Effective Date, or in the case of a Transferee, on or prior to the date such Person becomes a Transferee, deliver to each of the Administrative Agent and the Borrowers’ Agent a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto). If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers’ Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers’ Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers’ Agent or the Administrative Agent as may be necessary for the Borrowers’ Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Person required to deliver any forms, certificates or other evidence with respect to United States federal withholding tax matters pursuant to Section 4.11(e) hereby agrees, from time to time after the initial delivery by such Person of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Person, to the extent it is entitled to do so, shall promptly (x) deliver to each of the Administrative Agent and the Borrowers’ Agent new originals of any forms or other certifications required under this Section 4.11(e), properly completed and duly executed by such Person, together with any other certificate or statement of exemption required in order to confirm or establish that such Person is entitled to an exemption or reduction in the amount of United States federal income tax required to be withheld from payments to such Person under this Agreement or any other Loan Documents or (y) notify the Administrative Agent and the Borrowers’ Agent of its inability to deliver any such forms, certificates or other evidence in which case such Person shall not be required to deliver any such form or certificate pursuant to this Section 4.11(e).

(f)                For any period with respect to which Lender has failed to provide Borrower with the appropriate form, certificate or other document described in Section 4.11(e), if required (other than if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by such Lender, such Lender shall not be entitled to indemnification or additional amounts under Section 4.11(a) or (c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall use commercially reasonable efforts as such Lender shall reasonably request to assist such Lender in recovering such Non-Excluded Taxes.

(g)                Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.11 shall survive the termination of this Agreement and the other Loan Documents. Nothing contained in Section 4.10 or this Section 4.11 shall require any Agent or Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

4.12          Lending Offices. Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

4.13          Credit Utilization Reporting. (a)  Within five (5) Business Days after the end of each calendar month, each Issuing Lender shall deliver a report to the Administrative Agent, substantially in the form of Annex IV (a “Credit Utilization Summary” and, collectively, the “Credit Utilization Summaries”), setting forth, for each Letter of Credit issued or provided by such Issuing Lender, (i) the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis. Upon receiving notice from a Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Lender of a reduction or termination of such Letter of Credit, each Issuing Lender shall notify the Administrative Agent thereof.

(b)               Within five (5) Business Days after receiving each Credit Utilization Summary from the Issuing Lenders, the Administrative Agent shall deliver to each Lender (i) the Credit Utilization Summaries of all issued and outstanding Letters of Credit and Loans, (ii) the information referred to in clauses (i) and (ii) of Section 4.13(a), on an aggregate basis, and (iii) for each Type of Loan, (A) the amount outstanding under such Loans as of the last day of such calendar month and (B) the amount of any payments of such Loans during such month.

4.14          Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any actual loss or expense (other than, in the case of expenses, any administrative, processing or similar fee in respect thereof exceeding $100 for each affected Lender for each relevant event) which such Lender sustains or incurs as a result of (a) default by any Borrower in making a borrowing of, Conversion into or Continuation of Eurodollar Loans after the Borrowers’ Agent has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers’ Agent has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

4.15          Benchmark Transition.

(a)                Subject to clauses (b) through (f) of this Section 4.15, if prior to the first day of any Interest Period: (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Eurodollar Rate for such Interest Period, or (ii) the Administrative Agent shall have received notice from the Required Lenders that the relevant Eurodollar Rate determined or to be determined for such Interest Period, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period, then in the case of each of clause (i) or (iii) as applicable, the Administrative Agent shall give written notice thereof to the Borrowers’ Agent and the Lenders as soon as practicable thereafter. If such notice is given with respect to the Eurodollar Rate applicable to Eurodollar Loans, (x) any such Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as a Base Rate Loan, (y) any Base Rate Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall not be so Converted and shall continue as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be Converted on the first day of such Interest Period to Base Rate Loans. Until such notice has been revoked by the Administrative Agent, no further Eurodollar Loans shall be made or Continued as such, nor shall the Borrowers’ Agent have the right to Convert Loans into such Type. The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a) above if the Administrative Agent determines that adequate and reasonable means exist for ascertaining the relevant Eurodollar Rate for the applicable Interest Period and (ii) any such notice pursuant to clause (b) above upon receipt of notice from the requisite Lenders necessary to give such notice in clause (b) that the relevant circumstances described in such clause (b) have ceased to exist.

(b)               Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders

(c)                Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)               Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers’ Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.15.

(e)                Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)                Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan, or conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

4.16          Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, Continue Eurodollar Loans as such and Convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended to the extent necessary for such Lender to avoid any such unlawful action until such Lender notifies the Administrative Agent that it is lawful to make or maintain Eurodollar Loans as contemplated by this Agreement and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be Converted automatically to available and lawful Interest Periods, if any, or Base Rate Loans, at the option of the Borrowers’ Agent, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such Conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.14.

4.17          Replacement of Lenders. If (a)(i)(A) any Borrower is required to pay any additional amount to or indemnify any Lender pursuant to Section 4.11 or (B) any Lender requests compensation under Section 4.10, and (ii) in the case of Section 4.11, a Lender has declined to designate a different Applicable Lending Office, (b) any Lender invokes Section 4.16, (c) any Lender becomes a Defaulting Lender, or (d) any Lender has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 11.1, requires the consent of all the Lenders, or all affected Lenders, and with respect to which the Required Lenders shall have granted their consent, then, in each case, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers’ Agent may, at its sole cost and expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and obligations contained in Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under this Agreement and the other Loan Documents (or all of its interests, rights and obligations in respect of the Loans or Commitments that are the subject of the related amendment, waiver or other modification) to an assignee that shall assume such obligations and become a Lender pursuant to the terms of this Agreement and the other Loan Documents; provided that (i) the transferring Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, accrued interest thereon, and accrued fees payable to it hereunder, from the Assignee and (B) any additional amounts (including indemnity payments) payable to it hereunder from the Borrowers and (ii) in the case of a transferring Lender that is also an Issuing Lender, the Letters of Credit issued by such transferring Lender shall have been cash collateralized or backed by a letter of credit or other credit support from a non-Defaulting Lender or other bank reasonably acceptable to the transferring Lender, in each case, on terms and conditions reasonably satisfactory to such transferring Lender; provided, further, that, if, upon such demand by the Borrowers’ Agent, such Lender elects to waive its request for additional compensation pursuant to Sections 4.10 or 4.11, or consents to the proposed amendment, waiver or other modification, the demand by the Borrowers’ Agent for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in this Section 4.17 shall affect or postpone any of the rights of any Lender or any of the Obligations of the Borrowers under any of the foregoing provisions of Sections 4.10, 4.11 or 4.16 in any manner. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 4.17.

4.18          Defaulting Lender. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a)                If any Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Loans or its participation interests in Swing Line Loans, or Letters of Credit which results in its Revolving Facility Extensions of Credit under any Facility being less than its Revolving Facility Commitment Percentage of the Total Revolving Facility Extensions of Credit under such Facility, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders under such Facility have been equalized in accordance with such Lenders’ Revolving Facility Commitment Percentages of the Total Revolving Facility Extensions of Credit under such Facility. Further, if at any time prior to the acceleration or maturity of the Obligations under any Facility with respect to which a Defaulting Lender is a Lender at such time, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of a Letter of Credit under such Facility, the Administrative Agent shall apply such payment first to the Loans and participations in Letters of Credit and, if applicable, Swing Line Loans, under such Facility and for which such Defaulting Lender shall have failed to fund its pro rata share until such time as such Defaulting Lender’s obligation to fund such Loans and/or participations are paid in full or each Lender under such Facility is owed its Revolving Facility Commitment Percentage of the Total Revolving Facility Extensions of Credit under such Facility. After acceleration or maturity of the Obligations under any Facility to which a Defaulting Lender is a Lender, subject to the first sentence of this Section 4.18(a), all principal will be paid ratably as provided in Section 4.9(a).

(b)               Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)         fees shall cease to accrue on the Available Revolving Facility Commitments of such Defaulting Lender pursuant to Section 2.6.

(ii)       with respect to the obligation of a Lender to fund its pro rata of portion of a Revolving Facility Loan pursuant to Section 2.4(c), all or any part of such Defaulting Lender’s pro rata portion of such requested Loan shall be reallocated to the Non-Defaulting Lenders in accordance with each Non-Defaulting Lender’s Revolving Facility Commitment Percentage (calculated without regard to any Defaulting Lender’s Revolving Facility Commitments) but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Available Revolving Facility Commitments is greater than zero, (y) the conditions set forth in Section 6.2 are satisfied at such time and (z) each such Non-Defaulting Lender’s Available Revolving Facility Commitment is greater than zero

(iii)     with respect to any L/C Participation Obligation or Refunded Swing Line Loan, Swing Line Participation (collectively, “Participation Obligations”) of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A)              all or any part of such Defaulting Lender’s pro rata portion of all Participation Obligation shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Facility Commitment) but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Available Revolving Facility Commitments is greater than zero, (y) the conditions set forth in Section 6.2 are satisfied at such time and (z) each such Non-Defaulting Lender’s Available Revolving Facility Commitment is greater than zero;

(B)                 if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, then the Borrowers shall within three (3) Business Days following notice by the Administrative Agent (1) Cash Collateralize such Defaulting Lender’s portion of the Letters of Credit (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) for so long as such Letters of Credit are outstanding and (2) after giving effect to any partial reallocation pursuant to clause (iii)(A) above, if such Defaulting Lender is a Revolving Facility Lender, repay the non-reallocated amount of each Swing Line Loan for so long as such Refunded Swing Line Loan and Swing Line Participation are outstanding;

(C)                 if the Participation Obligations of the Non-Defaulting Lenders under the relevant Facility are reallocated pursuant to clause (iii)(A) above or Cash Collateralized or repaid pursuant to clause (iii)(B), then the fees payable to the Lenders under such Facility pursuant to Section 2.6 shall be adjusted or reduced, as applicable, in accordance with such Non-Defaulting Lenders’ Revolving Facility Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Facility Commitment); and

(D)                if any Defaulting Lender’s portion of the Participation Obligations under any Facility is neither Cash Collateralized nor reallocated pursuant to this Section 4.18(b)(iii), then, without prejudice to any rights or remedies hereunder of the Lenders and Issuing Lenders and the Swing Line Lender, all commitment and commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Facility Commitment that was utilized by the Participation Obligations) and letter of credit fees payable under Section 3.5(a) with respect to such Defaulting Lender’s portion of the Letters of Credit shall be payable to the Issuing Lenders and the Swing Line Lender, pro rata, until such Participation Obligations are Cash Collateralized, reallocated and/or repaid in full.

(c)                So long as any Revolving Facility Lender is a Defaulting Lender, (i) no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the exposure of the L/C Participants in respect of such Letter of Credit will be 100% covered by the Revolving Facility Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 4.18(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 3.5 (and Defaulting Lenders shall not participate therein), and (ii) the Swing Line Lender shall not be required to advance any Swing Line Loan, unless it is satisfied that the remaining Revolving Facility Lenders’ exposure in respect of such Swing Line Loan will be 100% covered by the Revolving Facility Commitments of the Non-Defaulting Lenders.

(d)               So long as any Lender is a Defaulting Lender, such Defaulting Lender shall not be a Qualified Counterparty with respect to any Commodity OTC Agreements or Financial Hedging Agreements, or a Qualified Cash Management Bank with respect to a Cash Management Bank Agreement, entered into while such Lender is a Defaulting Lender.

(e)                In the event that the Administrative Agent, the Borrowers’ Agent, each Issuing Lender and the Swing Line Lender, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Participation Obligations under such Facility shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment under such Facility, and on such date each Lender under such Facility shall purchase at par such of the Loans, funded Participation Obligations and Commitments under such Facility as the Collateral Agent shall determine may be necessary in order for such Lender to hold such Loans, funded Participation Obligations and Commitments in accordance with its Revolving Facility Commitment Percentage with respect to such Facility.

SECTION 5.	REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and provide other extensions of credit hereunder, the Loan Parties hereby jointly and severally represent and warrant to each Agent and each Lender as of the Restatement Effective Date and each Borrowing Date that:

5.1              Financial Condition. (a)  The financial statements delivered to the Agents pursuant to Section 7.1(a), including the related schedules and notes thereto, (i) have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein) and (ii) are complete and correct and present fairly in all material respects the financial condition of the Loan Parties as at such date.

(b)               The financial statements delivered to the Agents pursuant to Section 7.1(b), including the related schedules and notes thereto, (i) have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein) and (ii) are complete and correct and present fairly in all material respects the financial condition of the Loan Parties as at such date.

(c)                The Annual Budgets have been prepared in good faith under the direction of a Responsible Person of the Borrowers’ Agent. The Annual Budgets were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(d)               Except as set forth in the Disclosure Letter, no Loan Party has as of the Restatement Effective Date any material Guarantee Obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction or other financial derivative which is not reflected in the foregoing statements or in the notes thereto.

5.2              No Change. Since December 31, 2017, there has been no Material Adverse Effect.

5.3              Existence; Compliance with Law. Each of the Loan Parties (a) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, (b) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4              Power; Authorization; Enforceable Obligations. Each of the Loan Parties has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 5.16 and (b) the filings or other actions listed on Schedule 5.4 (and including, without limitation, such other authorizations, approvals, registrations, actions, notices or filings as have already been obtained, made or taken and are in full force and effect), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, to which any Borrower or other Loan Party is subject, is required in connection with the borrowings hereunder or with the execution, delivery, validity or enforceability of the Loan Documents to which the Loan Parties are a party (except for any reports required to be filed by the Borrowers’ Agent with the SEC pursuant to the Exchange Act). This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5              No Legal Bar. The execution, delivery and performance of the Loan Documents to which any of the Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law, in each case to the extent applicable to or binding upon such Loan Party or its Properties, (ii) will not violate a material Contractual Obligation of any of the Loan Parties, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent and Liens permitted by Section 8.3).

5.6              No Material Litigation. No litigation, investigation or proceeding to which a Loan Party is party before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of any of the Loan Documents in which such litigation, investigation or proceeding is material and has a reasonable basis in fact, or (c) which could reasonably be expected to have a Material Adverse Effect.

5.7              No Default. No Loan Party is in default under or with respect to any Contractual Obligation in any respect, which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8              Ownership of Property; Liens. Except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Loan Party has defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its tangible personal property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9              Intellectual Property. Each Loan Party owns, is licensed to use or has a common law or contractual right to access and use, all material trademarks, trade names, copyrights, patents, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9, no claim has been asserted nor is pending by any Person challenging or questioning the use by any such Loan Party of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Loan Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10          No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Loan Party has or could reasonably be expected to have a Material Adverse Effect.

5.11          Taxes. (a)  Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns required to be filed and has timely paid all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Loan Parties).

(b)               There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers.

5.12          Federal Regulations. No part of the proceeds of any Loan or Letter of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board. If requested by any Lender or the Collateral Agent, the Borrowers will furnish to the Collateral Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

5.13          ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, no Plan is reasonably expected to be in “at risk” status within the meaning of Section 430 of the Code and each Plan (including, to the knowledge of the Loan Parties, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except in each of the foregoing cases for circumstances that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, neither the Loan Parties nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and the Loan Parties would not become subject to any liability under ERISA if a Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization, Insolvent or terminating or is reasonably expected to be in Reorganization, become Insolvent or be terminated or is, or is reasonably expected to be in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liabilities of the Loan Parties and each Commonly Controlled Entity for the provision of post-retirement benefits to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) do not, in the aggregate, exceed the total assets under all such Plans allocable to such benefits except as disclosed in the financial statements of the Loan Parties. Neither the Loan Parties nor any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Loan Party to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect. There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.

5.14          Investment Company Act; Other Regulations. None of the Loan Parties is required to register as an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940. The Loan Parties are not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits their ability to incur Indebtedness.

5.15          Subsidiaries. Schedule 5.15 sets forth as of the Restatement Effective Date the names of all direct or indirect Subsidiaries of the Borrowers (other than the Excluded Subsidiaries), their respective forms of organization, their respective jurisdictions of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to the Borrowers (other than the Borrowers’ Agent), the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

5.16          Security Documents. (a)  The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of each Loan Party party thereto in the “Collateral” described therein, subject to any Liens permitted by Section 8.3.

(b)               When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the security interest granted under the Security Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Borrowers and those Loan Parties party thereto in the portion of the “Collateral” described therein, subject to any Liens permitted by Section 8.3.

(c)                When an Account Control Agreement has been entered into with respect to each Pledged Account, the Security Agreement shall constitute a Perfected First Lien on, and security interest in, all right, title and interest of the Loan Party party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person, subject to any Permitted Cash Management Liens.

5.17          Accuracy and Completeness of Information.  All written factual information, reports and other papers and data with respect to the Loan Parties (other than the Projections (as defined below) and information of a general economic or industry-specific nature) furnished pursuant to this Agreement and the other Loan Documents, and all factual statements and representations made in writing, to the Agents, the Lead Arranger, or the Lenders by any Loan Party were, at the time the same were so furnished or made, when taken together with all such other factual written information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made in writing, complete and correct in all material respects, to the extent necessary to give the Agents, the Lead Arranger, and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made. The financial estimates, projected financial information and other forward-looking statements (the “Projections”) contained in the materials referenced above were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Agent, the Lead Arranger, and the Lenders that such Projections are not to be viewed as fact and that actual results during the period or periods covered by such Projections may differ from the projected results set forth therein by a material amount. No representation or warranty is made with respect to information of a general economic or industry-specific nature.

5.18          Labor Relations. No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the best knowledge of each Loan Party, threatened against a Loan Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or, to the knowledge of any Loan Party, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against a Loan Party, and (c) no union representation question existing with respect to the employees of a Loan Party and, no union organizing activities are taking place with respect to any thereof.

5.19          Insurance. As of the Restatement Effective Date, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with deductibles or other retention amounts, and with the carriers listed in the Disclosure Letter, which insurance meets the requirements of Section 7.5 hereof as of the Restatement Effective Date.

5.20          Solvency. (a)  As of the Restatement Effective Date, and each other Borrowing Date, immediately after giving effect to Loans and Letters of Credit to be made, issued or provided on such date, (i) the amount of the “present fair saleable value” of the assets of each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will, as of such time, exceed the amount of all “liabilities of each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, contingent or otherwise”, such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the liabilities of the Loan Parties and their Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 5.20, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.21          Use of Letters of Credit and Proceeds of Loans. (a)  The proceeds of the Revolving Facility Loans shall be used only (A) to finance the Loan Parties’ purchase, storage and sale of Eligible Commodities, (B) for hedging related to the purchase, storage and sale of Eligible Commodities, (C) to finance the carrying of accounts receivable, (D) for the payment of contractual margin calls (with respect to exchange-traded contracts, over-the-counter contracts and otherwise) or establishment of reserves in connection therewith, (E) to refinance all or portion of the Existing Credit Agreement, (F) pay any fees and expenses payable to the Lenders, the Agents and any other Secured Parties, and for the general working capital purposes of the Loan Parties, and (F) for other general corporate purposes.

(b)               Letters of Credit shall be used only (i) for the general working capital purposes of the Loan Parties, (ii) to facilitate and finance the purchase of Eligible Commodities for resale or storage, and (iii) to secure the obligations of any Loan Party under any contract or agreement or in connection with any legal requirement or governmental permit, such as transportation obligations, bonding obligations, performance and margin-related obligations related to hedging of Eligible Commodities.

5.22          Environmental Matters. Except as set forth on Schedule 5.22:

(a)                To each Loan Party’s knowledge, the facilities and properties owned, leased or operated by the Loan Parties (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b)               To each Loan Party’s knowledge, (i) except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations at the Properties are in compliance, and have, for the lesser of the last five years or for the duration of their ownership, lease, or operation by Loan Parties, been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and (ii) there is no contamination at, under or about the Properties or violation of any Environmental Law or Environmental Permit with respect to the Properties or the business at the Properties operated by Loan Parties (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof. All Environmental Permits necessary in connection with the ownership and operation of each Loan Party’s business have been obtained and are in full force and effect, except where any such failure to obtain and maintain in full force and effect (individually or in the aggregate) has not had and is not reasonably likely to result in a Material Adverse Effect.

(c)                No Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability pursuant to Environmental Laws or Environmental Permits with regard to any of the Properties or the Business, nor do the Loan Parties have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d)               To each Loan Party’s knowledge, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(e)                No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to any of the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements or liens outstanding under any Environmental Law with respect to any of the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement or lien, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(f)                There has been no release or threat of release of Materials of Environmental Concern at or from any of the Properties arising from or related to the operations of any Loan Party in connection with any of the Properties or otherwise in connection with the Business in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

5.23          Foreign Corrupt Practices Act. No part of the proceeds of the Loans or Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

5.24          Sanctions Laws. No Loan Party and to the knowledge of any Borrower, no Subsidiary, Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans or Letters of Credit is, or is owned or controlled by Persons that are any of the following (a “Restricted Person”): (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions, including without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria. Each Loan Party, its Subsidiaries and their respective directors, officers and employees, and to the knowledge of each Loan Party, its agents, are in compliance with all applicable Sanctions and with the FCPA. The Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and other applicable anti-corruption laws.

5.25          EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 6.         CONDITIONS PRECEDENT

6.1              Conditions Precedent to Restatement Effective Date. The obligations of the Lenders to make Loans hereunder and the Issuing Lenders to issue any Letters of Credit hereunder, shall not become effective unless each of the following conditions is satisfied (or waived pursuant to Section 11.1) on or before May 31, 2018:

(a)                Loan Documents. The Agents shall have received:

(i)         this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii)       the Guaranty, executed and delivered by a duly authorized officer of each Loan Party thereto;

(iii)     the Security Agreement, executed and delivered by a duly authorized officer of each Loan Party thereto;

(iv)     the Perfection Certificate, executed and delivered by a duly authorized officer of each Loan Party;

(v)       for each Revolving Facility Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-1 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(vi)     for each Swing Line Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-2 and conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;

(vii)   each of the Account Control Agreements, executed and delivered by a duly authorized officer of each party thereto (it being understood and agreed that this has been satisfied as of the Restatement Effective Date);

(viii) the Canadian Security Agreement executed and delivered by a duly authorized officer of each Loan Party party thereto; and

(ix)     the Disclosure Letter executed and delivered by a duly authorized officer of the Borrowers’ Agent.

(b)               Secretary’s Certificates. The Collateral Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Collateral Agent, executed by a Responsible Person and the Secretary or any Assistant Secretary on behalf of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.

(c)                [Reserved].

(d)               Proceedings of the Loan Parties. The Collateral Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Collateral Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of such Loan Party by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, as of the Restatement Effective Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), shall be in form and substance reasonably satisfactory to the Collateral Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e)                Incumbency Certificates. The Collateral Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, as to the incumbency and signature of the officers of such Loan Party or, if applicable, of the general partner or managing member or members of such Loan Party, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Collateral Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), shall be reasonably satisfactory in form and substance to the Collateral Agent, and shall be executed by a Responsible Person and the Secretary or any Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.

(f)                Organizational Documents. The Collateral Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the Restatement Effective Date as complete copies thereof by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b) and shall be in form and substance reasonably satisfactory to the Collateral Agent.

(g)                Good Standing Certificates. The Collateral Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party in the jurisdiction of its organization.

(h)               Consents, Licenses and Approvals. The Collateral Agent shall have received a certificate of a Responsible Person of the Borrowers’ Agent either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4, and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

(i)                 Borrower’s Certificate. The Collateral Agent shall have received a certificate substantially in the form of Exhibit N signed by a Responsible Person of each of the Borrowers, stating on behalf of such Borrower that:

(i)         The representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii)       No Default or Event of Default exists;

(iii)     There has not occurred since December 31, 2017 a Material Adverse Effect; and

(iv)     The Leverage Ratio does not exceed the applicable Maximum Leverage Ratio.

(j)                 Fees. The Agents, the Lead Arranger and the Lenders shall have received the fees (including reasonable fees, disbursements and other charges of counsel to the Agents to the extent invoiced prior to the Restatement Effective Date) to be received on the Restatement Effective Date referred to herein and in each Fee Letter and all reasonable out-of-pocket costs and expenses incurred by the Agents and the Lead Arranger in connection with the negotiation of the Loan Documents and due diligence with respect thereto.

(k)               Legal Opinions. The Collateral Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i)         the executed legal opinion of Latham & Watkins LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit H; and

(ii)       the executed legal opinion of Fredrikson & Bryon, P.A., North Dakota counsel to the Loan Parties.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Collateral Agent may reasonably require in accordance with customary opinion practice.

(l)                 Lien Searches. The Collateral Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Collateral Agent, under the Uniform Commercial Code and equivalent legislation in all relevant jurisdictions and all customary judgment and tax Lien searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the Loan Parties, and the results of such search shall be reasonably satisfactory to the Collateral Agent.

(m)             Actions to Perfect Liens. All filings, recordings, registrations and other actions, including, without limitation, the filing of financing statements on form UCC-1, necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created by the Security Documents, shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(n)               Financial Statements. The Collateral Agent and the Lenders shall have received the financial statements listed in Section 5.1 (including without limitation the audited consolidated financials of the Borrowers’ Agent for the calendar year ending December 31, 2017 to be provided pursuant to Section 7.1(a)) and the Annual Budget for the 2018 Fiscal Year.

(o)               Insurance. Arrangements satisfactory in the reasonable discretion of the Collateral Agent shall have been made for the Collateral Agent to receive evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof and Section 5(q) of the Security Agreement shall have been satisfied; provided that, as of the Restatement Effective Date, the Collateral Agent shall have received a certificate confirming that the Collateral Agent has been named as loss payee or additional insured consistent with the requirements of Section 7.5 hereof.

(p)               PATRIOT Act. The Agents and the Lenders shall have received, sufficiently in advance of the Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q)               Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Collateral Agent, and the Collateral Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Upon the satisfaction of the foregoing conditions precedent in this Section 6.1, the Collateral Agent shall promptly notify the Administrative Agent.

6.2              Conditions to Each Credit Extension. The obligation of each Lender to make any Loan requested to be made by it on any Borrowing Date (including, without limitation, its initial Loan, if any) and the agreement of the Issuing Lenders to issue or provide any Letter of Credit (including, without limitation, the initial Letters of Credit, if any) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice or Letter of Credit Request pursuant to Section 2.4 or Section 3.2, as the case may be.

(b)               Representations and Warranties. Each of the representations and warranties made by the Borrowers and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if such representation and warranty was made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date.

(c)                No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d)               [Reserved].

(e)                Evidence of Working Capital Obligations. With respect to any request for an Extension of Credit that would result in the Total Revolving Facility Extensions of Credit exceeding $60,000,000 (each such Extension of Credit, an “Excess WC Borrowing”), the Borrowers’ Agent or applicable Borrower shall certify in writing to the Administrative Agent at the time of the requested Extension of Credit that the proceeds of such Extension of Credit in excess of $60,000,000 will be used solely for working capital purposes (i) identified in a 13-Week Forecast verified by the Financial Advisor that has been delivered prior to such request, (ii) that are identified in such 13-Week Forecast as being due and payable not more than twenty-eight days after the date of such request for an Extension of Credit and (iii) that have not been previously identified in connection with a request for an Excess WC Borrowing; provided that if clauses (i) and (ii) above cannot be satisfied because the request for an Excess WC Borrowing has been delivered prior to the delivery of the first 13-Week Forecast verified by the Financial Advisor, the Borrower’s Agent or applicable Borrower shall provide to the Administrative Agent documentation (including any supporting documents requested by the Administrative Agent) to evidence (x) the working capital obligations giving rise to the Excess WC Borrowing and (y) that such working capital obligations will be due and payable not more than twenty-eight (28) days after the date of such request for the Excess WC Borrowing, which evidence and supporting documentation shall be reasonably satisfactory to the Administrative Agent.

(f)                 ~~(e)~~ Borrowing Availability. After giving effect to such extension of credit requested to be made on such date,

(i)         the Total Revolving Facility Extensions of Credit shall not exceed the Total Revolving Facility Commitments, and

(ii)       such extension of credit shall not result in any Applicable Sub-Limit being exceeded; and

(iii)     the Collateral Agent shall have received a certificate of a Responsible Person of the Borrowers’ Agent (such certificate, the “Availability Certification”) certifying as to the satisfaction of each of the specific conditions set forth in Sections 6.2(b) and (c) and clauses (i)-(iii) of Section 6.2(e) as of such date to the extent not a part of the Borrowing Notice or Letter of Credit Request delivered in connection with such Extension of Credit.

SECTION 7.         AFFIRMATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Agents hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), each Loan Party shall:

7.1              Financial Statements. Furnish to the Agents (for distribution to each Lender):

(a)                as soon as available, but in any event within one hundred twenty (120) days after the end of the Fiscal Year, a copy of the audited consolidated balance sheet of the Loan Parties as at the end of such year and the related consolidated statements of income and changes in members’ equity and cash flows for such year, prepared in accordance with GAAP and setting forth (x) in the case of the consolidated statements of income, in comparative form the figures for the previous year and (y) in the case of the consolidated balance sheet, in comparative form the figures for the previous year-end, and, in each case, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)               as soon as available, but in any event not later than forty-five (45) days after the end of the calendar quarter (other than the fourth calendar quarter) the unaudited consolidated balance sheet of the Loan Parties as at the end of such calendar quarter and the related unaudited consolidated statements of income and changes in members’ equity and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, prepared in accordance with GAAP, and setting forth (x) in the case of the consolidated statements of income, in comparative form the figures for the previous year and (y) in the case of the consolidated balance sheet, in comparative form the figures for the previous year-end, in each case, certified by a Responsible Person of the Borrowers’ Agent, as being fairly presented in all material respects (subject to normal year-end and quarter-end adjustments and the absence of footnotes);

(c)                for each calendar month that does not fall at the end of a calendar quarter (except for the last month of the Fiscal Year, for which this Section 7.1(c) will apply), as soon as available, but in any event not later than forty-five (45) days after the end of such calendar month (provided that, solely for calendar year 2020, no monthly report shall be required for the month of December under this Section 7.1(c)), the unaudited consolidated balance sheet of the Loan Parties as at the end of such calendar month and the related unaudited consolidated statements of income and changes in members’ equity and cash flows for such month and the portion of the Fiscal Year through the end of such month, prepared in accordance with GAAP, and setting forth (x) in the case of the consolidated statements of income, in comparative form the figures for the previous year and (y) in the case of the consolidated balance sheet, in comparative form the figures for the previous year-end, in each case, certified by a Responsible Person of the Borrowers’ Agent, as being fairly presented in all material respects (subject to normal year-end and quarter-end adjustments and the absence of footnotes); and

(d)               as soon as available, but in any event not later than thirty (30) days after the commencement of each Fiscal Year, the Annual Budget for such Fiscal Year.

All such financial statements (other than the Annual Budgets) shall present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date and shall be prepared in reasonable detail and, except as noted herein, in accordance with GAAP, applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Borrowers’ Agent, as the case may be, and disclosed therein and, with regard to the non-annual financial statements, subject to normal year-end adjustments and the absence of footnotes). The Annual Budgets shall have been prepared in good faith under the direction of a Responsible Person of the Borrowers’ Agent and based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Documents or information required to be delivered or provided pursuant to Section 7.1(a), (b) or (c) (to the extent any such documents or information are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers’ Agent posts the materials containing such documents or information, or provides a link thereto, on the Borrowers’ Agent website on the Internet; or (ii) on which such documents are posted on the Borrowers’ Agent behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.2              Certificates; Other Information. Furnish to the Agents (for distribution to the Lenders pursuant to Section 11.2(d)):

(a)                concurrently with the delivery of the financial statements referred to in Sections 7.1(a), and 7.1(b), a certificate of a Responsible Person of the Borrowers’ Agent substantially in the form of Exhibit K (such a certificate, a “Compliance Certificate”) (A) stating that to the best of such Person’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (B) showing in detail the calculations supporting such Person’s certification of the Loan Parties’ compliance with the requirements of Section 8.1.

(b)               promptly upon the incurrence of Indebtedness that would likely result in the occurrence of the Additional Indebtedness Incurrence Date, notice in writing or other authenticated record of the incurrence of such Indebtedness together with reasonable details related to such Indebtedness, including without limitation, the date of incurrence, the amount of Indebtedness incurred and such other details as reasonable requested by the Administrative Agent;

(c)                as soon as available and in any event within ten (10) days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Section 7.1(a) above, with respect to the internal audit and financial controls of the Borrowers and their respective Subsidiaries;

(d)               [reserved];

(e)                promptly, upon the request of the Collateral Agent, (i) a report that (A) lists all Immaterial Subsidiaries as of the date of such report (which shall be a date subsequent to the applicable request of the Collateral Agent), and (B) lists the contribution of each Immaterial Subsidiary to the Consolidated Total Assets and the Consolidated EBITDA at such time, and (ii) a certification that as of the date of such report, the consolidated assets and Consolidated EBITDA of all Immaterial Subsidiaries do not exceed the limits set forth in the definition of such term under this Agreement; ~~and~~

(f)                promptly, such additional financial and other information regarding the Loan Parties as any Lender may from time to time reasonably request~~.~~;

(g)               a consolidated rolling 13-week cash flow forecast of the Loan Parties (together with a variance report comparing completed performance to forecasted performance) in form and substance acceptable to the Administrative Agent (the “13-Week Forecast”), which forecast and related variance report shall be provided on each Monday, starting with September 20, 2021 and which shall be verified by the Financial Advisor starting with the 13-Week Forecast due October 4, 2021; provided that the Administrative Agent in consultation with the Financial Advisor may at any time and from time to time (in the sole discretion of the Administrative Agent) revise the form of the 13-Week Forecast;

(h)               a monthly report summarizing all current and aged accounts receivable and accounts payable of the Loan Parties in form and substance acceptable to the Administrative Agent (the “AR/AP Report”), which report shall be provided within thirty (30) days of each calendar month end, starting with the month ending July 31, 2021 and which shall be verified by the Financial Advisor starting with the AR/AP Report due for the month ending September 30, 2021; provided that the Administrative Agent in consultation with the Financial Advisor may at any time and from time to time (in the sole discretion of the Administrative Agent) revise the form of the AR/AP Report;

(i)                 a monthly report summarizing all bids greater than $50,000 made by any Loan Party (including the size of the contract and the bid due dates or date submitted), together with, for any bids the Company is awarded, the start date for the contract and the impact on revenue and working capital (including related payroll obligations) in form and substance acceptable to the Administrative Agent (the “Bid Summary Report”), which report shall be provided within thirty (30) days of each calendar month end, starting with the month ending August 31, 2021 and which shall be verified by the Financial Advisor starting with the Bid Summary Report due for the month ending September 30, 2021; provided that the Administrative Agent in consultation with the Financial Advisor may at any time and from time to time (in the sole discretion of the Administrative Agent) revise the form of the Bid Summary Report;

(j)                 a monthly report summarizing the status of the Specified Permitted Dispositions and any other disposition by any Loan Party of assets with a value in excess of $500,000 in form and substance acceptable to the Administrative Agent (the “Dispositions Status Report”), which report shall be provided within thirty (30) days of each calendar month end, starting with the month ending July 31, 2021; and which shall be verified by the Financial Advisor starting with the Dispositions Status Report due for the month ending September 30, 2021; provided that the Administrative Agent in consultation with the Financial Advisor may at any time and from time to time (in the sole discretion of the Administrative Agent) revise the form of the Dispositions Status Report; and

(k)               not later than October 29, 2021, the Loan Parties shall cause the Financial Advisor to deliver to the Administrative Agent for distribution to the Lenders a preliminary financial review report in form and substance acceptable to the Administrative Agent (the “Financial Review Report”); provided that the Administrative Agent in consultation with the Financial Advisor may at any time and from time to time (in the sole discretion of the Administrative Agent) request revisions to the form of and updates on the Financial Review Report.

7.3              Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books, or (b) not constituting an Event of Default.

7.4              Conduct of Business and Maintenance of Existence. (i) Continue to engage in business as described in Section 8.11 and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.4 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.5              Maintenance of Property; Insurance. (i) Keep all its property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Collateral Agent for the ratable benefit of the Secured Parties as lender loss payee, in the case of property insurance, as an additional insured, in the case of liability insurance, and with respect to any Mortgaged Property as and when the related Mortgage and Security Agreement is required to be delivered under the Loan Documents, to the extent available, recipient of a mortgagee endorsement, in the case of environmental liability insurance, as its interests may appear; (iii) furnish to the Agents (for distribution to the Lenders pursuant to Section 11.2(d)), upon request, full information as to the insurance carried, evidence of the underlying policy, the related cover note and all addenda thereto; and (iv) promptly pay all insurance premiums.

7.6              Inspection of Property; Books and Records; Discussions.  .

(a)               At the sole expense of the Loan Parties: (i) keep books of records and accounts in conformity with GAAP that present fairly the financial condition of the Loan Parties covered thereby and (ii) within three (3) Business Days of the date agreed or requested therefor, (A) permit representatives of the Collateral Agent and (B) solely during the continuance of an Event of Default, permit representatives of any Lender, to (x) visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice during normal business hours and as often as may reasonably be desired; provided that, (1) unless an Event of Default has occurred and is continuing, such visits and inspections shall not occur more than one time during any Fiscal Year and (2) during the continuance of an Event of Default, such visits and inspections may occur at any time, and (y) discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with its independent certified public accountants to the extent consistent with the national policies of such independent certified public accountants, upon reasonable notice during normal business hours. Information obtained by the Collateral Agent pursuant to this Section 7.6 shall be shared with Lenders.

(b)               At least once per calendar month starting with the calendar month commencing September 1, 2021, the Loan Parties shall make the chief financial officer of the Borrowers’ Agent or such other Responsible Person identified by the Administrative Agent from time to time available to the Lenders for an update call to discuss without limitation the then current financial condition, business plan and projections of the Loan Parties and to respond to questions from the Lenders, which call shall be scheduled at reasonably convenient times requested by the Administrative Agent.

7.7              Notices. Promptly give notice to the Administrative Agent (for distribution to the Lenders and the Lead Arranger, including, without limitation, if requested by a Lender or Lead Arranger, through posting on Debtdomain or other web site in use to distribute information to the Lenders) of:

(a)                the occurrence of any Default or Event of Default;

(b)               any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c)                (i) any litigation or administrative or arbitration proceeding to which any Loan Party is a party in which if adversely determined could reasonably be expected to result in a liability in excess of $5,000,000 and not covered by insurance, segregated cash reserves or bonds, or in which injunctive or similar relief is sought or (ii) any Lien on any of the Collateral (other than Liens created hereby or Liens permitted on Collateral pursuant to Section 8.3);

(d)               the following events: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a determination that a plan is in "at risk" status within the meaning of Section 430 of the Code, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan, a determination that a multiemployer plan is in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code, or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan in which any Borrower or any other Loan Party is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(e)                [reserved]; and

(f)                the occurrence of any event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Loan Parties propose to take with respect thereto.

7.8              Environmental Laws. (a)  Comply with all applicable Environmental Laws and obtain and comply with any and all Environmental Permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect. Without limiting the foregoing, comply with all material permits, registrations, licenses or similar authorizations or notifications required to construct and operate bulk storage tanks and other bulk storage facilities, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)               Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, compliance and other actions, required under Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9              [Reserved].

7.10          Collections of Accounts Receivable. Pursuant to and in accordance with the Security Agreement, (i) instruct each Account Debtor of an Account Receivable to make all payments to the applicable Loan Party in respect of such Account Receivable to a Controlled Account, (ii) with respect to any items sent directly to a Loan Party by an Account Debtor, hold such items in trust for the Secured Parties and promptly deposit such items into a Controlled Account and (iii) otherwise comply with the Security Agreement.

7.11            Taxes. Each Loan Party and each of its Subsidiaries shall timely file or cause to be filed all material Tax returns required to be filed by it and shall timely pay all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party).

7.12            Additional Collateral; Further Actions.

(a)              In the event that any such Loan Party acquires or forms any additional Wholly-Owned Subsidiary (other than an Excluded Subsidiary), or any Wholly-Owned Subsidiary no longer qualifies as an Excluded Subsidiary, shall:

(i)         within 30 days (or such longer period as agreed with the Collateral Agent), cause such additional Wholly-Owned Subsidiary to become a party to the applicable Security Documents and Guaranty;

(ii)        if such additional Wholly-Owned Subsidiary holds any Capital Stock of any Subsidiary (other than an Excluded Subsidiary), cause such additional Wholly-Owned Subsidiary within 30 days (or such longer period as agreed with the Collateral Agent) to execute such pledge agreements, each in form and substance satisfactory to the Collateral Agent, and take such other action as shall be necessary or advisable (including, without limitation, the filing of financing statements on Form UCC-1 and the delivery of pledge agreements) in order to perfect the pledge of all of the Capital Stock of such Subsidiary in favor of the Collateral Agent for the benefit of the Secured Parties; provided that if such Wholly-Owned Subsidiary holds any Capital Stock of any Exempt CFC, it shall cause pledge all non-voting Capital Stock of such Exempt CFC and 65% of the voting stock of such Exempt CFC in the period provided above;

(iii)       cause such additional Wholly-Owned Subsidiary within 30 days (or such longer period as agreed with the Collateral Agent) to deliver to the Collateral Agent and the Lenders all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(iv)      if effective to perfect a Lien on such accounts in the applicable jurisdiction or otherwise requested by the Collateral Agent in its reasonable discretion, cause an Account Control Agreement for each Deposit Account (other than any Excluded Account), Securities Account and Commodity Account of such additional Wholly-Owned Subsidiary to be executed and delivered by such Wholly-Owned Subsidiary and the bank, broker or other Person maintaining such Deposit Account, Securities Account or Commodity Account to the extent required by the Security Agreement within 30 days (or such longer period as agreed with the Collateral Agent);

(v)       within 45 days (or such longer period as agreed with the Collateral Agent) cause any such additional Wholly-Owned Subsidiary that owns a fee simple or material leasehold estate in real property located in the United States to prepare, execute and deliver a mortgage or deed of trust, as applicable, (if and to the extent permissible under the terms of the lease) in substantially the same form as the Mortgage and Security Agreement together with any Form UCC-1 financing statements required by the Collateral Agent, and (B) cause any such Wholly-Owned Subsidiary that owns a fee simple or material leasehold estate in real property located outside of the United States to prepare, execute and deliver all mortgage or security documentation determined by the Collateral Agent to be sufficient to create and/or perfect a Lien in favor of the Collateral Agent on such real property, and to take such other actions as the Collateral Agent shall request in order to create and/or perfect a Lien in favor of the Collateral Agent on such real property of such Wholly-Owned Subsidiary and cause such Wholly-Owned Subsidiary to deliver a mortgage title insurance policy and survey of the real property, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(vi)      within the time periods described above, take any other action as shall be necessary or advisable (including, without limitation, the filing of financing statements on Form UCC-1 and any other filing necessary to maintain the perfection of the security interest in the applicable jurisdiction) to cause such Lien described in this Section 7.12(a) to be a Perfected First Lien on all right, title and interest of such Collateral.

(b)             Within the time periods described above in Section 7.12(a), the Collateral Agent shall be entitled to receive legal opinions of one or more counsel to the Borrowers and such additional Wholly-Owned Subsidiary addressing such matters as the Collateral Agent may reasonably request and as is customary opinion practice, including, without limitation, the enforceability of each Security Document to which such additional Wholly-Owned Subsidiary becomes a party and the pledge of the Capital Stock of such Wholly-Owned Subsidiary, and the creation, validity and perfection of the Liens so granted by such Wholly-Owned Subsidiary and the Borrowers and/or other Loan Parties to the Collateral Agent for the benefit of the Lenders.

(c)              (i) With respect to any Material Real Estate located in the United States that were not Mortgaged Properties on the Restatement Effective Date, including pipelines, identified by the Collateral Agent or with respect to any such property acquired by any Loan Party after the Restatement Effective Date, the applicable Loan Party shall within 45 days (or such longer period as agreed with the Collateral Agent), upon the request of the Collateral Agent, prepare, execute and deliver a mortgage or deed of trust, as applicable (if and to the extent permissible under the terms of the lease), in substantially the same form as the Mortgage and Security Agreement together with any Form UCC-1 financing statements required by the Collateral Agent, and with respect to any fee simple or leasehold estate in Material Real Estate of any of the Loan Parties (other than an Exempt CFC or any Subsidiaries thereof) located outside the United States, the applicable Loan Party shall prepare, execute and deliver all mortgage or security documentation determined by the Collateral Agent to be sufficient to create and/or perfect a Lien in favor of the Collateral Agent on such real property, and take such other actions as the Collateral Agent shall request in order to create and/or perfect a Lien in favor of the Collateral Agent on any Mortgaged Property of such Loan Party; and (ii) with respect to any Material Real Estate of any Loan Party (whether or not mortgaged on the Restatement Effective Date or thereafter), other than any pipelines and gathering systems owned by any Loan Party, including in each case any gathering receipt, relay, and pump stations connected to any of the foregoing (collectively, “Pipelines”), the applicable Loan Party shall, upon the request of the Collateral Agent, cause such Loan Party to deliver a mortgagee’s title insurance policy (only for a Mortgaged Property located in the United States), survey (only for a Mortgaged Property located in the United States) and appraisal of such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Collateral Agent, and (iii) upon the request of the Collateral Agent, the Borrowers’ Agent shall deliver legal opinions of one or more counsel to the applicable Loan Party with respect to each Mortgage and Security Agreement and each non-United States mortgage and collateral document, addressing such matters as the Collateral Agent may reasonably request and is customary opinion practice, including the enforceability of such Security Documents, and the creation, validity and perfection of the Liens so granted by the applicable Loan Party and (iv) with respect to any Material Real Estate located in the United States of any Loan Party other than Pipelines (whether or not mortgaged on the Restatement Effective Date or thereafter), the applicable Loan Party shall deliver, upon the request of the Collateral Agent, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and if such Mortgaged Property is located in a flood zone, flood acknowledgements, flood insurance and evidence of the payment of premiums then due and payable for such flood insurance, in each case in form and substance reasonably satisfactory to the Collateral Agent.

(d)               Upon request of the Collateral Agent, the Loan Parties shall promptly order and, upon completion, provide the Collateral Agent, an ESA, inclusive of 40 CFR 312 representations for each Mortgaged Property other than Pipelines identified by the Collateral Agent (in its reasonable discretion), prepared by an environmental consultant reasonably acceptable to the Collateral Agent, in form, scope and substance reasonably satisfactory to the Collateral Agent, together with a letter from the environmental consultant permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.

(e)               within 30 days (or such longer period as agreed with the Collateral Agent) after any Loan Party establishes a Commodity Account, Securities Account or Deposit Account (other than an Excluded Account) or after a Deposit Account ceases to be an Excluded Account, cause such account to become (i) subject to a Lien in favor of the Collateral Agent pursuant to a Security Document and (ii) a Controlled Account.

7.13             Use of Proceeds. Use the entire amount of the proceeds of the Loans and the Letters of Credit as set forth in Section 5.21.

7.14             Cash Management. Maintain all of the Pledged Accounts of the Loan Parties at a Cash Management Bank.

7.15             Hedging Strategy; Net Open Positions. All Financial Hedging Agreements and Commodity Contracts shall be entered into in the ordinary course of business consistent with prudent industry practices, and not speculative in nature, and all Net Open Positions shall, if a limit has been agreed between the Required Lenders and the Borrowers’ Agent with respect to such Net Open Position, be managed so as not to exceed such agreed limit at any time, if any.

7.16            Financial Advisor. On or prior to September 15, 2021, enter into an agreement with a financial advisor accepted by the Administrative Agent to perform the Advisor Services (such advisor, the “Financial Advisor”). Each Loan Party shall fully cooperate with the Financial Advisor in its performing of the Advisor Services, including without limitation (a) permitting the Financial Advisor to inspect all properties, books and records and other Loan Party information and copy and otherwise make abstracts or records of the same, (b) making its officers and employees and its independent certified public accounts available to the Financial Advisor for discussions on the business, operations, properties, and financial and other conditions of the Loan Parties, (c) authorizing the Financial Advisor to disclose and provide to the Administrative Agent and the Lenders information, notes, photographs and other records obtained by it in its role as Financial Advisor relating to the financial condition, business, assets, liabilities and prospects of the Loan Parties. All fees and expenses of the Financial Advisor shall be solely the responsibility of the Loan Parties.

SECTION 8.         NEGATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), no Loan Party shall, directly or indirectly:

8.1                Financial Condition Covenants.

~~(a) Maximum Leverage Ratio. Permit, as of the last day of any fiscal quarter referenced in the definition “Maximum Leverage Ratio,” the Leverage Ratio for the twelve-month period ending on such day to exceed the Maximum Leverage Ratio applicable as of such day in accordance with the definition thereof.~~

(a)                ~~(b)~~ [Reserved].

(b)                ~~(c)~~ Minimum ~~Consolidated Interest Coverage Ratio. Permit, as of the last day of any fiscal quarter, the Consolidated Interest Coverage Ratio for the twelve-month period ending on such day to be less than the Minimum Consolidated Interest Coverage Ratio as of such day in accordance with the definition thereof~~Liquidity Requirement. Permit at any time, the sum of (i) the Available Revolving Facility Commitment of all Lenders, and (ii) the credit balance in the Deposit Accounts that are Pledged Accounts to be less than $7,000,000.

(c)                [Reserved].

(d)                [Reserved].

8.2               Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                Indebtedness of such Loan Party under this Agreement and the other Loan Documents;

(b)                Indebtedness in respect of purchase money security interests, Financing Leases or Synthetic Leases; provided that the sum of the aggregate amount of Indebtedness permitted under Sections 8.2(b), 8.2(g), and 8.2(i) does not exceed ten percent (10%) of the Consolidated Capital at any one time outstanding;

(c)                Indebtedness outstanding on the date hereof and listed on Schedule 8.2, or any refinancings, refundings, renewals or extensions thereof (such refinanced, refunded, renewed or extended Indebtedness, “Permitted Refinancing Indebtedness”); provided that (i) the stated amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except to the extent of non-cash interest and the reasonable and customary transactional costs and expenses incurred by the Loan Parties in connection with incurring such Permitted Refinancing Indebtedness), (ii) such refinancing, refunding, renewal or extended Indebtedness shall (A) not have a stated final maturity prior to the final maturity date of the Indebtedness being refinanced, refunded, renewed or extended and (B) have an average life to maturity equal to or greater than such Indebtedness, (iii) the terms of such refinancing, refunding, renewal or extension shall not be more restrictive than the terms of such Indebtedness when taken as a whole, (iv) any guarantee entered into in connection with such refinancing, refunding, renewal or extension that is not a refinancing of an existing guarantee of such Indebtedness shall not be permitted under this Section 8.2(c) and (v) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated, such Permitted Refinancing Indebtedness shall be subordinated to at least the same extent, and on terms at least as favorable to the Lenders, as the Indebtedness being refinanced, refunded, renewed or extended;

(d)                Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness (other than credit or purchase cards) is extinguished within one (1) Business Day after notification to the Borrowers’ Agent of its incurrence;

(e)                Indebtedness owed by any Loan Party to any other Loan Party;

(f)                 Guarantee Obligations of a Loan Party with respect to Indebtedness of another Loan Party that is permitted hereunder;

(g)                Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition and Indebtedness of any Person secured by assets acquired in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired, and (ii) the sum of the aggregate amount of Indebtedness permitted under Sections 8.2(b), 8.2(g), and 8.2(i) does not exceed ten percent (10%) of the Consolidated Capital at any one time outstanding;

(h)                Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)                  Permitted Non-Compete Indebtedness and other obligations issued, undertaken or assumed as the deferred purchase price of property or services; provided that the sum of the aggregate amount of Indebtedness permitted under Sections 8.2(b), 8.2(g), and 8.2(i) does not exceed ten percent (10%) of the Consolidated Capital at any one time outstanding;

(j)                  unsecured private placement or other term Indebtedness of a Credit Party; provided, that

(i)            such Indebtedness does not impose any financial covenants on any Credit Party that are more onerous than the covenants set forth in this Agreement;

(ii)           such Indebtedness shall not require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) prior to six (6) months following the Revolving Facility Commitment Termination Date;

(iii)          (x) the Loan Parties are in compliance with Section 8.1 immediately after giving pro forma effect to the incurrence of any such Indebtedness; and (y) no Default or Event of Default exists both immediately before and after giving effect to the incurrence of such Indebtedness; and

(k)                Indebtedness consisting of the financing of insurance premiums in the ordinary course of business to defer the cost the underlying policy.

8.3               Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)                Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Loan Party, in conformity with GAAP;

(b)                carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against;

(c)                pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or in connection with casualty insurance;

(d)                deposits or bonds to secure (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds and (ii) indemnities, performance and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                Permitted Cash Management Liens;

(f)                 easements, rights-of-way, restrictions and other similar title exceptions and encumbrances, landlords’ and lessors’ Liens on rented premises and restrictions on transfers of leases, each incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, secure obligations that do not constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties;

(g)                Liens created pursuant to the Security Documents and the other Loan Documents;

(h)                First Purchaser Liens;

(i)                  netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties;

(j)                  Liens in existence on the Restatement Effective Date that are listed, and the property subject thereto described, on Schedule 8.3;

(k)                Purchase money Liens securing the Indebtedness permitted by Section 8.2(b) above; provided that (i) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed the purchase price of the asset acquired with such permitted Indebtedness, and (iii) such Lien attached within ten (10) days of the acquisition of such property;

(l)                  Liens arising from judgments, orders, or other awards not constituting an Event of Default;

(m)               Liens arising solely by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by a Loan Party or a Subsidiary thereof in the ordinary course of business;

(n)                (i) pledges and deposits of cash in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to such Person and (ii) Liens on proceeds of insurance policies securing Indebtedness permitted under Section 8.2(k); and

(o)                Liens on cash earnest money or escrowed deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.7, to be applied against the purchase price for and indemnities with respect to such Investment, solely to the extent such Investment would have been permitted on the date of the creation of such Lien and provided that with respect to each such Investment, the earnest money Lien shall not be in place for a period in excess of ninety (90) days; provided that, if such Investment requires a regulatory review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (Public Law 94-435, as amended), such period shall be 180 days (as such period may be extended from time to time by the Collateral Agent in its reasonable discretion).

8.4                Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets of such Loan Party, except for the following, in each case so long as, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a)                the merger, consolidation, amalgamation or liquidation of any Subsidiary into any Borrower in a transaction in which such Borrower is the surviving or resulting entity or the merger, consolidation, amalgamation or liquidation of any Borrower into any other Borrower; provided, that if such merger, consolidation, amalgamation or liquidation is with the Borrowers’ Agent, the Borrowers’ Agent is the surviving or resulting entity;

(b)                the merger, consolidation, amalgamation or liquidation of any Wholly-Owned Subsidiary into or with a Wholly-Owned Subsidiary or the merger, consolidation, amalgamation or liquidation of any Person into a Wholly-Owned Subsidiary or pursuant to which such Person will become a Wholly-Owned Subsidiary in a transaction in which the resulting or surviving entity is a Wholly-Owned Subsidiary;

(c)                the conveyance, sale, lease, assignment, transfer or disposal of all, or substantially all, of the property, business or assets of a Loan Party to another Loan Party; and

(d)                sales or other Dispositions permitted under Section 8.6; and

(e)                any Loan Party may be liquidated or dissolved so long as such dissolution or liquidation results in all assets of such Loan Party being owned by a Loan Party.

8.5               Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Loan Parties or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrowers or any other Loan Party (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, being herein called “Restricted Payments”); provided that:

~~(a) the Borrowers’ Agent may make the Series A Required Cash Distributions;~~ provided ~~that at the time such Restricted Payment is made (and after giving pro forma effect thereto) (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Leverage Ratio does not exceed 4.00 to 1.00;~~

(a)                [reserved];

(b)                the Loan Parties may make Restricted Payments in cash to the direct holders of their Capital Stock if and to the extent the Loan Party is treated as a pass-through entity and in such event solely in an amount equal to the amount of federal, state and local income taxes payable by the legal holders of such Capital Stock by reason of the income of the Loan Party (as a result of the pass-through treatment of income of the Loan Party);

(c)                (x) CEP shall be permitted to make the Restricted Payments permitted to be made pursuant to the Cypress Brown Integrity Operating Agreement as in effect on the First Amendment Effective Date, and (y) Tulsa Inspection Resources – PUC, LLC shall be permitted to make the Restricted Payments permitted to be made pursuant to the CF Inspection Operating Agreement as in effect on the First Amendment Effective Date;

(d)                each Loan Party may declare and make dividend payments or other distributions payable solely in the common or subordinated Capital Stock of such Person; or in the case of dividends on the Series A Preferred Units, in additional Series A Preferred Units;

(e)                each Loan Party and any Subsidiary of any Loan Party may make Restricted Payments to any Loan Party;

(f)                 [reserved];

(g)                [reserved];

(h)                [reserved]; and

(i)                  [reserved].

8.6                Limitation on Dispositions. Dispose of any of its property, business or assets (including Accounts Receivable and leasehold interests), whether now owned or hereafter acquired, except:

(a)                Dispositions of obsolete or worn out property or property no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business or the termination, surrender or sublease a lease of real Property in the ordinary course of business or which is no longer needed in the business of the Loan Parties;

(b)                the Disposition of Eligible Commodity inventory in the ordinary course of business;

(c)                the Disposition or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

(d)                Dispositions ~~of~~ permitted under Sections 8.4 and 8.5;

(e)                Dispositions of property ~~by~~ among the Loan Parties or by a Subsidiary to a Loan Party;

(f)                 Dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(g)                ~~Dispositions (in each case for reasonably equivalent value), in any Fiscal Year, other property having, together with any Property otherwise Disposed of from the Restatement Effective Date until the Revolving Facility Commitment Termination Date pursuant to this~~ Section  8.6 ~~in an amount equal to an aggregate purchase price not to exceed 40% of Consolidated Capital in the aggregate based upon the most recent financial statements delivered pursuant to~~ Section  7.1 ~~at the time of such Disposition; and~~[Reserved]; and

(h)                any Specified Permitted Disposition.

8.7               Limitation on Investments, Loans and Advances. Make any Investment in any Person, except:

(a)                extensions of trade credit in the ordinary course of business;

(b)                Investments in Cash Equivalents;

(c)                Investments by any Loan Party in any other Loan Party;

(d)                [reserved];

(e)                Investments (including debt obligations and equity securities) received in connection with the bankruptcy, insolvency, arrangement or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)                 Investments in existence on the First Amendment Effective Date and listed on Schedule 8.7, together with any renewals and extensions thereof, so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment;

(g)                [reserved];

(h)                Guarantee Obligations permitted by Section 8.2;

(i)                  Permitted Acquisitions;

(j)                  additional cash Investments by the Loan Parties in amounts not to exceed the amount of cash equity contributions received from issuances of Capital Stock in the Borrowers’ Agent contributed after the First Amendment Effective Date for the purpose of funding such Investments; provided that such Investments are subject to a Perfected First Lien in favor of the Collateral Agent; and

(k)                in the case of any Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the First Amendment Effective Date, any Investment of such Person in effect at the time such Person so becomes a Subsidiary, so long as such Investment was not entered into in contemplation of such Person becoming such a Subsidiary.

8.8               Limitation on Transactions with Affiliates. Engage in any transaction with any Affiliate or Subsidiary (other than a Loan Party) unless such transaction is (i) otherwise permitted under this Agreement, (ii) on terms no less favorable in all material respects to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate or Subsidiary, (iii) the payment of fees, expenses, indemnities or other payments to the General Partner in connection with reimbursable general corporate and overhead expenses of the Borrowers’ Agent and its Subsidiaries and the operation, management and other services rendered to Borrowers’ Agent and its Subsidiaries, in each case pursuant to the Governing Documents of the Borrowers’ Agent, (iv) any issuance, grant or award of stock, options, other equity related interests or other equity securities in each case with respect to a Loan Party to any such employees, officers, directors or consultants, in each case in the ordinary course of business, (v) the transactions described in “Agreements with Affiliates” described in the Form 10-K of the Borrowers’ Agent for the Fiscal Year ended December 31, 2017, and (v) transaction listed on Schedule 8.8.

8.9               Accounting Changes. Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

8.10             Limitation on Negative Pledge Clauses. Enter into, or permit to exist, with any Person any agreement which effectively prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a)                this Agreement;

(b)                the Loan Documents;

(c)                agreements evidencing Indebtedness permitted to be incurred under Sections 8.2(c), 8.2(g) and 8.2(i) and any purchase money security interests or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby);

(d)                leases, contracts and agreements containing restrictions on assignment entered into in the ordinary course of business;

(e)                licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;

(f)                 agreements that neither restrict the Agents’ or any Secured Party’s ability to obtain first priority liens on Collateral nor restrict in any material respect the Agents’ or any Secured Party’s ability to exercise the remedies available to them under applicable Law and the Security Documents, subject to Liens permitted hereunder; provided that in no event shall such agreements restrict the payment of the Loans and other Obligations;

(g)                Commodity Contracts and Financial Hedging Agreements containing restrictions on the assignment thereof;

(h)                agreements purporting to prohibit the existence of any Liens upon, or transferring of any interest in, any Excluded Asset (as such term is defined in the Security Agreement); and

(i)                 customary restrictions and conditions on transfers and investments contained in any agreement relating to the sale of any asset or any Subsidiary pending the consummation of such sale.

8.11              Limitation on Lines of Business. Enter into any business except any energy related, oil field service or pipeline service related business or activity that produces “qualifying income” as such term is defined in Section 7704(d) of the Code, and any activities reasonably related, complementary or incidental thereto.

8.12              Governing Documents. Amend its Governing Documents in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Agents without the prior written consent of the Required Lenders, which shall not be unreasonably withheld, conditioned or delayed.

8.13              Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Borrowers shall not, and shall not permit any Subsidiary to, (i) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any prohibition set forth in any Specified Law, (ii) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the making of the Loans or the issuance of the Letters of Credit would be in violation of any Applicable Law, (iii) use any part of the proceeds of the Loans or Letters of Credit, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or (iv) use any of the proceeds from the Loans or Letters of Credit to finance any operations, investments or activities in, or make any payments to, any Restricted Person.

SECTION 9.         EVENTS OF DEFAULT

9.1               Events of Default. If any of the following events shall occur and be continuing:

(a)                (i) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof, or (ii) any Loan Party shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any of the other Loan Documents, when such interest or other amount becomes due in accordance with the terms thereof or hereof, and in the case of this clause (ii), the same shall remain unremedied for a period of three (3) Business Days; or

(b)                Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is identified as such and contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                Any Loan Party shall default in the observance or performance of any covenant contained in any of Sections 7.1, 7.7, 7.13, 7.15 and SECTION 8; or

(d)                Any Loan Party shall default in the observance or performance of any other obligation applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), and (c) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) such Loan Party having knowledge of such default or (y) notice thereof from the Administrative Agent to the Borrowers’ Agent; or

(e)                Any Loan Party shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans or Reimbursement Obligations) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the such Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $5,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity (other than with respect to Indebtedness that is, by its terms, callable upon demand) or such Guarantee Obligation to become payable; or (C) default in the observance or performance of any obligation (payment or otherwise) under a Financial Hedging Agreement or a Commodity OTC Contract that would allow the counterparty thereof to exercise a right to terminate its position under such Financial Hedging Agreement or Commodity OTC Contract, if the aggregate net exposure with regard to all such positions is in excess of $5,000,000; provided that no Event of Default should arise under clauses (A) through (C) with respect to the failure to pay an Excluded Lease Liability, or the failure to observe or perform an obligation under an agreement related to Excluded Lease Liability that could result in the acceleration of such Excluded Lease Liability, so long as such failure does not have a Material Adverse Effect.

(f)                 (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v)  any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(g)                (i) Any Person that is a fiduciary, party-in-interest or disqualified person with respect to a Plan shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving such Plan; (ii) any failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code, whether or not waived, shall occur with respect to any Plan, a Plan shall obtain “at risk” status within the meaning of Section 430 of the Code or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate pursuant to Section 4041(c) or 4042 of ERISA; (v) the Loan Parties or any Commonly Controlled Entity incur any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan or any such Multiemployer Plan obtains endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code; or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)                One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)                  (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, by reason of the express release thereof pursuant to Section 11.5) against any portion of Collateral with a value exceeding $500,000; or

(j)                  The Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.5), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)                Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.1(f) hereof with respect to a Borrower, the Commitments shall immediately and automatically terminate and the Loans and Reimbursement Obligations (except as provided in the following paragraph) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent, declare the Loans and, except as provided in the following paragraph, Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time Cash Collateralize the aggregate then-undrawn and unexpired amount of such Letters of Credit. The Borrowers hereby grant to the Collateral Agent, for the benefit of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, a security interest in such Cash Collateral to secure all obligations of the Borrowers under this Agreement and the other Loan Documents and all other Obligations. Cash Collateralized amounts shall be applied by the Collateral Agent to the payment of drafts drawn under such Letters of Credit, and fees owing with respect to such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrowers hereunder and under the Notes and any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of each Borrower hereunder and under the Notes and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower. The Borrowers shall execute and deliver to the Collateral Agent, for the account of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, such further documents and instruments as the Collateral Agent may reasonably request to evidence the creation and perfection of the security interest in such Cash Collateral account.

SECTION 10.       THE AGENTS

10.1            Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b)                Each Qualified Counterparty and each Qualified Cash Management Bank, pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents, hereby irrevocably designates and appoints the Agents as the agents of such Qualified Counterparty or Qualified Cash Management Bank under this Agreement and the other Loan Documents, and each such Qualified Counterparty and Qualified Cash Management Bank irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Qualified Counterparty or Qualified Cash Management Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2             Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3             Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates (each, an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. In no event shall the Agents be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

10.4              Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers or any other Loan Party), independent accountants and other experts selected by such Agent with reasonable care. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.1) as it deems appropriate or as otherwise required by Section 11.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

10.5            Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, or the Borrowers’ Agent or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6            Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrowers or any Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties and made its own decision to extend credit to the Borrowers hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder or under any of the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers or any other Loan Party which may come into the possession of such Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates. Without limiting the generality of the foregoing, no Agent shall have any duty to monitor the assets of the Loan Parties or the reporting requirements or the contents of reports delivered by the Borrowers’ Agent. Each Lender assumes the responsibility of keeping itself informed at all times.

10.7            Indemnification. The Lenders agree to indemnify each Agent and each other Agent-Related Person on an after-Tax basis in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Facility Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and Reimbursement Obligations and the cash collateralization of the L/C Obligations) be imposed on, incurred by or asserted against such Agent or such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including the fees and expenses of such Agent’s or such Agent-Related Person’s counsel); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s or such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the L/C Obligations.

10.8            Agents in Their Individual Capacity. Each Agent and its Subsidiaries and Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrowers and the other Loan Parties and their Subsidiaries and Affiliates as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans and other extensions of credit made by it hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9            Successor Agents. The Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Borrowers’ Agent and the Lenders. If the Administrative Agent or the Collateral Agent shall resign as the Administrative Agent or the Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders (unless no Lender is willing to act as such Agent, in which case such Agent may be any Person approved by the Required Lenders) a successor Administrative Agent or Collateral Agent, as applicable, for the Lenders, which successor Administrative Agent or Collateral Agent shall be approved by the Borrowers’ Agent (which approval shall not be unreasonably withheld and shall not be required during the continuance of an Event of Default), whereupon such successor Administrative Agent or Collateral Agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor Administrative Agent or the Collateral Agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents. If no successor Administrative Agent or Collateral Agent has accepted appointment as Administrative Agent or Collateral Agent by the date which is thirty (30) days following a retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10            Collateral Matters. (a) The Collateral Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)               The Lenders, and each Qualified Counterparty and each Qualified Cash Management Bank (pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents), irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments, and payment in full of all Loans and all other Obligations known to the Collateral Agent and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge or any obligations owed under a Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder; (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the portion of the Lenders required by Section 11.1. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 10.10.

(c)                The Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.11            Force Majeure. The Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Agents (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

SECTION 11.      MISCELLANEOUS

11.1            Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Loan Parties party thereto for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties party thereto hereunder or thereunder or (b) waive or consent to any departure from, prospectively, concurrently or retrospectively, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or payment Obligation hereunder or any installment thereof (excluding mandatory prepayments), or extend the due date for any Reimbursement Obligation, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the additional written consent of each Lender affected thereby, or

(ii)           [reserved]; or

(iii)         amend, modify or waive any provision of this Section 11.1 or change the percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrowers’ Agent of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders, or

(iv)         consent to the release by the Collateral Agent of all or substantially all of the Collateral or release any guarantor from its Guarantee Obligations under the Guaranty or provide for the Collateral or the Guaranty to no longer secure or guarantee all Obligations ratably, without the written consent of all of the Lenders, except to the extent such release is permitted or required under this Agreement, or

(v)          amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of any Agent, without the written consent of any Agent directly affected thereby, or

(vi)         amend, modify or waive any provision of Section 3, or any provision of Section 11.7(c) affecting the right of the Issuing Lenders to consent to certain assignments thereunder, without the written consent of the Issuing Lenders or any other provision affecting the rights, duties or obligations of any Issuing Lenders, without the additional written consent of any Issuing Lender directly affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and other Obligations. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2              Notices.

(a)                General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by overnight courier or delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of Borrowers’ Agent and the Administrative Agent, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers’ Agent:                    Cypress Environmental Partners, L.P.
5727 S. Lewis Avenue, Suite 500
Tulsa, Oklahoma 74105
Attention: Peter C. Boylan III
                Jeff Herbers
Fax: (918) 748-3905

The Administrative Agent:              Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Attention: Project Finance Administrative Agent Services – Cypress Environmental Partners

The Collateral Agent:                       Deutsche Bank AG, New York Branch

60 Wall Street
New York, New York 10005
Attention: ~~Upasna Chakravarty~~Lynsey Robertson
                  Joseph McAdams

with a copy to:                                  Hunton Andrews Kurth LLP
101 South Tryon Street, Suite 3500
Charlotte, North Carolina 28280
Attention: E. Perry Hicks, Esq.
Fax: 704-378-4890

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lenders or the Lenders pursuant to Section 2.4, 2.5, 3.2, 3.5, 3.6, 4.1, 4.3, 4.6, 4.7, or 4.9 shall not be effective until received.

(b)                Limited Use of Electronic Mail. Except as permitted otherwise in Section 11.2(d), electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder.

(c)                Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers’ Agent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers’ Agent. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d)               Debtdomain. Each Loan Party and Lender hereby acknowledges that the Administrative Agent will make information available to the Secured Parties by posting the information on Debtdomain or another similar electronic system (the “Platform”). Each Lender hereunder agrees that any document or notice posted on the Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders. The Borrowers and the Lenders further agree that, to the extent reasonably practicable, any document delivered to the Administrative Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Administrative Agent in electronic form capable of being posted to the Platform. With respect to the Platform, the parties agree and acknowledge the following:

(i)       Each Loan Party understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the applicable Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(ii)  The Platform is provided “as is” and “as available”. Neither the Administrative Agent, any other Agent nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Administrative Agent, any other Agent or any of their respective Affiliates in connection with the information contained on the Platform.

11.3              No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and in the other Loan Documents provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.4             Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other Extensions of Credit hereunder.

11.5            Release of Collateral and Guarantee Obligations. (a)  Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by any Loan Party or a sale of all of the assets of, or all of the Capital Stock of, a Subsidiary in a transaction that is permitted under the Loan Documents (other than a sale, transfer or other disposition to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.10 hereof, the security interest in such Collateral shall automatically terminate and Collateral Agent or Administrative Agent, as the case may be, shall execute and a deliver a termination or satisfaction of any Mortgage and Security Agreement affecting such Collateral, in proper form for recording.

(b)                Upon any sale or other transfer of all of the Capital Stock of any Loan Party that is permitted or consented to under the Loan Documents (other than a sale or transfer to another Loan Party), the Guaranty of such Loan Party shall automatically be released and terminated.

(c)                Upon termination of the Commitments and payment in full of the Loans and all other Obligations payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge) and the termination or expiration of all Letters of Credit, the pledge and security interest granted pursuant to this Agreement and the other Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination or pursuant to any termination or release as described in Section 11.5(a), the Collateral Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

11.6              Payment of Costs and Expenses. The Borrowers agree (a) to pay or reimburse each Agent and the Lead Arranger for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of one counsel to the Agents and the Lead Arranger (including the fees and expenses of Hunton ~~& Williams~~Andrews Kurth LLP), (b) to pay or reimburse each Lender, the Swing Line Lender, each Issuing Lender, each Agent and the Lead Arranger, for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel to each Lender, the Lead Arranger, the Swing Line Lender and each Issuing Lender and of counsel to the Agents, (c) to pay or reimburse the Agents and the Lead Arranger for its documented costs and expenses incurred in connection with inspections performed pursuant to Section 7.9, and any other due diligence performed in connection with this Agreement and the other Loan Documents, including the reasonable and documented fees and disbursements of counsel to the Agents (including the fees and expenses of Hunton ~~& Williams~~Andrews Kurth LLP), (d) to pay, indemnify, and hold each Lender, the Swing Line Lender, the Issuing Lenders, each Agent and the Lead Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (except to the extent the Borrowers have otherwise indemnified such Person for such taxes under Section 4.11(b)), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) on a net after-Tax basis, to pay, indemnify, and hold each Lender, the Issuing Lenders and the Agents, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates, partners and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever other than Taxes (as to which Section 4.10 and Section 4.11 shall govern) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrowers and any of its Subsidiaries, or any of the Properties, including the fees and expenses of such Indemnitee’s counsel (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (x) found by a final, non-appealable judgment of a court of competent jurisdiction (unless settled by final binding mediation or final determination by another form of alternative dispute resolution chosen by the parties) to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final, non-appealable judgment of a court of competent jurisdiction (unless settled by final binding mediation or final determination by another form of alternative dispute resolution chosen by the parties) in its favor on such claim. The agreements in this Section 11.6 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. This Section 11.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.7             Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents and their respective successors and assigns, except as otherwise provided in Section 8.4, that no Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by such Borrower without such consent of each Lender shall be null and void).

(b)                Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (individually, a “Participant” and, collectively, the “Participants”) participating interests in any Loan or Reimbursement Obligation owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a “Participation”). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Reimbursement Obligation or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except with respect to Sections 4.10 and 4.11, under which the Participant has certain rights with respect thereto. In no event shall any Participant under any such Participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Loans, Reimbursement Obligation or any fees payable hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such Participation (and, for the avoidance of doubt, the Borrowers may exercise any rights granted to it in Section 4.17 with respect to the Lender that sold a Participation to such Participant to the extent that the direction by such Participant to such Lender to not consent to any such amendment would cause the applicable Lender to be subject to the provisions of Section 4.17). The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on the Lenders in, Sections 4.10, 4.11 and 4.14 with respect to its Participation in the Commitments and the Loans and other extensions of credit hereunder outstanding from time to time as if it were a Lender.

(c)                Any Lender may, in accordance with applicable Law, at any time and from time to time assign to any Lender or any Subsidiary, Affiliate or Approved Fund thereof, or, with the consent of the Collateral Agent, and, in the case of an assignment of the Revolving Facility Commitment, the Issuing Lenders, and Swing Line Lender, and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (which consent shall not be unreasonably withheld or delayed), to any other Person (the “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or any Subsidiary, Affiliate or Approved Fund thereof, by the Collateral Agent, and in the case of an Assignment of the Revolving Facility Commitment, the Issuing Lenders, and Swing Line Lender, and, so long as no Default or Event of Default has occurred and is continuing and the Borrowers’ Agent is not deemed to consent to such assignment, the Borrowers’ Agent) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (A) an assignment of all of a Lender’s interests under this Agreement or (B) an assignment to another Lender, a Subsidiary, an Affiliate or an Approved Fund of such assigning Lender), unless otherwise agreed by the Collateral Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (such amount to be aggregated in respect of assignments by to any Lender and the affiliates or Approved Funds thereof), (ii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Collateral Agent, and in the case of an Assignment of the Revolving Facility Commitment, the Issuing Lenders, and the Swing Line Lender, and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.2, and (iii) each Assignee shall comply with the provisions of Section 4.11(e) and (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, and each Lender assigning all or a portion of its rights and obligations must do so on a pro rata basis among the two separate Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.7, (x) the consent of the Borrowers’ Agent shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers’ Agent, for any assignment which occurs at any time when any of the events described in Section 9.1(f) shall have occurred and be continuing and (y) the Borrowers’ Agent shall be deemed to have consented to any assignment that requires such consent pursuant to the terms thereof unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.7 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with Section 11.7(b).

(d)                The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees and successors) and the Commitments of, and principal amounts of the Loans and other Obligations owing to, each Lender from time to time. The entries made in the Register shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other Obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary; provided, however, that the failure of the Administrative Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans and other extensions of credit hereunder made to the Borrowers by such Lender in accordance with the terms of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers’ Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. The parties intend for the Loans or other Obligations to be in registered form for tax purposes and this provision shall be construed in accordance with that intent.

(e)                Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender (or any Subsidiary, Affiliate or Approved Fund thereof), by the Administrative Agent, and in the case of an assignment of the Revolving Facility Commitment, the Issuing Lenders, and the Swing Line Lender and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500 (other than in the case of an assignment to a Lender or an Affiliate of a Lender or any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the Borrowers’ Agent.

(f)                 The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee in each case, any and all financial information in such Lender’s possession concerning the Borrowers, the other Loan Parties and their Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrowers or the other Loan Parties pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers or other Loan Parties in connection with such Lender’s credit evaluation of the Borrowers, the other the Loan Parties and their Subsidiaries or Affiliates prior to becoming a party to this Agreement; provided that such Transferee or prospective Transferee shall have agreed to be bound by the provisions of Section 11.16 hereof.

(g)                For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.7 concerning assignments of Loans and other extensions of credit hereunder and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8             Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations with regards to either Facility, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender under such Facility, if any, in respect of such other Lender’s Loans or Reimbursement Obligations under such Facility, or interest thereon, except to the extent specifically provided hereunder, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of each such other Lender’s Loans or Reimbursement Obligations under such Facility, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders under such Facility; except that with respect to any Lender that is a Defaulting Lender by virtue of such Lender failing to fund its Revolving Facility Commitment Percentage of any Loan or Participation Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s Revolving Facility Commitment Percentage thereof; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or Reimbursement Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees to promptly notify the Borrowers’ Agent and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off or application.

11.9              Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission in portable document format of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers’ Agent and the Administrative Agent.

11.10            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11            Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12            Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.13            Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally:

(a)                submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Loan Parties as the case may be, at their address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e)                waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.14            Acknowledgements. Each Loan Party hereby acknowledges that:

(a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                none of the Agents nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers and the other Loan Parties, on one hand, and Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.15            Waivers of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16           Confidentiality. (a)  Each Lender Party shall use its best efforts to (i) keep confidential (and shall cause its directors, officers, employees, representatives, agents or auditors (collectively, “Representatives”) to keep confidential) all information that such Lender Party receives from or on behalf of the Loan Parties other than information that is identified by any of the Loan Parties as being non-confidential information (all such information that is not so identified being “Confidential Information”); provided that nothing in this Section 11.16 shall prevent any Lender Party from (A) disclosing, subject to the terms and requirements of this Section 11.16, such information to a Subsidiary or an Affiliate or its Representatives, (B) disclosing Confidential Information in connection with the exercise of any remedy hereunder or (C) using Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents, and (ii) subject to Section 11.16(d), not disclose Confidential Information to Representatives of its Trading Business.

(b)                Notwithstanding anything in this Section 11.16 to the contrary, any Confidential Information may be disclosed by any Lender Party (the affected Lender Party being the “Disclosing Party”) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including, without limitation, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party.

(c)                The obligations of each Lender Party and its Representatives under this Section 11.16 with respect to Confidential Information shall not apply to (i) any Confidential Information which, as of the date of disclosure by such Lender Party or its Representatives, is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of such Lender Party or its Representatives hereunder, or (ii) any Confidential Information that was or becomes available to such Lender Party or its Representatives from a person or source that is or was not, to the knowledge of such Lender Party or its Representatives, bound by a confidentiality agreement with any Loan Party or otherwise prohibited from transferring such information to any other Person, or (iii) any Confidential Information which was or becomes available to such Lender Party or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of the Loan Parties or (iv) any Confidential Information that was developed by such Lender Party or its Representative without the use of information provided by any Loan Party.

(d)                Notwithstanding anything herein to the contrary, any Lender Party may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender Party, to assist such Lender Party in protecting and enforcing its rights under any Loan Document and other credit facilities which such Lender Party or any of its Subsidiaries or Affiliates has with the applicable Loan Party (or any of its Subsidiaries or Affiliates) and (B) relevant to such assistance, (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.16.

11.17            Specified Laws. Each Lender, the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender, the Administrative Agent, or the Collateral Agent, as applicable, to identify the Borrowers in accordance with the Specified Laws.

11.18           Additional Borrowers. At any time and from time-to-time after the Restatement Effective Date, the Borrowers’ Agent may request that any of its Subsidiaries become a borrower under this Agreement (each Subsidiary which becomes a borrower pursuant to the terms of this Section 11.18, an “Additional Borrower”). Such Subsidiary shall become an Additional Borrower with effect on and from the date on which the Administrative Agent notifies the Borrowers’ Agent that each of the following has been satisfied (which date shall be within ten (10) Business Days after each Lender has received the documents referred to in Section 11.18(d):

(a)                the Administrative Agent receives a duly completed and executed Joinder Agreement, substantially in the form of Exhibit P;

(b)                the Borrowers’ Agent confirms that no Default or Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower and each of the representations and warranties relating to the Additional Borrower and the Loan Parties is true and not misleading in any material respect (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as if made on date of accession of Additional Borrower;

(c)                the Subsidiary is incorporated, organized or formed in the United States of America, Canada or another jurisdiction approved by the Required Lenders;

(d)                the Collateral Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Collateral Agent, of the Uniform Commercial Code (if relevant), judgment and tax Lien filings, and all customary searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of such Additional Borrower, and the results of such search shall be reasonably satisfactory to the Collateral Agent;

(e)                each Lender shall have received all of the documents referred to in Section 6.1(b) with respect to that Additional Borrower and all other documentation and information necessary to confirm compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(f)                 such Additional Borrower becomes a Grantor; and

(g)                except with respect to the Canadian Borrower, each Additional Borrower appoints the Borrowers’ Agent to act on its behalf as the agent for such Additional Borrower hereunder and under the other Loan Documents and authorizes the Borrowers’ Agent to take such actions on its behalf and to exercise such powers as are delegated to the Borrowers’ Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and the Borrowers’ Agent accepts such appointment (which appointment shall not be terminated or revoked without the consent of the Collateral Agent and the Required Lenders).

11.19           Joint and Several Liability. Upon entry into this Agreement by an Additional Borrower, all Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrower Parties. Each Borrower Party jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrower Parties themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower Party shall be liable for all amounts due to an Agent and/or any Lender under this Agreement, regardless of which Borrower Party actually receives Loans or other Extensions of Credit hereunder or the amount of such Loans and Extensions of Credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other Extensions of Credit on its books and records. Each Borrower Party’s Obligations with respect to Loans and other Extensions of Credit made to it, and such Borrower Party’s Obligations arising as a result of the joint and several liability of such Borrower Party hereunder, with respect to Loans and other Extensions of Credit made to the other Borrower Parties hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower Party. The Borrower Parties acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower Party is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrower Parties and is not required or given as a condition of Extensions of Credit to such Borrower Party. Each Borrower Party’s obligations under this Agreement shall be separate and distinct obligations. Each Borrower Party’s obligations under this Agreement shall, to the fullest extent permitted by Law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower Party or of any Note or other document evidencing all or any part of the Obligations of any other Borrower Party, (ii) the absence of any attempt to collect the Obligations from any other Borrower Party, any Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower Party or any Guarantor, or any part thereof, or any other agreement now or hereafter executed by any other Borrower Party or any Guarantor and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower Party or any Guarantor, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower Party under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower Party. With respect to any Borrower Party’s Obligations arising as a result of the joint and several liability of the Borrower Parties hereunder with respect to Loans or other Extensions of Credit made to any of the other Borrower Parties hereunder, such Borrower Party waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower Party, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower Party to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower Party to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower Party or any other Person, or against any security or collateral for the Obligations. Each Borrower Party consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower Party or against or in payment of any or all of the Obligations. Each Borrower Party further acknowledges that credit extended to each Borrower Party hereunder will directly or indirectly benefit each other Borrower Party.

11.20            Contribution and Indemnification among the Borrowers. Each Borrower Party is obligated to repay the Obligations as joint and several obligor under this Agreement. To the extent that any Borrower Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower Party hereunder or other Obligations incurred directly and primarily by any other Borrower Party (an “Accommodation Payment”), then the Borrower Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrower Parties in an amount, for each of such other Borrower Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower Party’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrower Parties. As of any date of determination, the “Allocable Amount” of each Borrower Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower Party hereunder without (a) rendering such Borrower Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 11.20 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 11.20 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

11.21            Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization. Each Borrower Party agrees as follows:

(a)                Each Borrower Party hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower Party’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower Party or of any other fact that might increase such Borrower Party’s risk with respect to such other Borrower Party under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower Party hereunder or under any of the other Loan Documents to which such Borrower Party is a party) and demands to which such Borrower Party might otherwise be entitled;

(b)               Each Borrower Party hereby waives the right by statute or otherwise to require an Agent or any other Secured Party to institute suit against any other Borrower Party or to exhaust any rights and remedies which an Agent or any other Secured Party has or may have against any other Borrower Party. Each Borrower Party further waives any defense arising by reason of any disability or other defense of any other Borrower Party (other than the defense that the Obligations shall have been fully and finally performed and paid) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower Party in respect thereof;

(c)                Each Borrower Party hereby waives and agrees not to assert against an Agent or any Lender: (i) any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower Party may now or at any time hereafter have against any other Borrower Party or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower Party against an Agent or any Lender, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by an Agent or any Lender under any applicable law; and (iv) the benefit of any statute of limitations affecting any other Borrower Party’s liability hereunder;

(d)                Each Borrower Party consents and agrees that, without notice to or by such Borrower Party and without affecting or impairing the obligations of such Borrower Party hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents; (ii) release all or any one or more parties to any one or more of the Loan Documents or grant other indulgences to any other Borrower Party in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any Guaranty of the Obligations.

(e)                Each Borrower Party represents and warrants to the Agents and the Lenders that, as of the date of entry of any Additional Borrower into this Agreement, such Borrower Party is currently informed of the financial condition of all other Borrower Parties and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower Party further represents and warrants that, as of the date of entry of such Borrower Party into this Agreement, such Borrower Party has read and understands the terms and conditions of the Loan Documents. Each Borrower Party agrees that none of the Agents or any Lender has any responsibility to inform any Borrower Party of the financial condition of any other Borrower Party or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

11.22           Limitation on Obligations of Borrower Parties. In the event that in any action or proceeding involving any state or foreign corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, the obligations of any Borrower, including for the obligations of any other Borrower Party, under this Agreement shall be held or determined to be void, avoidable, invalid or unenforceable (including because of Section 548 of the Bankruptcy Code or any applicable state or federal Law relating to fraudulent conveyances or transfers), then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability of a Borrower Party shall, without any further action by any Loan Party, Agent or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”); provided that nothing contained in this Section 11.22 shall limit the liability of any Borrower Party to repay Loans made directly or indirectly to or for the benefit of that Borrower Party or any Subsidiary of that Borrower Party (including Loans advanced to any other Borrower Party and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower Party or any of its Subsidiaries), Obligations relating to Letters of Credit issued for the direct or indirect benefit of such Borrower Party or any of its Subsidiaries, and all interest, fees, expenses and other related Obligations under the Loan Documents with respect thereto, for which such Borrower Party shall be primarily liable for all purposes hereunder. This Section 11.22 with respect to the Maximum Liability of each Borrower Party is intended solely to preserve the rights of the Agents and the Lenders to the maximum extent not subject to avoidance under applicable Law, and no Loan Party nor any other person or entity shall have any right or claim under this Section 11.22 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower Party hereunder shall not be rendered void, voidable, invalid or unenforceable under applicable Law.

11.23            Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and;

(b)                the effects of any Bail-in Action on any such liability, including, if applicable;

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.24           Effect of Amendment and Restatement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 6.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made, Letters of Credit issued and Obligations incurred, in each case, under the Existing Credit Agreement that are outstanding on the Restatement Effective Date shall continue as Loans, Letters of Credit and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness of this Agreement: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Collateral Agent”, the “Agreement”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, the Collateral Agent, this Agreement, the Credit Agreement and the Loan Documents, (b) the “Commitments” (as defined in the Existing Credit Agreement) shall be redesignated as Commitments hereunder as set forth in Schedule 1.0, (c) the liens and security interests granted by any Loan Party pursuant to any Loan Document in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Facility Credit Exposure and outstanding Revolving Facility Loans hereunder reflects such Lender’s Revolving Facility Credit Exposure Percentage of the outstanding Total Revolving Facility Credit Exposures on the Restatement Effective Date, (e) the Borrowers hereby agree to compensate each Lender (including the Departing Lenders) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 4.14 hereof, and (f) each Departing Lender’s “Revolving Facility Commitment” under the Credit Agreement shall be terminated, each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Credit Agreement (other than obligations to pay fees and expenses with respect to which the Borrowers’ Agent has not received an invoice, contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Credit Agreement) and the Departing Lenders shall not be Lenders hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

CYPRESS ENVIRONMENTAL PARTNERS, L.P., as Borrowers’ Agent and as a Borrower

By:	Cypress Environmental Partners GP, LLC,
its general partner

By:
Name: Peter C. Boylan III
Title: President and Chief Executive Officer

TULSA INSPECTION RESOURCES – CANADA ULC, as the Canadian Borrower

By:	Tulsa Inspection Resources, LLC,
its sole member

By:
Name: Peter C. Boylan III
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender, Swing Line Lender, Issuing Bank, and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

BOKF, N.A. d/b/a Bank of Oklahoma,
as a Lender

By:

Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

COMERICA BANK,
as a Lender

By:

Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

SIMMONS BANK,
as a Lender

By:

Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

MABREY BANK,
as a Lender

By:

Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

ARVEST BANK,
as a Lender

By:

Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

SCHEDULE 1.0

TO AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS, COMMITMENTS AND APPLICABLE LENDING OFFICES

Lender	Total Commitments	Total Commitments Percentage
Deutsche Bank AG, New York Branch	$~~34,090,909.09~~31,818,181.82	~~45.454546~~45.454545%
Comerica Bank	$~~8,181,818.18~~7,636,363.64	10.909091%
BOKF, N.A. dba Bank of Oklahoma	$~~6,818,181.82~~6,363,636.36	9.090909%
Arvest Bank	$~~6,818,181.82~~6,363,636.36	9.090909%
First Oklahoma Bank	$~~6,818,181.82~~6,363,636.36	9.090909%
Vast Bank, N.A. (d/b/a Valley National Bank)	$~~6,818,181.82~~6,363,636.36	9.090909%
Mabrey Bank	$~~5,454,545.45~~5,090,909.09	7.272727%
Totals	$~~75,000,000.00~~70,000,000.00	100.0000%

SCHEDULE 1.0(A)

TO AMENDED AND RESTATED CREDIT AGREEMENT

DEPARTING LENDER

1.	Simmons Bank